As filed with the Securities and Exchange Commission on June 15, 1998
                   Registration Statement No. 333-51169

===========================================================================


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                         _________________________

                     PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                         _________________________

                         SOVRAN SELF STORAGE, INC.
                AND SOVRAN ACQUISITION LIMITED PARTNERSHIP
          (Exact name of Registrant as specified in its charter)

Sovran Self Storage, Inc. - Maryland                  16-1194043
Sovran Acquisition Limited Partnership-Delaware       16-1481551
(State of Incorporation or Organization)           (I.R.S. Employer
                                                   Identification Number)

                             5116 Main Street
                      Williamsville, New York  14211
                              (716) 631-1850
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         _________________________

                             KENNETH F. MYSZKA
                                 President
                             5116 Main Street
                      Williamsville, New York  14211
                              (716) 631-1850

         (Name, address, including zip code, and telephone number,
           including area code, of agent for service of process)
                         _________________________

                                 Copy to:
                         Frederick G. Attea, Esq.
                           David J. Murray, Esq.
                        Phillips, Lytle, Hitchcock,
                            Blaine & Huber LLP
                        3400 Marine Midland Center
                         Buffalo, New York  14203
                              (716) 847-8400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The Prospectus contained in this Registration Statement relates to and constitutes a Post-Effective Amendment to the Registration Statement on Form S-3 (No. 333-08883) of Sovran Self Storage, Inc., and is intended to be the combined prospectus referred to in Rule 429 of the Securities Act of 1933, as amended.














































PAGE

PROSPECTUS SUPPLEMENT                        SUBJECT TO COMPLETION
(To Prospectus dated June __, 1998)          PRELIMINARY PROSPECTUS
                                             SUPPLEMENT DATED JUNE __, 1998

$75,000,000

SOVRAN ACQUISITION LIMITED PARTNERSHIP

____% Senior Notes Due 2005
________________

     The ___% Senior Notes due June __, 2005 (the "Senior Notes") offered hereby (the "Offering") are being issued by Sovran Acquisition Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $75 million. Interest on the Senior Notes will be payable semi-annually in arrears on June 15, and December 15 of each year commencing December 15, 1998. See "Description of Senior
Notes -- Principal and Interest." The Senior Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest to the redemption date, and
(ii) the Make-Whole Amount (as defined in "Description of the Senior
Notes -- Optional Redemption"), if any. The Senior Notes are unsecured obligations of the Operating Partnership and will rank equally with all unsecured and unsubordinated indebtedness of the Operating Partnership. The Senior Notes are not subject to any mandatory sinking fund. The Senior Notes contain certain restrictions on the Operating Partnership's ability to incur additional indebtedness. See "Description of Senior Notes."

     The Senior Notes constitute a separate series of debt securities which will be represented by a single fully registered global note in book-entry form without coupons (a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Senior Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Senior Notes -- Book-Entry System." Settlement of the Senior Notes will be made in immediately available funds. The Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Senior Notes will be made by the Operating Partnership in immediately available funds. See "Description of Senior Notes -- Same-Day Settlement and Payment."

     See "Risk Factors" commencing on page __ of the accompanying
Prospectus for certain factors relevant to an investment in the Senior
Notes.

___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  =========================================================================

Price to Public      Underwriting Discounts  (2)  Proceeds to
                    and Commissions               Operating
                                                  Partnership (1)(3)
------------------------------------------------------------------------
Per Senior Note........[___]%      [___]%         [___]%
------------------------------------------------------------------------
Total...............  $[___]       $[___]         $[___]

=========================================================================
(1) Plus accrued interest, if any, from ________, 1998 to the date of delivery.
(2) The Operating Partnership and Sovran Self Storage, Inc. have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of approximately $279,000 payable by the Operating Partnership.
                           __________________

          The Senior Notes are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made on
or about              , 1998 through the book-entry facilities of DTC,
against payment therefor in immediately available funds.
                           __________________

                        PaineWebber Incorporated
                        A.G. Edwards & Sons, Inc.
                          Solomon Smith Barney
                           __________________

     The date of this Prospectus Supplement is _____________, 1998.

                       Forward-Looking Statements

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The foregoing provisions by their express terms do not apply to forward-looking statements made in connection with an initial public offering. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company (as defined herein) and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Risk Factors" commencing on page __ of the accompanying Prospectus may result in such differences. Prospective purchasers of the Senior Notes offered hereby should carefully review all of these factors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE SENIOR NOTES IN THE OPEN MARKET TO STABILIZE THE MARKET PRICE AND THE PURCHASE OF SENIOR NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Sovran Self
Storage, Inc., a Maryland corporation, and its subsidiaries on a consolidated basis (including the Operating Partnership) or, where the context so requires, Sovran Self Storage, Inc. only, and, as the context may require, their predecessors.

                               The Company

     The Senior Notes offered hereby are being issued by Sovran Acquisition Limited Partnership, which is the operating partnership of Sovran Self Storage, Inc., a self-administered and self-managed real estate investment trust ("REIT") whose common shares, par value $0.01 per share (the "Common Shares"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "SSS." Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, the Operating Partnership. As of June 15, 1998, Sovran Self Storage, Inc. was an 96.5% economic owner of the Operating Partnership. The Company operates as a REIT under the Internal Revenue Code of 1986, as amended ("the Code").

     The Company is one of the largest owners and operators of self-storage facilities in the United States. As of June 15, 1998, the Company owned and operated 186 storage facilities containing an aggregate of 10.2 million rentable square feet containing approximately 92,000 units (the "Properties"). The Properties are located in 19 states, primarily in the Eastern United States and Texas. The Properties as a whole have over 65,000 tenants and a majority of the Properties have been constructed within the past 10 years. At May 31, 1998, the weighted average occupancy level of the Properties was approximately 85%.

          The self-storage industry is characterized by numerous small, local operators, with over 80% of all operators owning five or fewer facilities. The Company believes that the shortage of skilled operators, the scarcity of financing available to small operators for acquisitions and expansions and the potential for savings through economies of scale are leading to a consolidation in the self-storage industry. With its 13-year operating history and in-house acquisition and management expertise, the Company believes it is well-positioned to continue to take advantage of potential growth opportunities resulting from the further consolidation of the self-storage industry. The Company has a $150 million unsecured credit facility to finance acquisition of additional self-storage facilities, expansion and improvement of the Properties, development of new facilities and for general working capital purposes.

     The Company also seeks to grow internally by improving cash flow from the Properties through intensive, proactive property management that focuses on quality property maintenance, customer satisfaction and retention, increases in rents and occupancy levels and control of operating expenses. The Company has designed its incentive compensation program to financially motivate its Area Managers and Property Managers to maximize revenues and net operating income.

     Most of the Properties conduct business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to the trade name Uncle BoB's Self-Storage (registereed trademark) upon expiration of prepaid advertising arrangements employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

                           Recent Developments

     Investment Grade Credit Ratings. In May 1998, Standard & Poor's Investment Services ("Standard & Poor's") assigned a corporate rating of "BBB-" to the Operating Partnership. In March 1998, Moody's Investors Service ("Moody's") assigned a prospective rating of "(P) Baa3" to the unissued shelf registration of debt securities filed by the Operating Partnership. In addition, in March 1998, Duff & Phelps Credit Ratings Company assigned a corporate rating of "BBB-" to the Operating Partnership.

     New Unsecured Credit Facility. In February 1998, the Company entered into a new $150 million unsecured revolving credit facility (the "Unsecured Credit Facility") with a syndicate of banks, for whom Fleet Bank acts as agent, replacing the previous $75 million secured credit facility. The Unsecured Credit Facility matures in February 2001 and outstanding borrowings under the Unsecured Credit Facility bear interest at an annual rate equal to LIBOR plus 1.25%. Following the closing of the Unsecured Credit Facility, 99% of the Company's assets were unencumbered.

     Property Acquisitions. From January 1, 1998 through June 15, 1998, the Company acquired 30 Properties containing 17,905 units for an aggregate purchase price of $94.5 million. In addition, the Company currently has 14 properties under contract of purchase for an aggregate purchase price of $44 million. The closing of these acquisitions are subject to several customary conditions including, among other things, satisfactory completion of the Company's due diligence. There can be no assurance that any or all of these acquisitions will be consummated on the terms currently contemplated or at all.

                              Risk Factors

     An investment in the Senior Notes involves various risks. Prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page __ of the accompanying Prospectus before making an investment in the Senior Notes. Certain statements contained in this Prospectus Supplement or incorporated herein by reference are "forward-looking statements," which investors should not rely on because they are subject to a variety of risks that may cause material differences between actual and anticipated results, performance or achievements. See "Forward-Looking Statements" on page S-__.

                              The Offering

     All capitalized terms used herein and not defined shall have the meanings provided under "Description of Senior Notes."

Securities Offered.........   $75 million aggregate principal amount of
                              the _____% Senior Notes Due 2005.

Maturity...................   June __, 2005.

Interest Payment Dates.....   Interest on the Senior Notes is payable
                              semi-annually on each June 15 and
                              December 15, commencing December 15, 1998, and at maturity.

Ranking....................   The Senior Notes will be senior unsecured
                              obligations of the Operating Partnership and will rank equally with the Operating
                              Partnership's other unsecured and
                              unsubordinated indebtedness, including
                              indebtedness under the Company's Unsecured
                              Credit Facility. The outstanding principal balance under the Unsecured Credit Facility varies from time to time and as of June 15, 1998 the total amount outstanding was approximately $132 million. The Senior
                              Notes will be effectively subordinated to secured indebtedness of the Operating
                              Partnership, which as of June 15, 1998 was $3 million in the aggregate (representing
                              0.8% of the Company's assets at June 15,
                              1998).

Optional Redemption........   The Senior Notes are redeemable at any time
                              at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Senior Notes--
                              Optional Redemption."

Use of Proceeds............   The net proceeds from the sale of the
                              Senior Notes will be used to reduce
                              borrowings under the Unsecured Credit
                              Facility, which borrowings were used
                              primarily to acquire Properties. See "Use of Proceeds" and "Underwriting."

Certain Covenants..........   The Senior Notes contain various covenants
                              including the following:

                    - Neither the Operating Partnership nor any Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                    - Neither the Operating Partnership nor any Subsidiary may incur any Debt, other than intercompany Debt, if, after giving effect thereto, the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to certain assumptions.

                    - Neither the Operating Partnership nor any Subsidiary may incur any Secured Debt, whether the collateral is owned at the date of the Indenture or thereafter acquired, if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Secured Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Secured Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

                    - The Operating Partnership will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

                         For a more complete description of the terms and definitions used in the foregoing summary, see "Description of Senior Notes--Certain
                         Covenants."

                            INDUSTRY OVERVIEW

     Self-storage facilities offer inexpensive storage space to residential and commercial users. In addition to fully enclosed, secure storage space, some operators, including the Company, also offer outside storage for vehicles and boats at certain facilities. Facilities are usually fenced-in, have locked gates and are lighted. Facilities generally have a manager on-site during business hours and, in many cases, the manager resides in an apartment at the facility. Customers have access to their storage area during business hours and some commercial customers are provided 24-hour access. Individual storage units are typically secured by a lock furnished by the customer to provide the customer with control of access to the unit.

     The Company believes that the self-storage industry is characterized by a trend toward consolidation, continuing increase in demand, relatively slow growth in supply and a targeted market of primarily residential customers.

Trend Toward Consolidation

     The self-storage industry is characterized by numerous, small local operators, with over 80% of all operators owning five or fewer facilities according to the Self Storage Association. However, the Company believes that, at a time when demand for the service appears strong, the self-storage industry is showing a trend toward consolidation resulting from the following factors:

     - Shortage of Skilled Operators - The smaller, local operators generally lack the expertise necessary to manage multiple facilities, to market their self-storage facilities effectively, to develop and introduce innovative management systems, and to selectively identify and acquire new facilities.

     - Scarcity of Financing for Small Operators - Financing for the acquisition, development and expansion of commercial real estate projects, particularly self-storage facilities, has been scarce in recent years and the Company anticipates that this trend will continue.

     - Economies of Scale - Successful centralized management systems can be easily applied to new facilities regardless of location and permit an operator to spread fixed costs over a larger base.

     The Company believes that as a result of these factors, significant growth opportunities exist for operators with proven management systems that possess sufficient capital resources.

Continuing Increase in Demand

     Demand for self-storage services has increased significantly, as indicated by an increase in industry average occupancy from 81.5% in 1990 to approximately 85.1% in 1997 and by an increase in industry-wide average rents, as reported by the Self-Storage Almanac. The Company believes that demand for self-storage services continues to increase for the following reasons:

     - Demographics - Population growth and increasing population mobility continue to increase demand for storage space.

     - Consumer Awareness - Residential and commercial customers are becoming increasingly familiar with the advantages of self-storage and its favorable comparison to traditional alternatives. Commercial users in particular are taking advantage of self-storage as a low-cost alternative to warehouses and other commercial storage options.

     - Demand Inelasticity - Self-storage consumers are generally less sensitive to price increases than consumers of other services because of the lack of reasonable alternatives and the inconvenience of moving stored goods to a new location. This phenomenon has allowed aggressive operators to increase rents on a regular basis without experiencing a material decrease in occupancy levels.

     - Recession Resistance - Self-storage is relatively inexpensive and is not generally considered a luxury. As a result, residential and commercial users are less likely to reduce consumption during recessionary periods and, in some cases, will increase usage to facilitate downsizing of residences or as a cost-effective alternative to commercial office or warehouse space.

Market Segmentation

     The self-storage market is generally segmented into two parts: residential users and commercial users. According to data published by MiniCo., Inc. in 1997, residential users constitute approximately 80% of the United States market while commercial users account for approximately 20%, based on square feet. Residential users may include single family homeowners with insufficient storage; apartment, condominium, townhouse and mobile home dwellers; military base occupants; recreational vehicle owners; and households in transition. Commercial users may include salespersons and distributors; retail businesses; professionals; and small contractors.


                               THE COMPANY

     The Company is a self-administered and self-managed REIT which has acquired, developed, owned and managed self-storage facilities since 1985. As of June 15, 1998, the Company owned and operated 186 Properties containing an aggregate of 10.2 million rentable square feet. The Properties are located in 19 states, predominantly in the Eastern United States and Texas. At May 31, 1998, the occupancy level of the Properties was approximately 85%.

     Most of the Properties conduct business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to this trade name upon expiration of prepaid advertising arrangements employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

Growth Strategy

     The Company seeks to increase cash flow and enhance shareholder value by aggressively managing its Properties, selectively acquiring new self-storage facilities and strategically expanding and improving its Properties.

     The following table sets forth certain historical data for the Company's Properties since 1993:

                                      Property Data
                                                       March 31
                              1993   1994    1995    1996   1997   1998

Actual rent per occupied
  square foot                 $6.03   $6.44  $6.81   $7.14  $7.67  $7.52
Increase in actual rent per
  occupied square foot over
  prior period                 1.2%    6.8%   5.7%    4.8%   7.4%  (2.0%)
Occupancy level (for the
  period ended)               86.7%   88.7%  86.4%   87.0%  85.1%  84.1%
Increase (decrease) in
   occupancy over prior
   period                      7.8%    2.3%  (2.6%)   0.7%  (2.2%) (1.2%)
Net operating margin          67.7%   71.1%  72.6%   72.8%  72.3%  72.1%
Increase (decrease) in net
  operating margin over prior
  period                       4.3%    5.0%   2.1%    0.3%  (0.7%) (0.3%)

Property Management

     The Company has developed substantial expertise in managing self-storage facilities. The Company is the only self-storage operator to be designated as an Accredited Management Organization by the Institute of Real Estate Management. Key elements of the Company's management system include:

     - Recruiting, training and retaining capable, aggressive on-site Property Managers.

     - Motivating Property Managers and Area Managers by providing an opportunity to earn additional incentive-based compensation based on Property performance.

     - Linking all Properties to its central customized management information system which enhances control and property specific management.

     - Developing and maintaining for each Property an integrated marketing plan which emphasizes commercial tenants.

     - Performing regular preventive maintenance to avoid significant repair obligations.

     The Company's philosophy is to thoroughly train each Property Manager and Area Manager to operate effectively within the Company's management systems, and to recognize and reward performance which increases revenues and decreases expenses.

     Each Property is managed by a full-time Property Manager and one or more part-time Assistant Managers. A Property Manager typically resides on-site in an apartment furnished by the Company, except where prohibited by local ordinance. A Property Manager is responsible for nearly all day-to-day operational decisions with respect to his or her Property, including rent charges and maintenance, subject to certain monetary limits. Property Managers generally have authority to either increase rental rates in response to demand or promote specials to raise occupancies, both of which have a direct impact on their incentive compensation. See "Incentive Compensation." An Assistant Manager is employed on a part-time basis to give a Property Manager sufficient time to perform marketing functions. Each Property Manager reports to an Area Manager. The Area Managers report to one of four Regional Vice-Presidents, who are each responsible for up to 50 properties. The four Regional Vice Presidents report to the Company's President and Chief Operating Officer.

Recruiting and Training of Property Managers

     The Company actively recruits capable, aggressive Property Managers. Once hired, new Property Managers attend an orientation program which includes a thorough review of the Company's property management systems. The orientation program emphasizes telephone skills, closing techniques, identification of selected marketing opportunities (e.g., local industrial parks, office suites and apartment complexes) and familiarization with the Company's customized management information system.

     The Company places great importance on developing a Property Manager's telephone skills because most inquiries by potential customers are received by telephone. The telephone skills of each Property Manager are surveyed at least quarterly by having Company representatives pose as potential customers. The results of the survey are immediately presented to the Property Manager, together with suggestions for improvement. Property Managers who score particularly well on telephone surveys receive a cash award.

Incentive Compensation

     In addition to base salary, the Company's Property Managers, Area Managers and Regional Vice Presidents may earn incentive compensation based on increases in the gross income and net operating income of their Properties. The Company annually establishes a target gross income and net operating income for each Property. A Property Manager earns a percentage of all gross income in excess of the target level. Similarly, Area Managers and Regional Vice Presidents earn a percentage of net operating income in excess of the combined target levels for all Properties reporting to them. The incentive awards are not subject to any caps or increment requirements. Under the Company's program, it is not unusual for such employees to earn incentive compensation equal to 25% of base salary.

     The Company believes that the structure of its incentive compensation program causes its managers to exercise their operational autonomy in a manner to maximize net operating margin through increased rental income and increased occupancy levels and, in the case of Area Managers and Regional Vice Presidents, decreased expenses.

Customized Management Information System

     The Company utilizes a customized management information system linking each of the Properties with the Company's headquarters. The system is designed with significant security, control and efficiency features to perform daily billing, collection and reservation functions for each Property and tracks information regarding occupancy levels, tenant demographics and histories, and expenses. Newly acquired self-storage facilities are usually linked to the customized system within 45-60 days of the date of acquisition. The system generates daily, weekly and monthly financial reports for each Property that are transmitted to the Company's headquarters each night via modem. The system automatically imposes and reports late fees and also requires a Property Manager to input a descriptive explanation for all debt and credit transactions, paid-to-date charges, and all other discretionary activities, which allows the accounting staff at the Company's headquarters to review all such transactions within 24 hours. More sensitive activities such as rental rate decreases, unit size changes and adding or deleting units into a Property's system are only accessible by Area Managers and Regional Vice Presidents and are password protected.

     The tenant data tracked by the customized management information system has proven to be a valuable marketing resource. For example, the system automatically tracks historical tenant address and demographic information and generates solicitations to be sent to seasonal tenants.

     The Company's management is committed to continued investment in information technology so that information systems will continue to be adequate to support the growth of the Company.

Property Marketing

     As of May 31, 1998, 153 of the Properties conducted business under the trade name Uncle BoB's Self-Storage (registered trademark). The Company intends to convert the remaining Properties and all newly acquired self-storage facilities to the trade name Uncle BoB's Self-Storage (registered trademark) upon expiration of prepaid advertising employing names acquired with the Properties. The Company believes the name Uncle BoB's Self-Storage (registered trademark) is particularly user-friendly and conveys the feeling of personalized service.

     The Company annually develops a written marketing plan for each of its Properties. The focus of each marketing plan is, in part, determined by occupancy rates. If all storage units of a same size at a Property are at or near 90% occupancy, the plan will generally include increases in rental rates for units of that size. If a Property has excess capacity, the marketing plan will target selected markets such as local industrial parks, medical centers, retail shopping malls, office suites, military bases, colleges, and apartment and condominium complexes.

     The Company's customized management information system allows it to maintain historical data regarding its customers, such as type of customer and length of stay, which is used in developing marketing plans. The Company also conducts quarterly surveys of its competitors' practices, which include "shopping" at competing facilities.

     The Company believes that it is desirable to have a greater proportion of commercial customers because commercial customers tend to rent larger units for longer terms and are more reliable payors.
Accordingly, the Company has marketing programs which target commercial users. The Company estimates that commercial users account for approximately 30% to 35% of its total occupancy, which is substantially higher than the industry average of approximately 20%.

Property Maintenance

     The Company's self-storage facilities are significantly less expensive to maintain than most other types of real estate due to the simple construction techniques and durable construction materials. The Properties are typically constructed with metal roofs, concrete or masonry exterior walls, metal interior walls and concrete floors. Substantially all of the Company's storage units are ground level thereby providing customers with the convenience of direct vehicle access to their storage units. Typical maintenance includes door repair, masonry repair, fence repair, painting, landscaping and driveway repair. Climate controlled units also require maintenance of air conditioning equipment. Maintenance within a storage unit is generally limited to sweeping between rentals. Maintenance is the primary responsibility of the Property Manager who may engage third party contractors to perform some types of maintenance.

Capital Structure

     Management intends to finance the Company's future growth through the maintenance of a flexible capital structure designed to allow the Company to take advantage of acquisition opportunities while providing access to the public debt and equity capital markets on favorable terms. The Company intends to maintain a strong financial position by:
(i) maintaining a low level of leverage (i.e. a ratio of debt and Preferred Stock to Real Estate Value of 50% or less, with "Real Estate Value" defined as annualized net operating income of the most recent fiscal quarter divided by 10.50%), (ii) maintaining almost 100% of unencumbered properties, (iii) managing its exposure to variable interest rates, and (iv) extending and staggering its debt maturities. Management currently expects that all future indebtedness will be incurred by the Operating Partnership.

     Management believes the following indicators reflect the strong financial position of the Company:

     - As of March 31, 1998, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries had $421 million of total unencumbered assets supporting unsecured debt of the Company and its subsidiaries of $129 million.

     - As of March 31, 1998, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company and its subsidiaries had a ratio of debt to total assets of 31%, a ratio of secured debt to total assets of 0.8%, and a ratio of total unencumbered assets to unsecured debt of 326%.

     - For the three months ended March 31, 1998, the Company's DSCR was 7.8. "DSCR" is defined as EBITDA, divided by the sum of interest expense and scheduled principal payments. "EBITDA" is defined as income before extraordinary items, provisions for gains and losses of properties and minority interest and federal income taxes, plus depreciation and amortization and interest expense. EBITDA should not be considered as an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, or to cash flows from operating activities as a measure of liquidity.


                               PROPERTIES

     As of June 15, 1998, the Company owned 186 Properties containing an aggregate of approximately 10.2 million rentable square feet, located in 19 states.

             Distribution of Properties as of June 15, 1998
               # Properties    %    Sq. Feet     %   # of Units     %

Alabama              7        3.83   382,706   3.73    2,834       3.09
Connecticut          3        1.64   123,925   1.21      992       1.08
Florida             40       21.00 2,339,624  22.83   21,478      23.40
Georgia             20       10.93 1,047,267  10.22    8,879       9.67
Louisiana            2        1.09   116,835   1.14      862       0.94
Massachusetts        6        3.28   250,369   2.44    2,355       2.57
Maryland             4        2.19   173,669   1.69    1,977       2.15
Michigan             6        3.28   428,295   4.18    4,270       4.65
Mississippi          3        1.64   142,727   1.39    1,078       1.17
North Carolina      12        6.56   590,790   5.77    5,882       6.41
New Hampshire        1        0.55    62,075   0.61      546       0.59
New York             9        4.92   484,371   4.73    4,168       4.54
Ohio                17        9.29   950,025   9.27    7,969       8.68
Pennsylvania         7        3.83   371,736   3.64    3,262       3.55
Rhode Island         2        1.09   109,015   1.06    1,067       1.16
South Carolina       7        3.83   345,833   3.37    2,780       3.03
Tennessee            4        2.19   208,495   2.03    1,712       1.87
Texas               18        9.02 1,096,856  10.71   10,067      10.97
Virginia            18        9.84 1,022,369   9.98    9,611      10.48


     Totals        186     100.00% 10,246,982 100.00%  91,789    100.00%
                   ===     ======= ========== =======  ======    =======

                         SELECTED FINANCIAL DATA

     The following table sets forth selected financial and other data on a historical basis for the Operating Partnership and on a combined historical basis for the Partnership's Predecessor. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference herein. The selected financial data for the three months ended March 31, 1998 has been derived from the unaudited financial statements of the Operating Partnership. The selected financial data of the Operating Partnership for the years ended December 31, 1997, and 1996 and for the period from June 26, 1995 to December 31, 1995 have been derived from the financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is incorporated by reference herein. The combined selected financial data for the period ended June 25, 1995 and the years ended December 31, 1994 and 1993 has been derived from audited combined financial statements of the Company Predecessors not included in such report.

                                         SELECTED FINANCIAL DATA

                                                  Operating Partnership                                   Predecessor
                         ----------------------------------------------------------------------   -----------------------------
                            At or for      At or for       At or for     At or for   For Period   For Period   At or for
                            three months   three months      Year          Year        from        from       Year Ended
                               Ended         Ended           Ended         Ended     6/26/95 to   1/1/95 to    December 31,
(Dollars in thousands,        3/31/98       3/31/97        12/31/97      12/31/96     12/31/95    6/25/95      1994     1993
except Unit data)
                          ----------------------------------------------------------------------  -----------------------------
Operating Data:
Operating revenues          $ 14,375        $ 10,732         $ 49,354    $ 33,597    $ 12,942    $ 9,532   $18,530  $13,660
Income (loss) before
  extraordinary item           6,203           4,935           23,763      15,682       6,744        311     1,836     (825)
Earnings (losses)              5,853           4,935           23,763      15,682       6,744        311     1,836     (825)
Net income per Unit-
  basic                          .46             .46             1.97        1.88        0.91          -         -        -
Net income per Unit-
  diluted                        .46             .46             1.96        1.87        0.91          -         -        -
Distributions declared
  per Unit                       .54             .52             2.12        2.05        1.04          -         -        -
Weighted average units:
  Basic                   12,773,076      10,839,168       12,090,141   8,344,065   7,429,872          -         -        -
  Diluted                 12,785,861      10,870,390       12,152,166   8,379,350   7,439,415          -         -        -

Balance Sheet Data:
Storage facilities
  before accumulated
  depreciation              $390,349        $280,112         $333,036    $220,711    $159,461   $114,008   $91,889  $83,727
Total Assets                 384,467         279,170          327,073     235,415     160,437     84,527    82,733   78,918
Total Debt                    91,059          35,559           39,559           -       5,000     69,102    66,340   61,550
Total Liabilities            105,419          45,243           50,319       8,131      10,697     71,311    69,014   64,096
Limited partners' capital
 interest                     13,170          11,564           14,454       4,435           -          -         -        -
Partners' capital            265,878         222,363          262,300     222,849     149,740     13,216    13,719   14,822

Other Data:
Net cash provided by
  operating activities      $ 10,476       $   7,865          $31,159     $20,152      $7,188     $2,003    $5,428   $1,470
Net cash used in
  investing activities       (54,717)        (48,547)         (98,765)    (59,146)   (157,965)    (3,340)   (6,609) (15,217)
Net cash provided by
  financing activities        44,661          26,391           53,486      54,949     151,509        507     1,030   14,283
Funds from operations(b)       8,242           6,364           30,294      19,816       9,904          -         -        -
Number of facilities             173             138              155         111          82         74        60       54
Weighted average occupancy     84.1%           85.2%            85.1%       86.0%       86.1%      86.6%     88.7%    86.7%


(a)  The Operating Partnership began operations on June 26, 1995, and had no historical results of operations before that date. Results of operations prior to June 26, 1995 relate to Sovran Capital,
Inc. and the Sovran Partnerships (Company Predecessors).

(b)  Funds from operations ("FFO") means income (loss)(computed in accordance with generally accepted accounting principles) plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs.  FFO is a supplemental performance measure for REITs as defined by the National Association of Real Estate Investment Trusts, Inc. FFO is presented because analysts consider FFO to be one measure of the performance of the Operating Partnership.  FFO does not take into consideration scheduled principal payments on debt, capital improvements and other obligations.
Accordingly, FFO is not a substitute for the Operating Partnership's cash flow or net income as a measure of the Operating Partnership liquidity or operating performance or ability to pay distributions.


                SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth selected unaudited pro forma operating and other data for the Operating Partnership as if
(i) the acquisition of 44 Properties in 1997 and 30 Properties in 1998 had occurred as of the beginning of 1997, and (ii) the proceeds of the Company's April 1997 common stock offering were received at the beginning of 1997. The pro forma balance sheet data was prepared as if the 12 Properties acquired since
March 31, 1998 had all been acquired at March 31, 1998. The following information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference herein. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Operating Partnership would have been as of the dates or for the periods indicated, nor does it purport to represent the Operating Partnership's future financial position and results of operations.

                                   Pro Forma           Pro Forma
                                   At or for           At or for
                                   Three Months        Year Ended
(Dollars in thousands,             ended 3/31/98       12/31/97
except Unit data)                  (unaudited)        (unaudited)
                                  -------------       ----------
Operating Data:
Operating revenues                    $ 16,775         $ 66,228
 Income (loss) before
  extraordinary item                     6,443           26,169
 Earnings (losses)                       6,093           26,169
 Net income per Unit-
  basic                                    .48             2.05
 Net income per Unit-
  diluted                                  .47             2.04
 Distributions declared
  per Unit                                 .54             2.12
 Weighted average units:
  Basic                             12,784,572       12,784,572
  Diluted                           12,837,357       12,846,597

Balance Sheet Data:
Storage facilities
  before accumulated
  depreciation                     $  432,395          $  ---
Total Assets                          426,537             ---
Total Debt                            132,347             ---
Total Liabilities                     147,216             ---
Limited partners' capital
 interest                              13,443             ---
Partners' capital                     265,878             ---

Other Data:
Net cash provided by
  operating activities             $   11,073          $36,231
Net cash used in
  investing activities                (96,005)        (188,969)
Net cash provided by
  financing activities                 85,352          138,618
Funds from operations(b)                8,839           35,366
Number of facilities                      186              186
Weighted average occupancy               84.1%            85.1%



               RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company and the Operating
Partnership's and their predecessor's consolidated ratios of earnings to fixed charges for the period shown:

     Company and Operating Partnership                Predecessors
------------------------------------------            ------------
Three months
   ended                               January 1, 1995   Year Ended
  March 31,    Year ended December 31,  to               December 31,
    1998       1997    1996   1995     June 25, 1995   1994      1993
-------------  ----    ----   ----     -------------   ----      ----
5.27           9.43    7.56   21.88     1.09           1.31      0.84

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.


                         USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Senior Notes are estimated to be approximately
$___ million after deducting fees and expenses of the offering payable by the Operating Partnership. The Operating Partnership intends to use such proceeds to reduce borrowings under the Company's Unsecured Credit Facility. The Company borrows under the Unsecured Credit Facility to fund its acquisitions of additional self-storage facilities. Borrowings under the Unsecured Credit Facility bear interest at a rate of LIBOR + 1.25% per year (6.9% as of May 31, 1998). The Unsecured Credit Facility matures in February, 2001.

                         CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership on a historical basis as of March 31, 1998 and as adjusted to give effect to the sale of the Operating Partnership of the Senior Notes at their face value and the application of the assumed net proceeds therefrom as if such event had occurred on March 31, 1998. See "Use of Proceeds." The information set forth in the table below should be read in conjunction with the Consolidated Financial Statements and the notes thereto incorporated by reference in the accompanying Prospectus.

                                   March 31, 1998

                              HISTORICAL     AS ADJUSTED
                                  (DOLLARS IN THOUSANDS)

DEBT:
   Senior Notes Payable       $   ---        $ 75,000
   Unsecured Credit
     Facilities                 88,000         13,748
   Mortgage Payable              3,059          3,059
                              --------       --------
     Total Debt               $ 91,059       $ 91,807

   Limited Partners' Capital
     Interest (443,609 Units),
     at redemption value      $ 13,170       $ 13,170

PARTNERS' CAPITAL:
   General Partner (219,567
     Units issued and
     outstanding)                5,244          5,244
   Limited Partner (12,111,396
     Units issued and
     outstanding)              260,634        260,634
                               -------        -------
     Total Partners' Capital   265,878        265,878
                               -------        -------
     Total Capitalization     $370,107       $370,855
                               =======        =======

   MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                    AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the financial statements and notes incorporated by reference in this Prospectus.

     The following discussion is based on the financial statements of the Operating Partnership as of March 31, 1998, December 31, 1997, December 31, 1996, December 31, 1995, and for the period from June 26, 1995 (commencement of operations) to December 31, 1995; and the combined statements of the Company Predecessors for the period from January 1, 1995 to June 25, 1995. The combined financial statements of the Company Predecessors are presented for comparative purposes.

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The foregoing provisions by their express terms do not apply to forward-looking statements made in connection with an initial public offering. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company (as defined herein) and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness.

Results of Operations

For the period January 1, 1998 through March 31, 1998

     The Operating Partnership reported revenues of $14.4 million during the period and incurred $4 million in operating expenses. General and administrative expenses of $0.9 million, interest expense of $1.2 million and depreciation and amortization expenses of $2.1 million resulted in income of $6.2 million before extraordinary item. An extraordinary loss of $0.35 million resulted from the write-off of the unamortized financing costs of the revolving credit facility that was replaced in February 1998. Net income amounted to $5.9 million.

Three months ended March 31, 1998, compared to Three months ended
March 31, 1997

     The following discussion compares the activities of the Operating Partnership for the three months ended March 31, 1998 with the activities of the Operating Partnership for the three months ended March 31, 1997.

     Total revenues increased from $10.7 million for the three months ended March 31, 1997 to $14.4 for the three months ended March 31, 1998, an increase of $3.7 million or 34%. Of this, $3.4 million resulted from the acquisition of 62 properties during the period January 1, 1997 through March 31, 1998 and $0.3 million was realized as a result of increased rental rates at the 111 properties owned by the Operating Partnership at December 31, 1996. Interest income decreased slightly. Overall, same-store revenues grew 3.7% for the three month period ended March 31, 1998 as compared to the same period in 1997.

     Property operating and real estate tax expense increased $1 million or 33% during the period. $0.9 million was a result of absorbing additional expenses from operating the newly acquired
Properties, and $0.1 million related to the operations of Properties operated more than one year.

     General and administrative expenses, which includes losses of $0.1 million realized as the result of replacement of equipment, increased $0.1 million principally as a result of the need for additional personnel and increased administrative costs associated with managing the 62 additional properties.

     Interest expense increased $0.7 million due to the $52 million drawn on the Operating Partnership's line of credit during the first three months of 1998.

     Earnings before minority interest, extraordinary item, interest expense, and depreciation and amortization increased from $7.0 million to $9.5 million, an increase of $2.5 million or 36%.

Year Ended December 31, 1997 compared to Year Ended December 31,
1996

     Rental revenues improved from $32.9 million for the year ended December 31, 1996 to $48.6 million for the year ended December 31, 1997, an increase of $15.7 million, or 48%. Of this, $10.4 million resulted from the acquisition of 44 properties during 1997, $4.3 million resulted from having the 1996 acquisitions included for a full year of operations, and $1 million resulted from increased revenues at the eighty-two core properties considered in same store sales. For this core group, revenues increased 3.5%, primarily as the result of rental rate increases, as average occupancy was unchanged from 1996's level of 87.8%. Interest and other income increased just slightly to $0.8 million in 1997.

     Property operating and real estate tax expense increased $4.5 million or 49% during the period. Of this, $3.1 million was incurred by the facilities acquired in 1997, $1.3 million resulted from the having the 1996 acquisitions included for a full year of operations, and $0.1 million additional cost was incurred in the operation of the eighty-two core properties.

     General and administrative expenses increased $0.5 million, primarily as a result of increased supervisory and accounting costs associated with the operation of an increased number of properties.

     Interest expense of $2.2 million in 1997 resulted primarily from borrowings on the Operating Partnership's line of credit facility (a mortgage loan assumed in an acquisition transaction required interest payments of $0.2 million). The Operating Partnership had borrowings outstanding of $42 million before paying off the balance with the proceeds of a Company common stock offering in April 1997. The credit facility was then utilized throughout the balance of the year to fund further acquisitions, so that by the end of the year, the amount outstanding on the line was $36 million.

     Depreciation and amortization expense increased to $7 million from $4.6 million, primarily as a result of the additional depreciation taken on the $112 million of real estate assets acquired in 1997 and a full year of depreciation on 1996 acquisitions.

     Earnings before minority interest, interest expense, and depreciation and amortization increased $10.7 million or 48%, in 1997 as a result of the aforementioned items.

Year Ended December 31, 1996 compared to Year Ended December 31,
1995

     Rental revenues improved from $21.8 million for the year ended December 31, 1995 to $32.9 million for the year ended December 31, 1996, an increase of $11.1 million, or 51%. Of this, $5.1 million resulted from the acquisition of twenty-nine properties during 1996, $ 4.9 million resulted from having 1995 acquisitions included for a full year of operations, and $1.1 million resulted from increased occupancy levels and rental rates. Interest and other income remained unchanged at approximately $0.7 million.

     Property operating and real estate tax expense increased $3 million or 48% during the period. Of this, $1.5 million was incurred by the facilities acquired in 1996, $1.4 million resulted from having the 1995 acquisitions included for a full year of operations, and $0.1 million of additional cost was incurred in the operation of the sixty facilities owned by the Operating Partnership since January 1, 1995.

     General and administrative expenses decreased $0.3 million, primarily as a result of non-recurring legal, accounting and other professional fees associated with the winding up of partnership activities and the merger and formation transactions.

     Interest expenses of $1.9 million in 1996 resulted exclusively from borrowings on the Operating Partnership's line of credit facility. The Operating Partnership had borrowings outstanding of $59.3 million before paying off the balance with the proceeds of a Company common stock offering in October 1996. Interest expense in 1995 was $3.4 million, or $1.5 million higher than in 1996. This was primarily due to the fact that until the Initial Offering in June 1995, the Predecessors had incurred substantial mortgage debt as a means to finance its acquisitions, and paid approximately $3.3 million to carry that debt through June 1995. Upon completion of the Initial Offering, this mortgage debt was paid in full, and there was only a line of credit borrowing of $5 million outstanding at the end of 1995.

     Depreciation and amortization expense increased to $4.6 million from $3.3 million, primarily as a result of the additional depreciation taken on the $60 million or real estate assets acquired in 1996.

     Earnings before interest, and depreciation and amortization increased $8.4 million or 61% in 1996 as a result of the aforementioned items.

Liquidity and Capital Resources
Capital Resources and Establishment of Line of Credit

     The Company and the Operating Partnership have relied principally on equity capital since inception and have raised net proceeds of $269 million from an initial public offering in 1995 and additional offerings of common stock in 1996 and 1997. The Operating Partnership used the proceeds of the offerings to repay indebtedness, to purchase additional properties, and to acquire limited partners' interest in the Company's predecessor partnerships.

     The equity offerings have been supplemented with borrowings on the $75 million line of credit which was replaced on February 20, 1998, by a three-year, $150 million Unsecured Credit Facility. The commitment fee on the new line was $750,000, and interest is payable monthly at 125 basis points above LIBOR.

     In addition to the equity and debt capital, the Operating
Partnership issued $3.6 million and $9.2 million of Units in 1996 and 1997, respectively, in exchange for self storage facilities.


                   DESCRIPTION OF SENIOR NOTES

     The following description of the particular terms of the Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Securities" set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

General

     The Senior Notes constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture, dated as of June __, 1998, as supplemented by Supplemental Indenture No. 1, dated as of June __, 1998 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture") between the Operating Partnership and Marine Midland Bank (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating

Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Senior Notes are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Senior Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Senior Notes will be limited to an aggregate principal amount of $75 million and will be direct, senior unsecured recourse obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding, including indebtedness outstanding from time to time under the Operating Partnership's Unsecured Credit Facility. The Senior Notes will be effectively subordinated to the claims of mortgage lenders and others holding secured indebtedness of the Operating Partnership now existing or that may be formed by the Operating Partnership in the future as to the specific properties securing such indebtedness. As of March 31, 1998, the total amount of secured indebtedness of the Operating Partnership was $3.1 million. In addition, the Senior Notes will be effectively subordinated to unsecured indebtedness and other liabilities of any Subsidiaries now existing or that may be formed by the Operating Partnership in the future. All such secured indebtedness or unsecured indebtedness will have to be satisfied in full before holders of the Senior Notes will be able to realize any value from encumbered or indirectly-held properties. The Senior Notes will be recourse to all of the assets of the Operating Partnership, but will be non-recourse to any general partner or limited partner of the Operating Partnership, including Sovran Self Storage Inc., for the repayment of the Senior Notes.

     As of June 15, 1998, on a pro forma basis after giving effect to the issuance and sale of the Senior Notes offered hereby and the application of the proceeds therefrom, the total outstanding indebtedness of the Operating Partnership would have been approximately $132.3 million, of which approximately
$3.1 million in the aggregate would have been secured indebtedness $129.2 million would have been unsecured indebtedness. The outstanding principal balance under the Unsecured Credit Facility varies from time to time and as of June 15, 1998 was in the aggregate approximately $132 million.

     The Senior Notes will mature on June __, 2005 (the "Maturity Date"). The Senior Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any equity interest in the Operating Partnership or Sovran Self Storage Inc. The Senior Notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof.

     Except as described below under "--Certain Covenants-- Limitations on Incurrence of Debt" and under "--Merger, Consolidation or Sale of Assets," the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Senior Notes protection in the event of: (i) a highly leveraged or similar transaction involving the Operating Partnership or Sovran Self Storage Inc. or any affiliate of either such party; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Senior Notes. However, certain restrictions on the ownership and transfer of the Common Shares designed to preserve Sovran Self Storage Inc.'s status as a REIT may act to prevent or hinder a change of control. The Operating Partnership and its management have no present intention of engaging in a transaction which would result in the Operating Partnership's being highly leveraged or that would result in a change of control.

Principal and Interest

     The Senior Notes will bear interest at [___]% per annum from [________], 1998 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on December 15 and June 15 of each year, commencing December 15, 1998 (each, an "Interest Payment Date"), to the persons (the "Holders") in whose name the applicable Senior Notes are registered in the Security Register at the close of business 15 calendar days prior to such Interest Payment Date, i.e., May 31 and November 30, respectively (regardless of whether such day is a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Note ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more particularly described in the Indenture.

     If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the required payment shall be on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are required or authorized by law, regulation or executive order to close.

     The principal of (and premium or Make-Whole Amount, if any) and interest on the Senior Notes will be payable at the corporate trust office of the agent of the Trustee in New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

Certain Covenants

     Limitations on incurrence of debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company, any of its Subsidiaries or the Operating Partnership, but only so long as such Debt is held solely by any of the foregoing), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt and
(iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the sum of (without duplication) (i) the Operating Partnership's Adjusted Total Assets as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, filed with the Trustee) prior to the incurrence of such additional Secured Debt, (ii) the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Secured Debt and (iii) the amount of any securities offering proceeds received by the Operating Partnership or any Subsidiary since the end of such calendar quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt).

     The Operating Partnership will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

     As used herein, and in the Indenture:

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Total Assets" as of any date means the sum of
(i) the amount determined by multiplying the price at which the Company's Common Shsares were offered in the Initial Offering by the sum of (A) the Common Shares issued in the Initial Offering and (B) the Units of the Operating Partnership not held by the Company that were issued in connection with the Initial Offering,
(ii) the principal amountof outstanding Debt of the Operating Partnership immediately following the Initial Offering and
(iii) the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any Units issued in connection therewith) or developed after the Initial Offering and the amount of any securities offering proceeds and other proceeds of Debt received after the Initial Offering (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted for the proceeds of any real estate assets disposed of by the Operating Partnership. This definition of "Adjusted Total Assets" values the assets owned by the Operating Partnership at the time of the Initial Offering at the market capitalization of the Operating Partnership at that time, which the Operating Partnership believes to be a more appropriate measure of the value of those assets than undepreciated book value, which reflect their pre-Initial Offering cost before accumulated depreciation.

     "Annual Debt Service Charge" as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (i) interest on Debt of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties, (v) depreciation and amortization,
(vi) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (vii) amortization of deferred charges.

     "Consolidated Net Income" for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,

(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary,
(iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP; in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership or any Subsidiary).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unencumbered Total Asset Value" as of any date means the sum of (i) the portion of Adjusted Total Assets allocable to the Operating Partnership's real estate assets and (ii) the value of all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest.

     Compliance with the covenants described herein and with respect to the Senior Notes generally may not be waived by the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Senior Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Discharge, Defeasance and Covenant Defeasance," below, will apply to the Senior Notes, including with respect to the covenants described in this Prospectus Supplement.

Optional Redemption

     The Senior Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Senior Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Senior Notes (the "Redemption Price").

     If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Senior Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Senior Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Senior Notes from and after the redemption date will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Senior Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Senior Notes held by such Holder to be redeemed.

     If less than all the Senior Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving the notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Senior Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Senior Notes to be redeemed in whole or in part. Senior Notes may be redeemed in part in the minimum authorized denomination for Senior Notes or in any integral multiple thereof.

     Neither the Operating Partnership nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Senior Notes during a period beginning at the opening of business 15 days before any selection of Senior Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part; or (iii) issue, register the transfer of or exchange any Note that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Note not to be so repaid.

     As used herein and in the Indenture:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Senior Notes being redeemed or paid.

     "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for the "U.S. Government Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

Merger, Consolidation or Sale of Assets

     The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are "Events of Default" with respect to the Senior Notes: (a) default in the payment of any interest on any Senior Notes when such interest becomes due and payable that continues for a period of 30 days;
(b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Senior Notes when due and payable that continues for a period of 5 days; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Senior Notes and continuance of such default or breach for a period of 60 days after there has been given to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the Senior Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Operating Partnership by the Trustee, or to the Operating Partnership and the Trustee by the Holders of at least 25% in principal amount of the outstanding Senior Notes, a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture, provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or

(e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or for all or substantially all of either of its property.

     See "Description of Debt Securities--Events of Default,
Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

Discharge, Defeasance and Covenant Defeasance

     The provisions of Article __ of the Indenture relating to defeasance and covenant defeasance which are described in the accompanying Prospectus will apply to the Senior Notes, including without limitation the covenants described under "Description of Senior Notes--Certain Covenants."

Book-Entry System

     The Senior Notes will be issued in the form of one or more fully registered global notes ("Global Senior Notes") which will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Senior Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Senior Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Senior Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to the Senior Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer any beneficial interest in a Global Note.

     So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Senior Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and any interest on, individual Senior Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Senior Notes. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Senior Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Note representing any Senior Notes, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records to DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Senior Notes in exchange for the Global Note or Senior Notes representing the Senior Notes. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any Senior Notes represented by one or more Global Senior Notes and, in such event, will issue individual Senior Notes in exchange for the Global Note or Senior Notes representing the Senior Notes.

     DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Same-Day Settlement and Payment

     Settlement for the Senior Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of the Senior Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

Governing Law

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

No Personal Liability or Recourse

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Senior Notes, or because of any indebtedness evidenced thereby, shall be had
(i) against the Company or any other past, present or future partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of the Operating Partnership, or (iii) against any past, present or future shareholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Company or the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of Senior Notes waives and releases all such liability by accepting such Senior Notes. The waiver and release are part of the consideration for the issue of the Senior Notes.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes, subject to the limitations set forth below, the material U.S. Federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Senior Notes. Except as otherwise described herein, this discussion applies both to a person who is (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if (a) a U.S. court may exercise primary supervision over its administration and (b) one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business (a "U.S. Holder") and a person who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion deals only with the Senior Notes held as capital assets (within the meaning of Section 1221 of the Code) by holders and does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Senior Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, a constructive sale transaction, conversion transaction, or persons whose functional currency is not the U.S. Dollar. Moreover, the effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws, is not discussed.

     Phillips, Lytle, Hitchcock, Blaine & Huber LLP counsel to the Operating Partnership, has reviewed the following discussion and is of the opinion that, to the extent that it constitutes matters of law or legal conclusions or purports to describe certain provisions of the U.S. Federal tax laws, the following discussion is a correct summary in all material respects of the matters discussed therein.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY.
EACH INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO
DETERMINE THE IMPACT OF SUCH INVESTOR'S PERSONAL TAX SITUATION ON

THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES
UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE
ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES.

U.S. Holders: Interest, Original Issue Discount

     A U.S. Holder of a Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned with respect to a Note in accordance with the U.S. Holder's regular method of tax accounting. Although the Senior Notes may be issued at a price that is less than their stated principal amount, the discount is not expected to exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Therefore, for U.S. Federal income tax purposes, the amount of original issue discount on the Senior Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.

U.S. Holders: Market Discount, Acquisition Premium

     If a U.S. Holder acquires a Note for an amount that is less than the sum of all payments (other than payments with respect to stated interest) due with respect to such Note at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant yield to maturity basis), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchases a Note for an amount in excess of the sum of all payments (other than payments with respect to stated interest) due with respect to such Note will be considered to have purchased the Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield to maturity basis. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder that elects to amortize such premium must also reduce its tax basis in a Note by the amount of amortization deduction allowable. Bond premium on a Note held by a U.S. Holder that does not make an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield to maturity basis once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies (other than debt instruments the interest on which is excludable from gross income) and may not be revoked without the consent of the Internal Revenue Service.

U.S. Holders: Sale or Redemption

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Operating Partnership) or other disposition of a Note will be a taxable event for U.S. Federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. A U.S. Holder's adjusted tax basis for a Note generally will be the U.S. Holder's purchase price for the Note increased by amounts includible in income by the U.S. Holder as market discount and reduced by any amortization deduction allowable. Except with respect to accrued market discount or accrued and unpaid interest (which will constitute ordinary income), such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Note has been held by the U.S. Holder for more than 12 months at the time of such sale, exchange, redemption or other disposition (or, if there is net capital gain and the U.S. Holder is an individual, trust or estate, will be taxed as long-term capital gain if the Note has been held for more than 18 months, and as mid-term capital gain if the Note has been held for more than 12 months). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. Holder

     Generally, a Non-U.S. Holder will be subject to a 30% withholding tax on interest paid with respect to a Note if such Non-U.S. Holder is a direct or indirect 10% or greater holder of the capital or profits interest in the Operating Partnership, a controlled foreign corporation related to the Operating

Partnership, a bank receiving interest described in Section 881(c)(3)(A) of the Code, or any Non-U.S. Holder who has failed to deliver the statement described in Section 871(h)(5) of the Code and the Regulations thereunder (certifying that such holder is not a U.S. person, citizen or resident).

     Final regulations dealing with withholding tax on income paid to foreign persons, backup withholding and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their tax advisors with respect to the New Withholding Regulations.

     Generally, a Non-U.S. Holder will not be subject to Federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a Note. Certain exceptions may be applicable, however, and a Non-U.S. Holder should consult its tax advisor in this regard.


                          UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated __________________ (the "Underwriting Agreement") by and among the Operating Partnership, the Company and the underwriters named below (the "Underwriters"), the Operating Partnership has agreed to sell to each of the Underwriters named below, and each of the Underwriters has agreed severally to purchase from the Operating Partnership, the respective principal amount of Senior Notes set forth opposite its name below.

                                        Principal Amount
          Underwriter                       of Notes
          -----------                   ----------------
     PaineWebber Incorporated
     A.G. Edwards & Sons, Inc.
     [Solomon Smith Barney]             ________________
          Total                         $75,000,000


     The Underwriters have advised the Operating Partnership that they propose to offer the Senior Notes in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (who may include the Underwriters) at such price less a concession not in excess of _____% of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of ______% of the principal amount of the Senior Notes to certain other dealers, including the Underwriters. Following completion of the initial offering of the Senior Notes, the public offering price, concession and reallowance may change.

     The Senior Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

     Pursuant to the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Senior Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Senior Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Senior Notes. Such transactions consist of bids and purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes.

     If the Underwriters create a short position in the Senior Notes in connection with this Offering, i.e., if they sell a greater aggregate principal amount of Senior Notes than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Senior Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither the Operating Partnership nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company, the Operating Partnership and their affiliates.


                          LEGAL MATTERS

     Certain legal matters, including the legality of the Senior Notes being offered hereby, are being passed upon for the Operating Partnership by Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York. Certain legal matters related to this Offering are being passed upon for the Underwriter by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                      SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS DATED JUNE __, 1998

PROSPECTUS

                          $100,000,000
                    Sovran Self Storage, Inc.
                         Preferred Stock
                          Common Stock

                          $150,000,000
                   Sovran Acquisition Limited
                           Partnership
                         Debt Securities
                       __________________

     Sovran Self Storage, Inc. ("Sovran" or the "Company") may offer from time to time in one or more series (i) shares of its preferred stock, $.01 par value per share ("Preferred Stock"), and (ii) shares of its common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $100,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Sovran Acquisition Limited Partnership (the "Operating Partnership") may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities ("Debt Securities") with an aggregate offering price of up to $150,000,000 (or its equivalent in another currency based upon the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Debt Securities (collectively, the "Securities") may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Preferred Stock and Common Stock may be offered by the Company and the Debt Securities may be offered by the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     See "Risk Factors" on page 5 for certain factors that should be considered by prospective investors.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO
THE CONTRARY IS UNLAWFUL.

                     _______________________

        The date of this Prospectus is ___________, 1998.

                      AVAILABLE INFORMATION

     The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company and the Operating Partnership with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company and, since April 1998, the Operating Partnership, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Amended Annual Report on Form 10-K/A filed on June 12, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Company's Current Report on From 8-K filed on October 24, 1997, (iv) the Company's Current Report on Form 8-K filed on February 20, 1998, as amended by the Company's AmendedCurrent Report on Form 8-K/A filed on April 17,

1998, (v) the Company's Current Report on Form 8-K filed on
June 10, 1998, (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated June 16, 1995, including all amendments and reports updating such description, and (vii) the Operating Partnership's Registration Statement on Form 10, dated April 22, 1998, including all amendments and reports updating such Registration Statement.

     All documents filed by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company and the Operating Partnership will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York, 14221, telephone (716) 633-1850.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                          RISK FACTORS

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This Prospectus, including the information incorporated by reference herein, and the applicable Prospectus Supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, and prospective investors should carefully consider such risk factors in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities. Section 27A of the Securities Act of 1933, as amended and Section 21E of the Security Exchange Act of 1934, as amended by their express terms do not apply to forward-looking statements made in connection with an initial public offering. Unless the context otherwise requires, the "Company" shall also hereinafter refer to the Operating Partnership and its subsidiaries.

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus
Supplement before purchasing Securities.

Acquisitions May Not Perform as Anticipated

     The Company has completed many acquisitions of self storage facilities since the Company's initial public offering of Common Stock in June 1995 (the "Initial Offering"). (The Company's self storage facilities are sometimes referred to individually as a "Property" and collectively as the "Properties".) The Company's strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Real Estate Financing May Become Unavailable or Infeasible

     Unsecured Credit Facility. The Company has a line of credit (the "Unsecured Credit Facility") with a syndicate of financial institutions (the "Lenders"). The Unsecured Credit Facility is recourse to the Company and the Operating Partnership and the required payments are not reduced if the economic performance of any of the Properties declines. The Unsecured Credit Facility, except under certain circumstances, limits the Company's ability to make distributions to its shareholders. If there should occur certain other events of default, the Lenders may seek to exercise their rights under the Unsecured Credit Facility, which could have a material adverse effect on the Company and its ability to make expected distributions to shareholders and distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Rising Interest Rates. Indebtedness that the Company incurs under the Unsecured Credit Facility bears interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders. The Company may in the future hedge, cap or otherwise limit its exposure to rising interest rates as appropriate and cost effective. If the amount of the Company's indebtedness bearing interest at a variable rate exceeds certain levels, the Company may be required to make such arrangements pursuant to the terms of the Unsecured Credit Facility.

     Refinancing May Not be Available. It may be necessary for the Company to refinance the Unsecured Credit Facility through additional debt financing or equity offerings. If the Company were unable to refinance this indebtedness on acceptable terms, the Company might be forced to dispose of certain Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders.

     No Limitations on Debt. The Board of Directors of the Company currently has a policy of limiting the amount of Company debt at the time of incurrence to less than 50% of the sum of the market value of the issued and outstanding Common Shares and the Company's debt at the time such debt is incurred; however, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company might incur. Accordingly, the Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of the shareholders. The Company could become highly leveraged if this policy were changed.

The Self-Storage Industry Entails Fluctuating Demand and
Significant Competition

     The Properties are subject to all operating risks common to the self-storage industry. These risks include decreases in demand for rental spaces in a particular locale, changes in supply of or demand for similar or competing facilities in an area and changes in market rental rates. There is also risk of inability to collect rents from customers. The Company's current strategy is to acquire interests only in self-storage facilities. Consequently, the Company is subject to risks inherent in investments in a single industry. The Properties compete with other self-storage facilities in their geographic markets. As a result of competition, the Properties could experience a decrease in occupancy levels and rental rates, thereby decreasing the cash available for distribution. The Company competes in operations and for acquisition opportunities with entities that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of such overbuilding might cause the Company to experience a decrease in occupancy levels, limit the Company's ability to increase rents and compel the Company to offer discounted rents.

Real Estate Investments Are Illiquid and Are Subject to
Uninsurable Risks and Government Regulation

     General Risks. The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are dependent upon the Company's ability to operate the Properties in a manner sufficient to maintain or increase cash available for distribution. Income from the Properties may be adversely affected by changes in national economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; competition from other self-storage facilities; changes in interest rates and in the availability, cost and terms of mortgage funds; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements, particularly in older facilities; changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war; adverse changes in zoning laws; and other factors which are beyond the control of the Company.

     Illiquidity of Real Estate May Limit its Value. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit the Company's ability to profit on the sale of Properties held for fewer than four years. There can be no assurance that the Company will be able to dispose of a Property when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

     Uninsured and Underinsured Losses Could Result in Loss of Value of Properties. There are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable, as to which the Properties are at risk in their particular locales. The Company's management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a Property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Property.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property.
Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. In connection with the ownership of the Properties, the Company may be potentially liable for any such costs.

     Americans with Disabilities Act. The Americans with Disabilities Act of 1990 ("ADA") generally requires that buildings be made accessible to persons with disabilities. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's results of operations and ability to make expected distributions to its shareholders could be adversely affected.

Limitations on Ability to Change Control

     Limitation on Ownership of Shares. In order to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) (the "Five or Fewer Test"). The Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") limit ownership of the issued and outstanding Common Stock by any single shareholder (directly or by virtue of the attribution provisions of the Code) to 9.8% of the aggregate value of the Company's outstanding stock, except that the ownership by certain entities is limited to 15% (the "Ownership Limit"). The Ownership Limit may (i) have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of beneficial interest of the Company or to otherwise effect a change in control of the Company. The Board of Directors, in its sole discretion, may waive the Ownership Limit if it is satisfied that ownership by such shareholders in excess of such limits will not jeopardize the Company's status as a REIT under the Code or in the event it determines that it is no longer in the best interests of the Company to be a REIT. A transfer of Common Stock to a person who, as a result of the transfer, violates the Ownership Limit may not be effective under some circumstances.

     Shareholder Rights Agreement. The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

     Other Limitations. Certain other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the outstanding Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law (the "MGCL") imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL would have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, under the Operating Partnership's agreement of limited partnership, in general the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If the Company were to own less than 75% of the limited partnership interests in the Operating Partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing the Company from engaging in certain change of control transactions.

Adverse Consequences of Failure to Qualify as a REIT

     The Company intends to operate so as to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon the Company's continuing ability to meet various requirements concerning, among other things, the ownership of the outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.

Effect of Market Interest Rates on Price of Shares

     One of the factors that may influence the price of the Common Stock in public trading markets is the annual yield on Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

Legal Proceeding

     Robert J. Amsdell, a former business associate of certain officers and directors of the Company, including Robert J. Attea, Charles E. Lannon, Kenneth F. Myszka and David L. Rogers, filed a lawsuit against the Company on June 13, 1995 in the United States District Court for the Northern District of Ohio in connection with the formation of the Company as a REIT and related transactions, as well as the Initial Offering. On April 29, 1996, Mr. Amsdell filed a first amended complaint and on September 24, 1997, a second amended complaint was filed. The complaint alleges, among other things, breach of fiduciary duty, breach of contract, breach of general partnership/joint venture arrangement, fraud and deceit, breach of duty of good faith and other causes of action including a declaratory judgment as to Mr. Amsdell's continuing interest in the Company. Mr. Amsdell is seeking money damages in excess of $15 million, as well as punitive damages and declaratory and injunctive relief (including the imposition of a constructive trust on assets of the Company in which Mr. Amsdell claims to have a continuing interest) and an accounting. The first amended complaint also added
Messrs. Attea, Lannon, Myszka and Rogers as additional defendants. The parties are currently involved in discovery.
The Company intends to vigorously defend the lawsuit.
Messrs. Attea, Lannon, Myszka and Rogers have agreed to indemnify the Company for any loss arising from the lawsuit. The Company believes that the actual amount of Mr. Amsdell's recovery in this matter, if any, would be within the ability of these individuals to provide indemnification. The Company does not believe that the lawsuit will have a material adverse effect upon the Company.


            THE COMPANY AND THE OPERATING PARTNERSHIP

General

     Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust ("REIT") which acquires, owns and manages self storage properties. The Company was formed to continue the business of its predecessor companies which had engaged in the self storage business since 1985. The Company owns an indirect interest in each of the Properties through the Operating Partnership of which the Company holds a 96.45% economic interest consisting of a 94.73% direct limited partnership interest and a 1.72% general partnership interest owned by Sovran Holdings, Inc., a wholly-owned subsidiary of the Company. Unaffiliated third parties own collectively a 3.55% limited partnership interest in the Operating Partnership. The Operating Partnership owns a 100% fee simple interest in each of the Properties. The Company believes that this structure, commonly known as an umbrella partnership real estate investment trust ("UPREIT"), facilitates the Company's ability to acquire properties by using units of the Operating Partnership as currency in property acquisitions.

     As of June 15, 1998, the Company owned and operated
186 self-storage properties consisting of approximately
10.2 million net rentable square feet, situated in 19 states, primarily the Eastern United States and Texas. As of March 31, 1998, the Properties had a weighted average occupancy of 84.1% and a weighted average annual rent per occupied square foot of $7.62. The Company believes that it is one of the largest operators of self-storage properties in the United States based on facilities owned.

     The Company seeks to increase cash flow and enhance shareholder value through aggressive management of the Properties and selective acquisition of new self-storage properties. Aggressive property management entails increasing rents, increasing occupancy levels, strictly controlling costs, maximizing collections, strategically expanding and improving the Properties and, should economic conditions warrant, developing new properties. The Company believes that there continue to be significant opportunities for growth through acquisitions, and constantly seeks to acquire self-storage properties located primarily in the Eastern United States that are susceptible to realization of increased economies of scale and enhanced performance through the application of the Company's management expertise.

     The Company was incorporated on April 19, 1995 under Maryland law. The Operating Partnership was formed on June 1, 1995 under Delaware law. The Company's Common Stock has traded on the New York Stock Exchange since the completion of the Company's initial public offering on June 26, 1995. The Company's and the Operating Partnership's principal executive offices are located at 5166 Main Street, Williamsville, New York 14221, and its telephone number is (716) 633-1850. The Company and the Operating Partnership also maintain a regional office in Atlanta, Georgia.


                         USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional units of limited partnership of the Operating Partnership ("Units"). As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for one or more of the following: repayment of indebtedness, acquisition of in new self storage facilities, maintenance and improvement of currently owned Properties and general corporate purposes.


               RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company and the Operating
Partnership's and their predecessor's consolidated ratios of earnings to fixed charges for the periods shown:


Company and Operating Partnership             Predecessors
----------------------------------            ------------
Three
Months
Ended            Year Ended        January 1, 1995   Year Ended
March 31,        December 31              to         December 31,
  1998      1997   1996   1995     June 25, 1995     1994   1993
--------------------------------   ---------------   ------------
5.27        9.43   7.56  21.88         1.09          1.31   0.84

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                 DESCRIPTION OF DEBT SECURITIES

General

     The Company conducts its business principally through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

Terms

     The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness of the Company as described under "--Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The
Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities and whether such Debt
Securities are Senior Debt Securities or Subordinated Debt
Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount (as defined in the Indenture), if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

     (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

     (14) Any deletions from, modifications of or additions to the Events of Default (as defined in the Indenture) or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

     (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security (as defined), the identity of the depository for such series;

     (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

     (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

     (19) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt
Securities of the series;

     (20) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

     (21) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "--Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the Operating Partnership's assets has occurred, a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public. Restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limits on Ownership of Shares of Beneficial Interest." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on the day of mailing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or
(c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

Merger, Consolidation or Sale of Assets

     The Indentures provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, and which is organized under the laws of any domestic jurisdiction and assumes (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

Certain Covenants

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the following covenants of the Operating
Partnership:

     Existence.   Except as permitted under "--Merger,
Consolidation or Sale of Assets," the Indentures will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties.   The Indentures will require the
Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance.   The Indentures will require the Operating
Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims.   The Indentures will
require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and
(ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Events of Default, Notice and Waiver

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days;
(b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series;
(d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (g) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (h) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (j) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above),
(c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Certain Definitions

     "Indebtedness" means, with respect to any person, (a) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness of such person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such person,
(iii) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (iv) with respect to letters of credit or bankers acceptances issued for the account of such person or performance bonds, (v) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Indenture), or (vi) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (b) any liability of others of the kind described in the preceding clause (a) which such person has guaranteed or which is otherwise its legal liability; and (c) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

     "Senior Indebtedness" means Indebtedness of the Operating Partnership, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Operating Partnership, other than the following: (a) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all indebtedness of the Operating Partnership not expressly subordinated to such Indebtedness; (b) any Indebtedness which by its terms refers explicitly to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities; and (c) with respect to any series of Subordinated Debt Securities, any Indebtedness of the Operating Partnership evidenced by Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (x) Indebtedness of or amounts owed by the Operating Partnership for compensation to employees, or for goods, materials and services purchased in the ordinary course of business, or (y) Indebtedness of the Operating Partnership to a subsidiary of the Operating Partnership.

Subordination

     Unless otherwise provided in the applicable Prospectus
Supplement, Subordinated Debt Securities will be subject to the following subordination provisions.

     The payment of the principal of, interest on, or any other amounts due on, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Operating Partnership. No payment on account of the principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisition of the Subordinated Debt Securities may be made, unless (a) full payment in cash of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness shall have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and (b) at the time of, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable and not rescinded. In addition, the Subordinated Indenture provides that, if holders of any Senior Indebtedness notify the Operating Partnership and the Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, redemption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date such notice is received and ending on the earlier of (i) the date on which such event of default shall have been cured or waived or
(ii) 180 days from the date such notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Operating Partnership, all Senior Indebtedness must be paid in full in cash before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever.

     The Subordinated Indenture does not restrict the amount of Senior Indebtedness or other indebtedness of the Operating
Partnership or any Subsidiary. As a result of these subordination provisions, in the event of the Operating
Partnership's insolvency, holders of the Subordinated Debt
Securities may recover ratably less than general creditors of the Company.

     If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying
Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior
Indebtedness outstanding as of the end of the Operating
Partnership's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

     "Government Obligations" means securities that are
(a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such of Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Book-Entry System

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Operating Partnership expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by Operating Partnership if such Debt Securities are offered directly by the Operating Partnership. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

     The Operating Partnership expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Operating Partnership nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, any premium or Make-Whole Amount and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Operating Partnership and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Operating Partnership nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium or Make-Whole Amount, if any, and interest). The Operating Partnership believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Operating Partnership expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

     Neither the Operating Partnership nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Operating Partnership and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Payment and Paying Agents

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                 DESCRIPTION OF PREFERRED STOCK

     The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws").

General

     Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, none of which was outstanding as of June 15, 1998. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

Terms

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1) The title and stated value of such Preferred Stock;

     (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred
Stock;

     (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) The provision for a sinking fund, if any, for such Preferred Stock;

     (7) The provision for redemption, if applicable, of such Preferred Stock;

     (8) Any listing of such Preferred Stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

     (12) The relative ranking and preference of such Preferred
Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any series of Preferred
Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank
(i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred
Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus
Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
(ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in
(ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.
See "Restrictions on Transfers of Capital Stock."

Transfer Agent

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                   DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

General

     Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At June 15, 1998, the Company had outstanding 12,330,963 shares of Common Stock.

Terms

     Subject to the preferential rights of any other shares or series of stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Shareholder Rights Agreement

     The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

Transfer Agent

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.


           RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. Pursuant to the Code, generally, certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the

Investment Company Act of 1940, corporations, trusts and partnerships will be looked-through for purposes of the Five or Fewer Test (i.e., the beneficial owners of such entities will be counted as holders). The Company's Articles of Incorporation limit such entities under the Look-Through Ownership Limit to holdings of no more than 15% of the aggregate value of the Company's shares of capital stock. Any transfer of shares of capital stock or any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or the Look-Through Ownership Limit or that causes the Company to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust ("Shares in Trust") that will be transferred, by operation of law, to a person unaffiliated with the Company designated by the Board of Directors as trustee (the "Trustee") of a trust (the "Share Trust") for the benefit of one or more charitable organizations. Shares in Trust will remain issued and outstanding Common or Preferred Shares of the Company and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares in Trust for the Share Trust and will hold such dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries. The Trustee will vote all Shares in Trust. Any vote cast by the proposed transferee in respect of the Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust shall be rescinded and shall be void ab initio. Any dividend or distribution paid to a proposed transferee or owner of Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust will be required to be repaid upon demand to the Trustee for the benefit of one or more charitable beneficiaries. The Trustee may, at any time the Shares in Trust are held in the Share Trust, transfer the interest in the Share Trust representing the Shares in Trust to any person whose ownership of the shares of capital stock designated as Shares in Trust would not violate the Ownership Limit or the Look-Through Ownership Limit, or otherwise result in the disqualification of the REIT, as described above, and provided such permitted transferee purchases such shares for valuable considerations. Upon such sale, the proposed original transferee will receive the lesser of
(i) the price paid by the original transferee shareholder for the shares of capital stock that were transferred to the Share Trust, or if the original transferee shareholder did not give value for such shares (e.g., the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Shares in Trust were designated for the ten days immediately preceding such sale or gift and (ii) the price received by the Trustee from such sale. Any amounts received by the Trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the Share Trust. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the Share Trust may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Shares in Trust and to hold the Shares in Trust on behalf of the Company.

     In addition, the Company has the right, for a period of 90 days during the time any shares of Shares in Trust are held by the Trustee, to purchase all or any portion of the Shares in Trust from the Trust at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, device or other transaction), the average closing price for the class of stock from which such Shares in Trust were designated for the ten days immediately preceding such sale or gift, and
(ii) the average closing price for the class of shares form which such Shares in Trust were designated for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of stock of the Company bear a legend referring to the restrictions described above.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of the Company.

            CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material U.S. Federal income tax considerations regarding the offering of Securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and the administrative and judicial interpretations thereof. The following discussion is based on current law. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to the holders of Securities. Certain Federal income tax considerations relevant to holders of Securities will be provided in the applicable Prospectus Supplement relating thereto.

EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS OR HER
OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC
FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE
PURCHASE, HOLDING AND SALE OF SECURITIES.

Taxation of the Company

     The Company intends to operate so as to meet the requirements under the Code for qualification as a REIT, commencing with its taxable year ending December 31, 1995. No assurance can be given, however, that such requirements will be met. Based on various assumptions and factual representations made by the Company, in the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, counsel to the Company, the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and its proposed method of operation as described in this Prospectus and as represented by the Company will enable it to satisfy the requirements for such qualification. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is not binding on the Internal Revenue Service (the "Service"). In addition, the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Service and judicial decisions, which are subject to change either prospectively or retroactively.

     In any year in which the Company qualifies as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. This deduction for distributions paid to shareholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

     Even if the Company qualifies as a REIT, however, the Company will be subject to Federal income tax, as set forth below. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should dispose of any of the asset owned at the time of the Initial Offering that had a fair market value at such time in excess of its adjusted tax basis ("Built-In-Gain") or any asset acquired by the Company from a C corporation (i.e., a corporation generally subject to the full corporate level tax) in a carryover basis transaction during the ten-year period (the "Recognition Period") beginning on the date of the Initial Offering with respect to assets owned by the Company at the time of the Initial Offering, or the date on which the asset was acquired by the Company from a C corporation, then, to the extent of the Built-In Gain, such gain will be subject to a tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the "Built-In Gain Rules").

Requirements for Qualification

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders ("REIT
Requirements").

Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT Requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) at all times during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and
(vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     Prior to consummation of the Initial Offering, the Company did not satisfy conditions (v) and (vi) above. The Initial Offering and related transactions allowed the Company to satisfy the 100 shareholder and five or fewer requirements. In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Effective
January 1, 1995, the Company changed its taxable year to the calendar year.

     In order to provide the Company with flexibility, the Company owns the Properties through the Operating Partnership. The Company holds a 94.73% limited partnership interest in the Partnership. The Subsidiary, a wholly-owned subsidiary of the Company, holds a 1.72% general partner interest in the Operating Partnership. The Operating Partnership and the Subsidiary are qualified REIT subsidiaries. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and such items (as the case may be) of the REIT. The Operating Partnership is currently disregarded for Federal income tax purposes since the existence of the Subsidiary is ignored for Federal income tax purposes and, as a result, the Operating Partnership has only one partner for Federal income tax purposes.

     The Operating Partnership is treated as a partnership for Federal income tax purposes and the Company is treated as a partner in the Operating Partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

Income Tests

     To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

- First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents form real property" and in certain circumstances, interest) or from certain types of temporary investments.

- Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

- Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year is derived from gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversion and sales of foreclosure property). For purposes of applying the 30% gross income test, the holding period of the Properties acquired by the Company at the time of the Initial Offering will be deemed to have commenced on the date of acquisition.

     Rents received or deemed to be received by the Company will qualify as "rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

- First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

- Second, the Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

- Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

- Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company will not derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. The Company does not anticipate receiving rent from Related Party Tenants.

     The Company provides certain services with respect to the Properties. The Company believes that the services provided by it directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that may not be provided by the Company directly will be performed by independent contractors.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the

Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which the Company fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company will cease to qualify as a REIT.

Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

- First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

- Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class.

- Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

     To qualify as a REIT, the Company is required to make distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (a) the sum of
(i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the

Company timely files its Federal income tax return for such year and if paid on or before the first regular distribution after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes less than 100% (but at least 95%) of its "REIT taxable income" as adjusted, it will be subject to tax thereon at regular ordinary or capital gains corporate tax rates, as the case may be. Further, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its REIT capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Earnings and Profits

     In order to qualify as a REIT, the Company must either satisfy the REIT requirements described in this Prospectus for all taxable years after 1986 or have, at the close of any taxable year, no earnings and profits attributable to a non-REIT year.

Pursuant to Treasury Regulations, in order to qualify under either of these two provisions, the Company must not have acquired the assets of a corporation in a nonrecognition transaction after 1986 with accumulated earnings and profits attributable to a non-REIT period unless, by the close of its first taxable year, such earnings are distributed to the shareholders. Accordingly, any earnings and profits that are carried over to the Company through the transactions resulting in the formation of the Company (the "Formation Transactions") were required, pursuant to Section 381 of the Code, to have been distributed to the shareholders prior to the close of the Company's first taxable year. The Company has represented that it had no non-REIT earnings and profits for Federal income tax purposes as of the end of its first taxable year ended December 31, 1995. In rendering its opinion regarding the eligibility of the Company to qualify as a REIT, Phillips, Lytle, Hitchcock, Blaine & Huber is relying on such representation. The Company believes that even if there were a subsequent determination that it received non-REIT earnings and profits in the Formation Transactions, distributions to shareholders in 1995 in excess of current earnings and profits likely were sufficient to distribute any such non-REIT earnings and profits. Moreover, although not free from doubt, pursuant to Treasury Regulations, the Company may be able to use certain "deficiency dividend" procedures to distribute any non-REIT earnings and profits determined to exist that were not distributed by the close of the 1995 taxable year. There can be no assurance, however, that 1995 distributions were sufficient to distribute any non-REIT earnings and profits determined to exist or that such deficiency dividend procedures would be available. In the event that 1995 distributions were insufficient to distribute any such non-REIT earnings and profits, and the Company were unable to utilize the deficiency dividend procedures in the Treasury Regulations, the Company would fail to qualify as a REIT.

Failure to Qualify

     If the Company fails to qualify as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Built-In Gain

     To the extent the Company held any asset that has Built-In Gain as of the first day of the first taxable year for which the Company qualifies as a REIT, the Company may recognize a corporate level tax at the time it disposes of such asset. Pursuant to Section 337(d)(1) of the Code, Congress has authorized the Service to issue regulations to ensure that the repeal of the General Utilities doctrine is not circumvented through the use of investment vehicles like a REIT. In Notice 88-19, 1988-1 C.B. 486, the Service announced that it intends to promulgate regulations requiring a C corporation to recognize any net Built-In Gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, in lieu of this immediate recognition rule, the regulations will permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. The Company has represented that it will elect to have rules similar to the rules of Section 1374 of the Code apply to it. Accordingly, if the Company disposes of appreciated assets in a taxable transaction within a ten-year period commencing on the date the Company first qualifies as a REIT, the Company will be taxed at the corporate level on the Built-in Gain attributable to the disposed assets. For these purposes, the assets owned by the Company prior to the Formation Transactions will be appreciated assets. If these assets are disposed of within the ten-year recognition period, the Company will recognize a corporate level tax on the Built-In Gain attributable to the disposed assets. Accordingly, the disposition of assets acquired in the Formation Transactions will adversely affect a shareholder's investment in the Company. However, the Company may dispose of Property that is subject to the tax on Built-in Gain in a tax-free exchange of like-kind property pursuant to Section 1031 of the Code which will not trigger Built-In Gain. Moreover, the Company does not anticipate disposing of a substantial portion of its Built-In Gain assets, other than in a tax-free exchange, within the ten-year recognition period. The Company estimates that the amount of Built-In Gain with respect to the Properties is approximately $5,000,000 and the amount of the corporate level tax if such Built-In Gain was recognized would be approximately $1,750,000 at current tax rates. The amount of such Built-In Gain is based upon the Company's determination of fair value as of the first day of the first taxable year for which the Company qualified as a REIT which valuation could be challenged by the Service.

                      PLAN OF DISTRIBUTION

     The Company may sell Preferred Stock and Common Stock and the Operating Partnership may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to the Company's shareholders on a pr rata basis, which may or may not be transferred. In connection with any distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to and through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Stock, respectively, on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of Debt Securities, or Preferred Stock.

     Until the distribution of the Securities is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If the underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

     The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

     Neither the Company nor the Operating Partnership makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, neither the Company nor the Operating Partnership makes any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

     Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Company Contracts") providing the payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Operating Partnership Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Operating Partnership Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Operating Partnership Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to the approval of the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Operating Partnership Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                          LEGAL MATTERS

     Phillips, Lytle, Hitchcock, Blaine & Huber LLP Buffalo, New York, will pass upon certain legal matters for the Company. Phillips, Lytle, Hitchcock, Blaine & Huber has in the past represented and is presently representing the Company in certain other matters. Robert J. Attea, Chairman of the Board and Chief Executive Officer of the Company, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber LLP own shares of Common Stock.


                             EXPERTS

     The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, auditors, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Operating Partnership or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                        TABLE OF CONTENTS


Page
----
          Prospectus Supplement

     Prospectus Supplement Summary
     Industry Overview
     The Company
     Properties
     Selected Financial Data
     Ratios of Earnings to Fixed Changes
     Use of Proceeds
     Capitalization
     Management Discussion and Analysis
       of Financial Condition and Results
       of Operations
     Description of Senior Notes
     Certain Federal Income Tax Consequences
     Underwriting
     Legal Matters


          Prospectus

     Available Information
     Incorporation of Certain Documents by Reference
     Risk Factors
     The Company
     Use of Proceeds
     Ratios of Earnings to Fixed Charges
     Description of Debt Securities
     Description of Preferred Stock
     Description of Common Stock
     Restrictions on Transfers of Capital Stock
     Certain Federal Income Tax Considerations
     Plan of Distribution
     Legal Matters
     Experts

=================================================================

                           $75,000,000

             SOVRAN ACQUISITION LIMITED PARTNERSHIP

                   ___% SENIOR NOTES DUE 2005


                    _________________________

                      PROSPECTUS SUPPLEMENT
                    _________________________



                    PaineWebber Incorporated
                    A.G. Edwards & Sons, Inc.
                      Solomon Smith Barney






                      ____________________

                          _______, 1998



=================================================================

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered will be borne by the Company and Operating Partnership and are set forth in the following table (all amounts except the registration fee and NASD fee are estimated):

Registration fee. . . . . . . . . . . . . . . . . . . . .$ 73,750
NASD fee. . . . . . . . . . . . . . . . . . . . . . . . .$ 25,500
Legal fees and expenses . . . . . . . . . . . . . . . . .$ 50,000
Blue Sky expenses . . . . . . . . . . . . . . . . . . . .$  5,000
Accounting fees and expenses. . . . . . . . . . . . . . .$ 10,000
Printing fees and expenses. . . . . . . . . . . . . . . .$100,000
Trust Fees. . . . . . . . . . . . . . . . . . . . . . . .$  5,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .$ 10,000

Total . . . . . . . . . . . . . . . . . . . . . . . . . .$279,250

Item 15.  Indemnification of Directors and Officers.

     The Company's officers and Directors are and will be indemnified under the Articles of Incorporation and Bylaws of the Company against certain liabilities. The Articles of Incorporation requires the Company to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonestly or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful. The By-laws of Sovran Holdings, Inc. ("Holdings"), a Delaware corporation and wholly-owned subsidiary of the Company and sole general partner of the Operating Partnership, contain similar provisions that are consistent with Delaware law.

     The Company has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Company indemnify such officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to

Directors and officers that indemnifications will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

     It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     As permitted by Maryland Law, the Articles of Incorporation provides that a Director or officer of the Company shall not be liable for money damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated. The Certificate of Incorporation of Holdings contains similar provisions that are consistent with Delaware law.

Item 16.  Exhibits.

Exhibit No.                        Description

       3.1   Amended and Restated Articles of Incorporation of
             the Company.  (Incorporated by reference to
             Exhibit 3.1 of the Registration Statement on
             Form S-11 of the Company, Registration
             No. 33-91422.)
       3.2   Amended and Restated Bylaws of the Company.
             (Incorporated by reference to Exhibit 3.2 of the
             Registration Statement on Form S-11 of the Company,
             Registration No. 33-91422.)
       3.3   Agreement of Limited Partnership, as amended, of the
             Operating Partnership.  (Incorporated by reference
             to Exhibit 3.1 of the General Form for Registration
             of Securities of the Operating Partnership on Form
             10.)
       4.1   Indenture for Senior Debt Securities
       4.2   Form of Senior Debt Security.  (Included in Exhibit
             No. 4.1).
      *4.3   Indenture for Subordinated Debt Securities
      *4.4   Form of Subordinated Debt Security.  (Included in
             Exhibit No. 4.3)
       5.1   Opinion of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP as to the legality of the Securities being registered.
       8.1   Opinion of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP as to certain tax matters.
      12.1   Calculation of Ratios of Earnings to Fixed Charges.
      23.1   Consent of Ernst & Young LLP, Independent
             Accountants.
      23.2   Consent of Phillips, Lytle, Hitchcock, Blaine &
             Huber LLP. (Included in Exhibits 5.1 and 8.1 hereto.)

     *24.1   Powers of Attorney.
     *25.1   Statement of Eligibility and Qualification of
             Trustee

___________________________________

     *  Previously filed.


Item 17.  Undertakings.

     (a)  The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the respective registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant Sovran Acquisition Limited Partnership hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (e) The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York on the 15th day of June, 1998.


                              SOVRAN SELF STORAGE, INC.


                              By:   /s/ Kenneth F. Myszka
                                   -----------------------------
                                   Kenneth F. Myszka, President


                              SOVRAN ACQUISITION LIMITED
                              PARTNERSHIP


                              By: SOVRAN HOLDINGS, INC.,
                                  as General Partner

                                  By: /s/  Kenneth F. Myszka
                                    ----------------------------
                                     Kenneth F. Myszka, President


     Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Capacity                 Date

/s/Robert J. Attea*           Chairman of the          June 15, 1998
---------------------------   Board of Directors
   Robert J. Attea            and, Chief Executive
                              Officer of the Company;
                              Chairman of the Board
                              of Directors and
                              Chief Executive Officer
                              of Holdings



/s/Kenneth F. Myszka*         President, Chief         June 15, 1998
---------------------------   Operating Officer and
   Kenneth F. Myszka          Director (Principal
                              Executive Officer) of
                              the Company; President,
                              Chief Operating
                              Officer and Director
                              ("Principal Executive
                              Officer) of Holdings

/s/David L. Rogers            Chief Financial Officer  June 15, 1998
---------------------------   of the Company (Principal
   David L. Rogers            Financial and Accounting
                              Officer); Chief Financial
                              Officer of Holdings
                              (Principal Financial and
                              Accounting Officer)


/s/John Burns*                Director of the Company; June 15, 1998
---------------------------   Director of Holdings
   John Burns

/s/Michael A. Elia*           Director of the Company; June 15, 1998
---------------------------   Director of Holdings
   Michael A. Elia

/s/Anthony P. Gammie*         Director of the Company; June 15, 1998
---------------------------   Director of Holdings
   Anthony P. Gammie

/s/Charles E. Lannon*         Director of the Company; June 15, 1998
---------------------------   Director of Holdings
   Charles E. Lannon

____________
     * By David L. Rogers as attorney-in-fact.

                             EXHIBIT INDEX

Exhibit No.                   Description                        Page
-----------                   -----------                        ----
3.1 Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-11 of the Company, Registration No. 33-91422.)

3.2 Amended and Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11 of the Company, Registration No. 33-91422.)

3.3 Agreement of Limited Partnership, as amended, of the Operating Partnership. (Incorporated by reference to Exhibit 3.1 of the General Form for Registration of Securities of the Operating Partnership on Form 10.)

4.1       Indenture for Senior Debt Securities

4.2       Form of Senior Debt Security.  (Included in Exhibit
          No. 4.1).

*4.3      Indenture for Subordinated Debt Securities

*4.4      Form of Subordinated Debt Security.  (Included in Exhibit
          No. 4.3)

5.1 Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to the legality of the Securities being registered.

8.1 Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to certain tax matters.

12.1      Calculation of Ratios of Earnings to Fixed Charges.

23.1      Consent of Ernst & Young LLP, Independent Accountants.

23.2 Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. (Included in Exhibits 5.1 and 8.1 hereto.)

*24.1     Powers of Attorney.

*25.1     Statement of Eligibility and Qualification of Trustee




----------------------

     *  Previously filed.

                                                              EXHIBIT 4.1










----------------------------------------------------------------------


                SOVRAN ACQUISITION LIMITED PARTNERSHIP


                                  TO


                          MARINE MIDLAND BANK

                                Trustee


                         ____________________

                               Indenture

                       Dated as of June __, 1998

                         ____________________

                        Senior Debt Securities







----------------------------------------------------------------------

                           TABLE OF CONTENTS


                                                                  Page


RECITALS OF THE PARTNERSHIP. . . . . . . . . . . . . . . . . . . . . 1

ARTICLE ONE - DEFINITIONS AND OTHER PROVISIONS OF GENERALAPPLICATION 1
     SECTION 101.  Definitions . . . . . . . . . . . . . . . . . . . 1
     SECTION 102.  Compliance Certificates and Opinions. . . . . . .10
     SECTION 103.  Form of Documents Delivered to Trustee. . . . . .11
     SECTION 104.  Acts of Holders . . . . . . . . . . . . . . . . .11
     SECTION 105.  Notices, etc., to Trustee and Partnership . . . .13
     SECTION 106.  Notice to Holders: Waiver . . . . . . . . . . . .14
     SECTION 107.  Counterparts; Effect of Headings and Table of
          Contents . . . . . . . . . . . . . . . . . . . . . . . . .15
     SECTION 108.  Successors and Assigns. . . . . . . . . . . . . .15
     SECTION 109.  Severability Clause . . . . . . . . . . . . . . .15
     SECTION 110.  Benefits of Indenture . . . . . . . . . . . . . .15
     SECTION 111.  Governing Law . . . . . . . . . . . . . . . . . .15
     SECTION 112.  Legal Holidays. . . . . . . . . . . . . . . . . .15
     SECTION 113.  Non-Recourse. . . . . . . . . . . . . . . . . . .16
     SECTION 114.  Conflict with Trust Indenture Act . . . . . . . .16

ARTICLE TWO - SECURITIES FORMS . . . . . . . . . . . . . . . . . . .16
     SECTION 201.  Forms of Securities . . . . . . . . . . . . . . .16
     SECTION 202.  Form of Trustee's Certificate of Authentication .17
     SECTION 203.  Securities Issuable in Global Form. . . . . . . .17

ARTICLE THREE - THE SECURITIES . . . . . . . . . . . . . . . . . . .18
     SECTION 301.  Amount Unlimited; Issuable in Series. . . . . . .18
     SECTION 302.  Denominations . . . . . . . . . . . . . . . . . .22
     SECTION 303.  Execution, Authentication, Delivery and Dating. .22
     SECTION 304.  Temporary Securities. . . . . . . . . . . . . . .25
     SECTION 305.  Registration, Registration of Transfer and
          Exchange . . . . . . . . . . . . . . . . . . . . . . . . .27
     SECTION 306.  Mutilated, Destroyed, Lost and Stolen Securities.31
     SECTION 307.  Payment of Interest; Interest Rights Preserved. .32
     SECTION 308.  Persons Deemed Owners . . . . . . . . . . . . . .34
     SECTION 309.  Cancellation. . . . . . . . . . . . . . . . . . .35
     SECTION 310.  Computation of Interest . . . . . . . . . . . . .35

ARTICLE FOUR - SATISFACTION AND DISCHARGE. . . . . . . . . . . . . .35
     SECTION 401.  Satisfaction and Discharge of Indenture . . . . .35
     SECTION 402.  Application of Trust Funds. . . . . . . . . . . .37

ARTICLE FIVE - REMEDIES. . . . . . . . . . . . . . . . . . . . . . .37
     SECTION 501.  Events of Default . . . . . . . . . . . . . . . .37
     SECTION 502.  Acceleration of Maturity; Rescission and Annulment39
     SECTION 503.  Collection of Indebtedness and Suits for
          Enforcement by Trustee . . . . . . . . . . . . . . . . . .40
     SECTION 504.  Trustee May File Proofs of Claim. . . . . . . . .41
     SECTION 505.  Trustee May Enforce Claims Without Possession of
          Securities or Coupons. . . . . . . . . . . . . . . . . . .42
     SECTION 506.  Application of Money Collected. . . . . . . . . .42
     SECTION 507.  Limitation on Suits . . . . . . . . . . . . . . .43
     SECTION 508.  Unconditional Right of Holders to Receive
          Principal, Premium, if any, Interest and Additional Amounts43

     SECTION 509.  Restoration of Rights and Remedies. . . . . . . .44
     SECTION 510.  Rights and Remedies Cumulative. . . . . . . . . .44
     SECTION 511.  Delay or Omission Not Waiver. . . . . . . . . . .44
     SECTION 512.  Control by Holders of Securities. . . . . . . . .44
     SECTION 513.  Waiver of Past Defaults . . . . . . . . . . . . .45
     SECTION 514.  Waiver of Usury, Stay or Extension Laws . . . . .45
     SECTION 515.  Undertaking for Costs . . . . . . . . . . . . . .45

ARTICLE SIX - THE TRUSTEE. . . . . . . . . . . . . . . . . . . . . .46
     SECTION 601.  Notice of Defaults. . . . . . . . . . . . . . . .46
     SECTION 602.  Certain Rights of Trustee . . . . . . . . . . . .46
     SECTION 603.  Not Responsible for Recitals or Issuance of
          Securities . . . . . . . . . . . . . . . . . . . . . . . .48
     SECTION 604.  May Hold Securities . . . . . . . . . . . . . . .48
     SECTION 605.  Money Held in Trust . . . . . . . . . . . . . . .48
     SECTION 606.  Compensation and Reimbursement. . . . . . . . . .48
     SECTION 607.  Corporate Trustee Required; Eligibility;
          Conflicting Interests. . . . . . . . . . . . . . . . . . .49
     SECTION 608.  Resignation and Removal; Appointment of Successor49
     SECTION 609.  Acceptance of Appointment by Successor. . . . . .51
     SECTION 610.  Merger, Conversion, Consolidation or Succession to
          Business . . . . . . . . . . . . . . . . . . . . . . . . .52
     SECTION 611.  Appointment of Authenticating Agent . . . . . . .52
     SECTION 612.  Certain Duties and Responsibilities of the
          Trustee. . . . . . . . . . . . . . . . . . . . . . . . . .54

ARTICLE SEVEN - HOLDERS' LISTS AND REPORTS BY TRUSTEE AND
     PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . .55
     SECTION 701.  Disclosure of Names and Addresses of Holders. . .55
     SECTION 702.  Reports by Trustee. . . . . . . . . . . . . . . .56
     SECTION 703.  Reports by Partnership. . . . . . . . . . . . . .56
     SECTION 704.  Partnership to Furnish Trustee Names and Addresses
          of Holders . . . . . . . . . . . . . . . . . . . . . . . .56

ARTICLE EIGHT - CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE . .57
     SECTION 801. Consolidations and Mergers of Partnership and Sales, Leases and Conveyances Permitted Subject to Certain
          Conditions . . . . . . . . . . . . . . . . . . . . . . . .57
     SECTION 802.  Rights and Duties of Successor Entity . . . . . .57
     SECTION 803.  Officers' Certificate and Opinion of Counsel. . .58

ARTICLE NINE - SUPPLEMENTAL INDENTURES . . . . . . . . . . . . . . .58
     SECTION 901.  Supplemental Indentures Without Consent of Holders58
     SECTION 902.  Supplemental Indentures with Consent of Holders .60
     SECTION 903.  Execution of Supplemental Indentures. . . . . . .61
     SECTION 904.  Effect of Supplemental Indentures . . . . . . . .61
     SECTION 905.  Conformity with Trust Indenture Act . . . . . . .61
     SECTION 906.  Reference in Securities to Supplemental Indentures61

ARTICLE TEN - COVENANTS. . . . . . . . . . . . . . . . . . . . . . .61
     SECTION 1001.  Payment of Principal, Premium, if any; Interest
          and Additional Amounts . . . . . . . . . . . . . . . . . .61
     SECTION 1002.  Maintenance of Office or Agency. . . . . . . . .62
     SECTION 1003.  Money for Securities Payments to Be Held in Trust63
     SECTION 1004.  Existence. . . . . . . . . . . . . . . . . . . .65
     SECTION 1005.  Maintenance of Properties. . . . . . . . . . . .65
     SECTION 1006.  Insurance. . . . . . . . . . . . . . . . . . . .65

     SECTION 1007.  Payment of Taxes and Other Claims. . . . . . . .65
     SECTION 1008.  Statement as to Compliance . . . . . . . . . . .66
     SECTION 1009.  Additional Amounts . . . . . . . . . . . . . . .66
     SECTION 1010.  Waiver of Certain Covenants. . . . . . . . . . .67

ARTICLE ELEVEN - REDEMPTION OF SECURITIES. . . . . . . . . . . . . .67
     SECTION 1101.  Applicability of Article . . . . . . . . . . . .67
     SECTION 1102.  Election to Redeem; Notice to Trustee. . . . . .67
     SECTION 1103.  Selection by Trustee of Securities to Be Redeemed68
     SECTION 1104.  Notice of Redemption . . . . . . . . . . . . . .68
     SECTION 1105.  Deposit of Redemption Price. . . . . . . . . . .70
     SECTION 1106.  Securities Payable on Redemption Date. . . . . .70
     SECTION 1107.  Securities Redeemed in Part. . . . . . . . . . .71

ARTICLE TWELVE - SINKING FUNDS . . . . . . . . . . . . . . . . . . .71
     SECTION 1201.  Applicability of Article . . . . . . . . . . . .71
     SECTION 1202.  Satisfaction of Sinking Fund Payments with
          Securities . . . . . . . . . . . . . . . . . . . . . . . .71
     SECTION 1203.  Redemption of Securities for Sinking Fund. . . .72

ARTICLE THIRTEEN - REPAYMENT AT THE OPTION OF HOLDERS. . . . . . . .72
     SECTION 1301.  Applicability of Article . . . . . . . . . . . .72
     SECTION 1302.  Repayment of Securities. . . . . . . . . . . . .72
     SECTION 1303.  Exercise of Option . . . . . . . . . . . . . . .73
     SECTION 1304.  When Securities Presented for Repayment Become Due
          and Payable. . . . . . . . . . . . . . . . . . . . . . . .73
     SECTION 1305.  Securities Repaid in Part. . . . . . . . . . . .74

ARTICLE FOURTEEN - DEFEASANCE AND COVENANT DEFEASANCE. . . . . . . .75
     SECTION 1401.  Applicability of Article: Partnership's Option to
          Effect Defeasance or Covenant Defeasance . . . . . . . . .75
     SECTION 1402.  Defeasance and Discharge . . . . . . . . . . . .75
     SECTION 1403.  Covenant Defeasance. . . . . . . . . . . . . . .76
     SECTION 1404.  Conditions to Defeasance or Covenant Defeasance.76
     SECTION 1405.  Deposited Money and Government Obligations to Be
          Held in Trust; Other Miscellaneous Provisions. . . . . . .78

ARTICLE FIFTEEN - MEETINGS OF HOLDERS OF SECURITIES. . . . . . . . .79
     SECTION 1501.  Purposes for Which Meetings May Be Called. . . .79
     SECTION 1502.  Call, Notice and Place of Meetings . . . . . . .79
     SECTION 1503.  Persons Entitled to Vote at Meetings . . . . . .79
     SECTION 1504.  Quorum; Action . . . . . . . . . . . . . . . . .80
     SECTION 1505.  Determination of Voting Rights; Conduct and
          Adjournment of Meetings. . . . . . . . . . . . . . . . . .81
     SECTION 1506.  Counting Votes and Recording Action of Meetings.82

SIGNATURES AND SEALS . . . . . . . . . . . . . . . . . . . . . . . .83

ACKNOWLEDGMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .84

EXHIBIT AFORM OF REDEEMABLE OR NON-REDEEMABLE SENIOR SECURITY. . . A-1

yEXHIBIT BFORMS OF CERTIFICATION . . . . . . . . . . . . . . . . . B-1

                SOVRAN ACQUISITION LIMITED PARTNERSHIP


     Reconciliation and tie between Trust Indenture Act of 1939 (the "TIA") and Indenture, dated as of June __, 1998.

     Trust Indenture
       Act Section                           Indenture Section

     Section 310(a)(1). . . . . . . . . . . . . . .     607
                (a)(2). . . . . . . . . . . . . . .     607
                   (b). . . . . . . . . . . . . . .607, 608
        Section 312(c). . . . . . . . . . . . . . .     701
        Section 313(a). . . . . . . . . . . . . . .     702
                   (c). . . . . . . . . . . . . . .     702
        Section 314(a). . . . . . . . . . . . . . .     703
                (a)(4). . . . . . . . . . . . . . .    1008
                (c)(1). . . . . . . . . . . . . . .     102
                (c)(2). . . . . . . . . . . . . . .     102
                   (e). . . . . . . . . . . . . . .     102
        Section 315(b). . . . . . . . . . . . . . .     601
        Section 316(a) (last sentence). . . . . . .     101 ("Outstanding")
             (a)(1)(A). . . . . . . . . . . . . . .502, 512
             (a)(1)(B). . . . . . . . . . . . . . .     513
                   (b). . . . . . . . . . . . . . .     508
     Section 317(a)(1). . . . . . . . . . . . . . .     503
                (a)(2). . . . . . . . . . . . . . .     504
        Section 318(a). . . . . . . . . . . . . . .     111
                   (c). . . . . . . . . . . . . . .     111

_______________


NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

      Attention should also be directed to Section 318(c) of the TIA, which provides that the provisions of Sections 310 to and including 317 of the TIA are a part of and govern every qualified indenture, whether or not physically contained therein.

      INDENTURE, dated as of June __, 1998, between SOVRAN ACQUISITION LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware (hereinafter called the "Partnership"), having its principal office at 5166 Main Street, Williamsville, New York 14221, and Marine Midland Bank, a banking corporation and trust company organized under the laws of the State of New York, as Trustee hereunder (hereinafter called the "Trustee"), having its Corporate Trust Office at 140 Broadway, New York, New York 10005-1180.

                   RECITALS OF THE PARTNERSHIP

      The Partnership deems it necessary to issue from time to time for its lawful purposes senior debt securities (hereinafter called the "Securities") evidencing its unsecured and unsubordinated indebtedness, and has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of the Securities, to be issued in one or more series as provided in this Indenture.

      This Indenture is subject to the provisions of the Trust
Indenture Act of 1939, as amended, that are deemed to be incorporated into this Indenture and shall, to the extent applicable, be governed by such provisions.

      All things necessary to make this Indenture a valid agreement of the Partnership, in accordance with its terms, have been done.

      NOW, THEREFORE, THIS INDENTURE WITNESSETH:

      For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:


    ARTICLE ONE - DEFINITIONS AND OTHER PROVISIONS OF GENERAL
                           APPLICATION

      SECTION 101.  Definitions.  For all purposes of this
Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          (1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (2) all other terms used herein which are defined in the TIA, either directly or by reference therein, have the meanings assigned to them therein, and the terms "cash transaction" and "self-liquidating paper," as used in TIA
      Section 311, shall have the meanings assigned to them in the rules of the Commission adopted under the TIA;

          (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

          (4) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

      "Act," when used with respect to any Holder, has the meaning specified in Section 104.

      "Additional Amounts" means any additional amounts which are required by a Security or by or pursuant to a Board
Resolution, under circumstances specified therein, to be paid by the Partnership in respect of certain taxes imposed on certain
Holders and which are owing to such Holders.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Authenticating Agent" means any Person authorized by the Trustee pursuant to Section 611 hereof to act on behalf of the Trustee to authenticate Securities.

      "Authorized Newspaper" means a newspaper, printed in the English language or in an official language of the country of publication, customarily published on each Business Day, whether or not published on Saturdays, Sundays or holidays, and of general circulation in each place in connection with which the term is used or in the financial community of each such place. Whenever successive publications are required to be made in Authorized Newspapers, the successive publications may be made in the same or in different Authorized Newspapers in the same city meeting the foregoing requirements and in each case on any Business Day.

      "Bankruptcy Law" has the meaning specified in Section 501.

      "Bearer Security" means any Security established pursuant to Section 201 which is payable to bearer.

      "Board of Directors" means the board of directors of the Company, as general partner of the Partnership, or any committee of that board duly authorized to act hereunder.

      "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, as general partner of the Partnership, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      "Business Day," when used with respect to any Place of Payment or any other particular location referred to in this Indenture or in the Securities, means, unless otherwise specified with respect to any Securities issued pursuant to Section 301, any day, other than a Saturday or Sunday, that is not a day on which banking institutions in that Place of Payment or particular location are authorized or required by law, regulation or executive order to close.

      "Capital" means, (i) with respect to any corporation, any and all shares of stock issued by that corporation and (ii) with respect to any other person, any partnership interest, joint venture interest, limited liability company member interest or other form of equity sharing or participation interest, as applicable.

      "CEDEL" means Centrale de Livraison de Valeurs Mobilieres,
S.A., or its successor.

      "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties on such date.

      "Common Stock" means, with respect to any Person, all shares of capital stock issued by such Person other than Preferred Stock.

      "Company" means Sovran Holdings, Inc., a Delaware corporation and the general partner of the Partnership, or any successor corporation thereto.

      "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit (or composite currency) other than the ECU for the purposes for which it was established.

      "Corporate Trust Office" means the office of the Trustee at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at 140 Broadway, New York, New York 10005-1180.

      "corporation" includes corporations, associations, companies and business trusts.

      "coupon" means any interest coupon appertaining to a Bearer Security.

      "Custodian" has the meaning specified in Section 501.

      "Defaulted Interest" has the meaning specified in
Section 307.

      "Dollar" or "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

      "ECU" means the European Currency Unit as defined and revised from time to time by the Council of the European
Communities.

      "Euroclear" means Morgan Guaranty Trust Company of New
York, Brussels office, or its successor as operator of the Euroclear System.

      "European Communities" means the European Economic
Community, the European Coal and Steel Community and the European
Atomic Energy Community.

      "European Monetary System" means the European Monetary
System established by the Resolution of December 5, 1978 of the Council of the European Communities.

      "Event of Default" has the meaning specified in Article
Five.

      "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU issued by the government of one or more countries other than the United
States of America or by any recognized confederation or association of such governments.

      "GAAP" means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

      "Global Security" means a Security evidencing all or a part of a series of Securities issued to and registered in the name of the depositary for such series, or its nominee, in accordance with Section 305, and bearing the legend prescribed in
Section 203.

      "Government Obligations" means securities which are
(i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

      "Holder" means, in the case of a Registered Security, the Person in whose name a Security is registered in the Security
Register and, in the case of a Bearer Security, the bearer thereof and, when used with respect to any coupon, shall mean the bearer thereof.

      "Indenture" means this instrument as originally executed or as it may be supplemented or amended from time to time by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, and shall include the terms of particular series of Securities established as contemplated by
Section 301; provided, however, that, if at any time more than one Person is acting as Trustee under this instrument, "Indenture" shall mean, with respect to any one or more series of Securities for which such Person is Trustee, this instrument as originally executed or as it may be supplemented or amended from time to time by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof and shall include the terms of the or those particular series of Securities for which such Person is Trustee established as contemplated by Section 301, exclusive, however, of any provisions or terms which relate solely to other series of Securities for which such Person is Trustee, regardless of when such terms or provisions were adopted, and exclusive of any provisions or terms adopted by means of one or more indentures supplemental hereto executed and delivered after such Person had become such Trustee but to which such Person, as such Trustee, was not a party.

      "Indexed Security" means a Security the terms of which provide that the principal amount thereof payable at Stated
Maturity may be more or less than the principal face amount thereof at original issuance.

      "Interest," when used with respect to an Original Issue Discount Security which by its terms bears interest only after Maturity, shall mean interest payable after Maturity, and, when used with respect to a Security which provides for the payment of Additional Amounts pursuant to Section 1009, includes such Additional Amounts.

      "Interest Payment Date," when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

      "Maturity," when used with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

      "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, as general partner of the Partnership, and delivered to the Trustee.

      "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Partnership or who may be an employee of or other counsel for the Partnership and who shall be satisfactory to the Trustee.

      "Original Issue Discount Security" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502.

      "Outstanding," when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

          (i) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

       (ii) Securities, or portions thereof, for whose payment or redemption (including repayment at the option of the Holder) money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Partnership) in trust or set aside and segregated in trust by the Partnership (if the Partnership shall act as its own Paying Agent) for the Holders of such Securities and any coupons appertaining thereto; provided, however, that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

      (iii) Securities, except to the extent provided in Sections 1402 and 1403, with respect to which the Partnership has effected defeasance and/or covenant defeasance as provided in Article Fourteen; and

       (iv)    Securities which have been paid pursuant to
     Section 306 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Partnership;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders for quorum purposes, and for the purpose of making the calculations required by TIA Section 313, (i) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal thereof that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof pursuant to Section 502, (ii) the principal amount of any Security denominated in a Foreign Currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the Dollar equivalent, determined pursuant to Section 301 as of the date such Security is originally issued by the Partnership, of the principal amount (or, in the case of an Original Issue Discount Security, the Dollar equivalent as of such date of original issuance of the amount determined as provided in clause (i) above) of such Security, (iii) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Security pursuant to Section 301, and
(iv) Securities owned by the Partnership or any other obligor upon the Securities or any Affiliate of the Partnership or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities owned as provided in clause (iv) above which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Partnership or any other obligor upon the Securities or any Affiliate of the Partnership or of such other obligor. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Trustee in accordance with such advice.

     "Partnership" means the Person named as the "Partnership" in the first paragraph of this Indenture until a successor limited partnership or corporation shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Partnership" shall mean such successor limited partnership or corporation.

     "Partnership Request" and "Partnership Order" mean, respectively, a written request or order signed in the name of the Partnership, by the Chairman of the Board, President or a Vice President, Treasurer or an Assistant Treasurer, and Secretary or an Assistant Secretary of the Company, as general partner of the Partnership, and delivered to the Trustee.

     "Paying Agent" means any Person authorized by the Partnership to pay the principal of (and premium, if any) or interest on any Securities or coupons on behalf of the Partnership.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Place of Payment," when used with respect to the Securities of or within any series, means the place or places where the principal of (and premium, if any) and interest on such Securities are payable as specified as contemplated by Sections 301 and 1002.

     "Predecessor Security" of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 306 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security or a Security to which a mutilated, destroyed, lost or stolen coupon appertains shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security or the Security to which the mutilated, destroyed, lost or stolen coupon appertains.

     "Preferred Stock" means, with respect to any Person, all capital stock issued by such Person that are entitled to a preference or priority over any other capital stock issued by such Person with respect to any distribution of such Person's assets, whether by dividend or upon any voluntary or involuntary liquidation, dissolution or winding up.

     "Redemption Date," when used with respect to any Security to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

     "Redemption Price," when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

     "Registered Security" shall mean any Security which is registered in the Security Register.

     "Regular Record Date" for the interest payable on any Interest Payment Date on the Registered Securities of or within any series means the date specified for that purpose as contemplated by Section 301, whether or not a Business Day.

     "Repayment Date" means, when used with respect to any Security to be repaid at the option of the Holder, the date fixed for such repayment by or pursuant to this Indenture.

     "Repayment Price" means, when used with respect to any Security to be repaid at the option of the Holder, the price at which it is to be repaid by or pursuant to this Indenture.

     "Responsible Officer," when used with respect to the Trustee, means the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president (whether or not designated by a number or a word or words added before or after the title "vice president"), the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer's knowledge and familiarity with the particular subject.

     "Security" has the meaning stated in the first recital of this Indenture and, more particularly, means any Security or Securities authenticated and delivered under this Indenture; provided, however, that, if at any time there is more than one Person acting as Trustee under this Indenture, "Securities" with respect to the Indenture as to which such Person is Trustee shall have the meaning stated in the first recital of this Indenture and shall more particularly mean Securities authenticated and delivered under this Indenture, exclusive, however, of Securities of any series as to which such Person is not Trustee.

     "Security Register" and "Security Registrar" have the respective meanings specified in Section 305.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (as defined in Article I, Rule 1-02 of
Regulation S-X, promulgated under the Securities Act of 1933) of the Partnership.

     "Special Record Date" for the payment of any Defaulted
Interest on the Registered Securities of or within any series means a date fixed by the Trustee pursuant to Section 307.

     "Stated Maturity," when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security or a coupon representing such installment of interest as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

     "Subsidiary" with respect to any person, means (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person and (ii) any partnership
(a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person and/or one or more Subsidiaries of such person (or any combination thereof.)

     "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939, as amended and as in force at the date as of which this Indenture was executed, except as provided in Section 905.

     "Trustee" means the Person named as the "Trustee" in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean or include each Person who is then a Trustee hereunder; provided, however, that if at any time there is more than one such Person, "Trustee" as used with respect to the Securities of any series shall mean only the Trustee with respect to Securities of that series.

     "United States" means, unless otherwise specified with respect to any Securities pursuant to Section 301, the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

     "United States Person" means, unless otherwise specified with respect to any Securities pursuant to Section 301, an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     "Yield to Maturity" means the yield to maturity, computed at the time of issuance of a Security (or, if applicable, at the most recent redetermination of interest on such Security) and as set forth in such Security in accordance with generally accepted United States bond yield computation principles.

     SECTION 102. Compliance Certificates and Opinions. Upon any application or request by the Partnership to the Trustee to take any action under any provision of this Indenture, the Partnership shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (including certificates delivered pursuant to Section 1008) shall include:

          (1) a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;

          (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

               (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and

          (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

     SECTION 103. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

     Any certificate or opinion of an officer of the Company, as general partner of the Partnership, may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, or a certificate or representations by counsel, unless such officer knows, or in the exercise of reasonable care should know, that the opinion, certificate or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such Opinion of Counsel or certificate or representations may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company, as general partner of the Partnership, stating that the information as to such factual matters is in the possession of the Company, as general partner of the Partnership, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

     SECTION 104. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders of the Outstanding Securities of all series or one or more series, as the case may be, may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing. If Securities of a series are issuable as Bearer Securities, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders of Securities of such series may, alternatively, be embodied in and evidenced by the record of Holders of Securities of such series voting in favor thereof, either in person or by proxies duly appointed in writing, at any meeting of Holders of

Securities of such series duly called and held in accordance with the provisions of Article Fifteen, or a combination of such instruments and any such record. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Partnership. Such instrument or instruments and any such record (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments or so voting at any such meeting. Proof of execution of any such instrument or of a writing appointing any such agent, or of the holding by any Person of a Security, shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Partnership and any agent of the Trustee or the Partnership, if made in the manner provided in this Section. The record of any meeting of Holders of Securities shall be proved in the manner provided in
Section 1506.

          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other reasonable manner which the Trustee deems sufficient.

          (c) The ownership of Registered Securities shall be proved by the Security Register. As to any matter relating to beneficial ownership interests in any Global Security, the appropriate depositary's records shall be dispositive for purposes of this Indenture.

          (d) The ownership of Bearer Securities may be proved by the production of such Bearer Securities or by a certificate executed, as depositary, by any trust company, bank, banker or other depositary, wherever situated, if such certificate shall be deemed by the Trustee to be satisfactory, showing that at the date therein mentioned such Person had on deposit with such depositary, or exhibited to it, the Bearer Securities therein described; or such facts may be proved by the certificate or affidavit of the Person holding such Bearer Securities, if such certificate or affidavit is deemed by the Trustee to be satisfactory. The Trustee and the Partnership may assume that such ownership of any Bearer Security continues until (1) another certificate or affidavit bearing a later date issued in respect of the same Bearer Security is produced, or (2) such Bearer Security is produced to the Trustee by some other Person, or
(3) such Bearer Security is surrendered in exchange for a Registered Security, or (4) such Bearer Security is no longer Outstanding. The ownership of Bearer Securities may also be proved in any other manner which the Trustee deems sufficient.

          (e) If the Partnership shall solicit from the Holders of Registered Securities any request, demand, authorization, direction, notice, consent, waiver or other Act, the Partnership may, at its option, in or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Partnership shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

          (f) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, any Security Registrar, any Paying Agent, any Authenticating Agent or the Partnership in reliance thereon, whether or not notation of such action is made upon such Security.

     SECTION 105. Notices, etc., to Trustee and Partnership. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

               (1)  the Trustee by any Holder or by the
     Partnership shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at 140 Broadway, New York, New York 10005-1180; or

               (2) the Partnership by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, to the Partnership, c/o Sovran Self Storage, Inc., addressed to it at the address of its principal office specified in the first paragraph of this Indenture or at any other address previously furnished in writing to the Trustee by the Partnership, Attention: Chief Financial Officer (with a copy to the Partnership's general counsel), or

               (3) either the Trustee or the Partnership, by the other party, shall be sufficient for every purpose hereunder if given by facsimile transmission, receipt confirmed by telephone followed by an original copy delivered by guaranteed overnight courier; if to the Trustee at facsimile number (212) 658-6425; and if to the Partnership at facsimile number (716) 633-1860.

     SECTION 106. Notice to Holders: Waiver. Where this Indenture provides for notice of any event to Holders of Registered Securities by the Partnership or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each such Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, if any, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders of Registered Securities is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders of Registered Securities or the sufficiency of any notice to Holders of Bearer Securities given as provided herein. Any notice mailed to a Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

     If by reason of the suspension of or irregularities in regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification to Holders of Registered Securities as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

     Except as otherwise expressly provided herein or otherwise specified with respect to any Securities pursuant to Section 301, where this Indenture provides for notice to Holders of Bearer Securities of any event, such notice shall be sufficiently given if published in an Authorized Newspaper in The City of New York and in such other city or cities as may be specified in such Securities on a Business Day, such publication to be not later than the latest date, if any, and not earlier than the earliest date, if any, prescribed for the giving of such notice. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

     If by reason of the suspension of publication of any Authorized Newspaper or Authorized Newspapers or by reason of any other cause it shall be impracticable to publish any notice to Holders of Bearer Securities as provided above, then such notification to Holders of Bearer Securities as shall be given with the approval of the Trustee shall constitute sufficient notice to such Holders for every purpose hereunder. Neither the failure to give notice by publication to any particular Holder of Bearer Securities as provided above, nor any defect in any notice so published, shall affect the sufficiency of such notice with respect to other Holders of Bearer Securities or the sufficiency of any notice to Holders of Registered Securities given as provided herein.

     Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

     Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

     SECTION 107. Counterparts; Effect of Headings and Table of Contents. This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

     SECTION 108. Successors and Assigns. All covenants and agreements in this Indenture by the Partnership shall bind its successors and assigns, whether so expressed or not.

     SECTION 109. Severability Clause. In case any provision in this Indenture or in any Security or coupon shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 110. Benefits of Indenture. Nothing in this Indenture or in the Securities or coupons, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, any Authenticating Agent and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

     SECTION 111. Governing Law. This Indenture and the Securities and coupons shall be governed by and construed in accordance with the law of the State of New York. This Indenture is subject to the provisions of the TIA that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions.

     SECTION 112. Legal Holidays. In any case where any Interest Payment Date, Redemption Date, Repayment Date, sinking fund payment date, Stated Maturity or Maturity of any Security or the last date on which a Holder has the right to exchange a Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or any Security or coupon other than a provision in the Securities of any series which specifically states that such provision shall apply in lieu hereof), payment of interest or any Additional Amounts or principal (and premium, if any) or exchange of such security need not be made at such Place of Payment on such date, but (except as otherwise provided in the supplemental indenture with respect to such Security) may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, Redemption Date, Repayment Date or sinking fund payment date, or at the Stated Maturity or Maturity, or on such last day for exchange, provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Repayment Date, sinking fund payment date, Stated Maturity or Maturity, as the case may be.

     SECTION 113. Non-Recourse. Notwithstanding anything contained herein to the contrary, no recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Security or coupon appertaining thereto, or because of any indebtedness evidenced thereby (including, without limitation, any obligation or indebtedness relating to the principal of, or premium or Additional Amounts, if any, interest or any other amounts due, or claimed to be due, on any Security issued hereunder), or for any claim based thereon or otherwise in respect thereof, shall be had (i) against the Company or any other past, present or future partner in the Partnership,
(ii) against any other Person which owns an interest, directly or indirectly, in any partner of the Partnership or (iii) against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Partnership or the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issue of the Securities.

     SECTION 114. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.


                 ARTICLE TWO - SECURITIES FORMS

     SECTION 201. Forms of Securities. The Registered Securities, if any, of each series and the Bearer Securities, if any, of each series and related coupons shall be substantially in the form of Exhibit A hereto or in such other form as shall be established in one or more indentures supplemental hereto or approved from time to time by or pursuant to a Board Resolution in accordance with Section 301, shall have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture or any indenture supplemental hereto, and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as the Partnership may deem appropriate and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Securities may be listed, or to conform to usage.

     Unless otherwise specified as contemplated by Section 301, Bearer Securities shall have interest coupons attached.

     The definitive Securities and coupons shall be printed, lithographed or engraved or produced by any combination of these methods on a steel engraved border or steel engraved borders or mechanically reproduced on safety paper or may be produced in any other manner, all as determined by the officers executing such Securities or coupons, as evidenced by their execution of such Securities or coupons.

     SECTION 202.  Form of Trustee's Certificate of
Authentication. Subject to Section 611, the Trustee's certificate of authentication shall be in substantially the following form:

     This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

                              MARINE MIDLAND BANK
                                as Trustee


                              By____________________________
                                   Authorized Signatory

     SECTION 203. Securities Issuable in Global Form. If Securities of or within a series are issuable in the form of one or more Global Securities, then, notwithstanding clause (8) of
Section 301 and the provisions of Section 302, any such Global Security or Securities may provide that it or they shall represent the aggregate amount of all Outstanding Securities of such series (or such lesser amount as is permitted by the terms thereof) from time to time endorsed thereon and may also provide that the aggregate amount of Outstanding Securities of such series represented thereby may from time to time be increased or decreased to reflect exchanges. Any endorsement of any Global Security to reflect the amount, or any increase or decrease in the amount, or changes in the rights of Holders thereof, of Outstanding Securities represented thereby shall be made by the Trustee in such manner or by such Person or Persons as shall be specified therein or in the Partnership Order to be delivered to the Trustee pursuant to Section 303 or 304. Subject to the provisions of Section 303 and, if applicable, Section 304, the Trustee shall deliver and redeliver any Global Security in permanent global form in the manner and upon instructions given by the Person or Persons specified therein or in the applicable Partnership Order. If a Partnership Order pursuant to
Section 303 or 304 has been, or simultaneously is, delivered, any instructions by the Partnership with respect to endorsement or delivery or redelivery of a Global Security shall be in writing but need not comply with Section 102 and need not be accompanied by an Opinion of Counsel.

     The provisions of the last sentence of Section 303 shall apply to any Security represented by a Global Security if such Security was never issued and sold by the Partnership and the Partnership delivers to the Trustee the Global Security together with written instructions (which need not comply with Section 102 and need not be accompanied by an Opinion of Counsel) with regard to the reduction in the principal amount of Securities represented thereby, together with the written statement contemplated by the last sentence of Section 303.

     Notwithstanding the provisions of Section 307, unless otherwise specified as contemplated by Section 301, payment of principal of and any premium and interest on any Global Security in permanent global form shall be made to the registered Holder thereof.

     Notwithstanding the provisions of Section 308 and except as provided in the preceding paragraph, the Partnership, the Trustee and any agent of the Partnership and the Trustee shall treat as the Holder of such principal amount of Outstanding Securities represented by a permanent Global Security (i) in the case of a permanent Global Security in registered form, the Holder of such permanent Global Security in registered form, or (ii) in the case of a permanent Global Security in bearer form, Euroclear or CEDEL.

     Any Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

          "This Security is a Global Security within the meaning set forth in the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor Depositary or its nominee."

                 ARTICLE THREE - THE SECURITIES

     SECTION 301. Amount Unlimited; Issuable in Series. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited.

     The Securities may be issued in one or more series. There shall be established in one or more Board Resolutions or pursuant to authority granted by one or more Board Resolutions and, subject to Section 303, set forth in an Officers' Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of Securities of any series:

               (1)  the title of the Securities of the series
     (which shall distinguish the Securities of such series from all other series of Securities);

               (2) any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 304, 305, 306, 906, 1107 or
     1305);

               (3) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Securities of the series shall be payable;

               (4) the rate or rates at which the Securities of the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which such interest will be payable and the Regular Record Date, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

               (5) the place or places where the principal of (and premium, if any), interest, if any, on, and Additional Amounts, if any, payable in respect of, Securities of the series shall be payable, any Registered Securities of the series may be surrendered for registration of transfer or exchange and notices or demands to or upon the Partnership in respect of the Securities of the series and this Indenture may be served;

               (6) the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which Securities of the series may be redeemed, in whole or in part, at the option of the Partnership, if the Partnership is to have the option;

               (7) the obligation, if any, of the Partnership to redeem, repay or purchase Securities of the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which Securities of the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

               (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Securities of the series shall be issuable;

               (9) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

               (10) if other than the principal amount thereof, the portion of the principal amount of Securities of the series that shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 or the method by which such portion shall be determined;

               (11) if other than Dollars, the Foreign Currency or Currencies in which payment of the principal of (and premium, if any) and interest or Additional Amounts, if any, on the Securities of the series shall be payable or in which the Securities of the series shall be denominated and the manner of determining the equivalent thereof in Dollars for purposes of the definition of "Outstanding" in Section 101;

               (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Securities of the series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

               (13) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on the Securities of the series are to be payable, at the election of the Partnership or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Securities are to be so payable;

               (14) provisions, if any, granting special rights to the Holders of Securities of the series upon the occurrence of such events as may be specified;

               (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Partnership with respect to Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein;

               (16) whether Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Securities of the series are to be issuable initially in temporary global form and whether any Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in
     Section 305, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depositary for such series;

               (17) the date as of which any Bearer Securities of the series and any temporary Global Security representing Outstanding Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

               (18) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in Section 304;

               (19) the applicability, if any, of Sections 1402 and/or 1403 to the Securities of the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen;

               (20) if the Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

               (21) if the Securities of the series are to be issued upon the exercise of warrants, the time, manner and place for such Securities to be authenticated and delivered;


               (22) whether and under what circumstances the Partnership will pay Additional Amounts as contemplated by
     Section 1009 on the Securities of the series to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Partnership will have the option to redeem such Securities rather than pay such Additional Amounts (and the terms of any such option); and

               (23) any other terms of the series (which terms shall not be inconsistent with the provisions of this Indenture).

     All Securities of any one series and the coupons appertaining to any Bearer Securities of such series shall be substantially identical except, in the case of Registered Securities, as to denomination and except as may otherwise be provided in or pursuant to such Board Resolution (subject to Section 303) and set forth in such Officers' Certificate or in any such indenture supplemental hereto. All Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Securities of such series.

     If any of the terms of the Securities of any series are established by action taken pursuant to one or more Board Resolutions, a copy of an appropriate record of such action(s) shall be certified by the Secretary or an Assistant Secretary of the Company, as general partner of the Partnership, and delivered to the Trustee at or prior to the delivery of the Officers' Certificate setting forth the terms of the Securities of such series.

     SECTION 302. Denominations. The Securities of each series shall be issuable in such denominations as shall be specified as contemplated by Section 301. With respect to Securities of any series denominated in Dollars, in the absence of any such provisions with respect to the Securities of any series, the Securities of such series, other than Global Securities (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof.

     SECTION 303. Execution, Authentication, Delivery and Dating. The Securities and any coupons appertaining thereto shall be executed on behalf of the Partnership by the Chairman of the Board and the President or one of the Vice Presidents of the Company, as general partner of the Partnership, under its corporate seal reproduced thereon, and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Securities and coupons may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.

     Securities or coupons bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company, as general partner of the Partnership, shall bind the Partnership, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities or coupons.

     At any time and from time to time after the execution and delivery of this Indenture, the Partnership may deliver Securities of any series, together with any coupon appertaining thereto, executed by the Partnership to the Trustee for authentication, together with a Partnership Order for the authentication and delivery of such Securities, and the Trustee in accordance with the Partnership Order shall authenticate and deliver such Securities; provided, however, that, in connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States; and provided further that, unless otherwise specified with respect to any series of Securities pursuant to Section 301, a Bearer Security may be delivered in connection with its original issuance only if the Person entitled to receive such Bearer Security shall have furnished a certificate to Euroclear or CEDEL, as the case may be, in the form set forth in Exhibit B-1 to this Indenture or such other certificate as may be specified with respect to any series of Securities pursuant to Section 301, dated no earlier than 15 days prior to the earlier of the date on which such Bearer Security is delivered and the date on which any temporary Security first becomes exchangeable for such Bearer Security in accordance with the terms of such temporary Security and this Indenture. If any Security shall be represented by a permanent global Bearer Security, then, for purposes of this Section and Section 304, the notation of a beneficial owner's interest therein upon original issuance of such Security or upon exchange of a portion of a temporary Global Security shall be deemed to be delivery in connection with its original issuance of such beneficial owner's interest in such permanent Global Security. Except as permitted by Section 306, the Trustee shall not authenticate and deliver any Bearer Security unless all appurtenant coupons for interest then matured have been detached and canceled.

     If all the Securities of any series are not to be issued at one time and if the Board Resolution or supplemental indenture establishing such series shall so permit, such Partnership Order may set forth procedures acceptable to the Trustee for the issuance of such Securities and determining the terms of particular Securities of such series, such as interest rate or formula, maturity date, date of issuance and date from which interest shall accrue. In authenticating such Securities, and accepting the additional responsibilities under this Indenture in relation to such Securities, the Trustee shall be entitled to receive, and (subject to TIA Section 315(a) through 315(d)) shall be fully protected in relying upon,

          (i)  an Opinion of Counsel stating that

               (a) the form or forms of such Securities and any coupons have been established in conformity with the provisions of this Indenture;

               (b) the terms of such Securities and any coupons have been established in conformity with the provisions of this Indenture; and

               (c) such Securities, together with any coupons appertaining thereto, when completed by appropriate insertions and executed and delivered by the Partnership to the Trustee for authentication in accordance with this Indenture, authenticated and delivered by the Trustee in accordance with this Indenture and issued by the Partnership in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute legal, valid and legally binding obligations of the Partnership, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally and to general equitable principles; and

          (ii) an Officers' Certificate stating that all conditions precedent provided for in this Indenture relating to the issuance of the Securities have been complied with and that, to the best of the knowledge of the signers of such certificate, that no Event of Default with respect to any of the Securities shall have occurred and be continuing.

If such form or terms have been so established, the Trustee shall not be required to authenticate such Securities if the issue of such Securities pursuant to this Indenture will affect the Trustee's own rights, duties, obligations or immunities under the Securities and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

     Notwithstanding the provisions of Section 301 and of the preceding paragraph, if all the Securities of any series are not to be issued at one time, it shall not be necessary to deliver an Officers' Certificate otherwise required pursuant to Section 301 or a Partnership Order, or an Opinion of Counsel or an Officers' Certificate otherwise required pursuant to the preceding paragraph at the time of issuance of each Security of such series, but such order, opinion and certificates, with appropriate modifications to cover such future issuances, shall be delivered at or before the time of issuance of the first Security of such series.

     Each Registered Security shall be dated the date of its authentication and each Bearer Security shall be dated as of the date specified as contemplated by Section 301.

     No Security or coupon shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security or Security to which such coupon appertains a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized signatory, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture. Notwithstanding the foregoing, if any Security (including a Global Security) shall have been authenticated and delivered hereunder but never issued and sold by the Partnership, and the Partnership shall deliver such Security to the Trustee for cancellation as provided in Section 309 together with a written statement (which need not comply with Section 102 and need not be accompanied by an Opinion of Counsel) stating that such Security has never been issued and sold by the Partnership, for all purposes of this Indenture such Security shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

     SECTION 304. Temporary Securities. Pending the preparation of definitive Securities of any series, the Partnership may execute, and upon Partnership Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued, in registered form, or, if authorized, in bearer form with one or more coupons or without coupons, and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as conclusively evidenced by their execution of such Securities. In the case of Securities of any series, such temporary Securities may be in global form.

     Except in the case of temporary Global Securities (which shall be exchanged as otherwise provided herein or as otherwise provided in or pursuant to a Board Resolution), if temporary Securities of any series are issued, the Partnership will cause definitive Securities of that series to be prepared without unreasonable delay. After the preparation of definitive Securities of such series, the temporary Securities of such series shall be exchangeable for definitive Securities of such series upon surrender of the temporary Securities of such series at the office or agency of the Partnership in a Place of Payment for that series, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities of any series (accompanied by any non-matured coupons appertaining thereto), the Partnership shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of the same series of authorized denominations; provided, however, that no definitive Bearer Security shall be delivered in exchange for a temporary Registered Security; and provided further that a definitive Bearer Security shall be delivered in exchange for a temporary Bearer Security only in compliance with the conditions set forth in Section 303. Until so exchanged, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of such series.

     Unless otherwise provided in or pursuant to a Board Resolution, the following provisions of this Section 304 shall govern the exchange of temporary Securities other than through the facilities of The Depository Trust Company. If any such temporary Security is issued in global form, then such temporary Global Security shall, unless otherwise provided therein, be delivered to the London office of a depositary or common depositary (the "Common Depositary"), for the benefit of Euroclear and CEDEL, for credit to the respective accounts of the beneficial owners of such Securities (or to such other accounts as they may direct).

     Without unnecessary delay but in any event not later than the date specified in, or determined pursuant to the terms of, any such temporary Global Security (the "Exchange Date"), the Partnership shall deliver to the Trustee definitive Securities, in aggregate principal amount equal to the principal amount of such temporary Global Security, executed by the Partnership. On or after the Exchange Date, such temporary Global Security shall be surrendered by the Common Depositary to the Trustee, as the Partnership's agent for such purpose, to be exchanged, in whole or from time to time in part, for definitive Securities without charge, and the Trustee shall authenticate and deliver, in exchange for each portion of such temporary Global Security, an equal aggregate principal amount of definitive Securities of the same series of authorized denominations and of like tenor as the portion of such temporary Global Security to be exchanged. The definitive Securities to be delivered in exchange for any such temporary Global Security shall be in bearer form, registered form, permanent global bearer form or permanent global registered form, or any combination thereof, as specified as contemplated by
Section 301, and, if any combination thereof is so specified, as requested by the beneficial owner thereof; provided, however, that, unless otherwise specified in such temporary Global Security, upon such presentation by the Common Depositary, such temporary Global Security is accompanied by a certificate dated the Exchange Date or a subsequent date and signed by Euroclear as to the portion of such temporary Global Security held for its account then to be exchanged and a certificate dated the Exchange Date or a subsequent date and signed by CEDEL as to the portion of such temporary Global Security held for its account then to be exchanged, each in the form set forth in Exhibit A-2 to this Indenture or in such other form as may be established pursuant to

Section 301; and provided further that definitive Bearer
Securities shall be delivered in exchange for a portion of a temporary Global Security only in compliance with the requirements of Section 303.

     Unless otherwise specified in such temporary Global Security, the interest of a beneficial owner of Securities of a series in a temporary Global Security shall be exchanged for definitive Securities of the same series and of like tenor following the Exchange Date when the account holder instructs Euroclear or CEDEL, as the case may be, to request such exchange on his behalf and delivers to Euroclear or CEDEL, as the case may be, a certificate in the form set forth in Exhibit B-1 to this Indenture (or in such other form as may be established pursuant to Section 301), dated no earlier than 15 days prior to the Exchange Date, copies of which certificate shall be available from the offices of Euroclear and CEDEL, the Trustee, any Authenticating Agent appointed for such series of Securities and each Paying Agent. Unless otherwise specified in such temporary Global Security, any such exchange shall be made free of charge to the beneficial owners of such temporary Global Security, except that a Person receiving definitive Securities must bear the cost of insurance, postage, transportation and the like unless such Person takes delivery of such definitive Securities in person at the offices of Euroclear or CEDEL. Definitive Securities in bearer form to be delivered in exchange for any portion of a temporary Global Security shall be delivered only outside the United States.

     Until exchanged in full as hereinabove provided, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of the same series and of like tenor authenticated and delivered hereunder, except that, unless otherwise specified as contemplated by Section 301, interest payable on a temporary Global Security on an Interest Payment Date for Securities of such series occurring prior to the applicable Exchange Date shall be payable to Euroclear and CEDEL on such Interest Payment Date upon delivery by Euroclear and CEDEL to the Trustee of a certificate or certificates in the form set forth in Exhibit B-2 to this Indenture (or in such other forms as may be established pursuant to Section 301), for credit without further interest on or after such Interest Payment Date to the respective accounts of Persons who are the beneficial owners of such temporary Global Security on such Interest Payment Date and who have each delivered to Euroclear or CEDEL, as the case may be, a certificate dated no earlier than 15 days prior to the Interest Payment Date occurring prior to such Exchange Date in the form set forth as Exhibit B-1 to this Indenture (or in such other forms as may be established pursuant to Section 301). Notwithstanding anything to the contrary herein contained, the certifications made pursuant to this paragraph shall satisfy the certification requirements of the preceding two paragraphs of this Section 304(b) and of the third paragraph of Section 303 of this Indenture and the interests of the Persons who are the beneficial owners of the temporary Global Security with respect to which such certification was made will be exchanged for definitive Securities of the same series and of like tenor on the Exchange Date or the date of certification if such date occurs after the Exchange Date, without further act or deed by such beneficial owners. Except as otherwise provided in this paragraph, no payments of principal or interest owing with respect to a beneficial interest in a temporary Global Security will be made unless and until such interest in such temporary Global Security shall have been exchanged for an interest in a definitive Security. Any interest so received by Euroclear and CEDEL and not paid as herein provided shall be returned to the Trustee prior to the expiration of two years after such Interest Payment Date in order to be repaid to the Partnership.

     SECTION 305. Registration, Registration of Transfer and Exchange. The Partnership shall cause to be kept at the Corporate Trust Office of the Trustee or in any office or agency of the Partnership in a Place of Payment a register for each series of Securities (the registers maintained in such office or in any such office or agency of the Partnership in a Place of Payment being herein sometimes referred to collectively as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Partnership shall provide for the registration of Registered Securities and of transfers of Registered Securities. The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time. The Trustee, at its Corporate Trust Office, is hereby initially appointed "Security Registrar" for the purpose of registering Registered Securities and transfers of Registered Securities on such Security Register as herein provided. In the event that the Trustee shall cease to be Security Registrar, it shall have the right to examine the Security Register at all reasonable times.

     Subject to the provisions of this Section 305, upon surrender for registration of transfer of any Registered Security of any series at any office or agency of the Partnership in a Place of Payment for that series, the Partnership shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Securities of the same series, of any authorized denominations and of a like aggregate principal amount, bearing a number not contemporaneously outstanding, and containing identical terms and provisions.

     Subject to the provisions of this Section 305, at the option of the Holder, Registered Securities of any series may be exchanged for other Registered Securities of the same series, of any authorized denomination or denominations and of a like aggregate principal amount, containing identical terms and provisions, upon surrender of the Registered Securities to be exchanged at any such office or agency. Whenever any such Registered Securities are so surrendered for exchange, the Partnership shall execute, and the Trustee shall authenticate and deliver, the Registered Securities which the Holder making the exchange is entitled to receive. Unless otherwise specified with respect to any series of Securities as contemplated by
Section 301, Bearer Securities may not be issued in exchange for Registered Securities.

     If (but only if) permitted by the applicable Board Resolution and (subject to Section 303) set forth in the applicable Officers' Certificate, or in any indenture supplemental hereto, delivered as contemplated by Section 301, at the option of the Holder, Bearer Securities of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, upon surrender of the Bearer Securities to be exchanged at any such office or agency, with all unmatured coupons and all matured coupons in default thereto appertaining. If the Holder of a Bearer Security is unable to produce any such unmatured coupon or coupons or matured coupon or coupons in default, any such permitted exchange may be effected if the Bearer Securities are accompanied by payment in funds acceptable to the Partnership in an amount equal to the face amount of such missing coupon or coupons, or the surrender of such missing coupon or coupons may be waived by the Partnership and the Trustee if there is furnished to them such security or indemnity as they may require to save each of them and any Paying Agent harmless. If thereafter the Holder of such Security shall surrender to any Paying Agent any such missing coupon in respect of which such a payment shall have been made, such Holder shall be entitled to receive the amount of such payment; provided, however, that, except as otherwise provided in Section 1002, interest represented by coupons shall be payable only upon presentation and surrender of those coupons at an office or agency located outside the United States. Notwithstanding the foregoing, in case a Bearer Security of any series is surrendered at any such office or agency in a permitted exchange for a Registered Security of the same series and like tenor after the close of business at such office or agency on (i) any Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date, or (ii) any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, such Bearer Security shall be surrendered without the coupon relating to such Interest Payment Date or proposed date for payment, as the case may be, and interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the provisions of this Indenture. Whenever any Securities are so surrendered for exchange, the Partnership shall execute, and the Trustee shall authenticate and deliver, the Securities which the Holder making the exchange is entitled to receive.

     Notwithstanding the foregoing, except as otherwise specified as contemplated by Section 301, any permanent Global Security shall be exchangeable only as provided in this paragraph. If the depositary for any permanent Global Security is The Depository Trust Company ("DTC"), then, unless the terms of such Global Security expressly permit such Global Security to be exchanged in whole or in part for definitive Securities, a Global Security may be transferred, in whole but not in part, only to a nominee of DTC, or by a nominee of DTC to DTC, or to a successor to DTC for such Global Security selected or approved by the Partnership or to a nominee of such successor to DTC. If at any time DTC notifies the Partnership that it is unwilling or unable to continue as depositary for the applicable Global Security or Securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 if so required by applicable law or regulation, the Partnership shall appoint a successor depositary with respect to such Global Security or Securities. If (x) a successor depositary for such Global Security or Securities is not appointed by the Partnership within 90 days after the Partnership receives such notice or becomes aware of such unwillingness, inability or ineligibility,
(y) an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the applicable series of Securities represented by such Global Security or Securities advise DTC to cease acting as depositary for such Global Security or Securities or (z) the Partnership, in its sole discretion, determines at any time that all Outstanding Securities (but not less than all) of any series issued or issuable in the form of one or more Global Securities shall no longer be represented by such Global Security or Securities, then the Partnership shall execute, and the Trustee shall authenticate and deliver definitive Securities of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Security or Securities.
If any beneficial owner of an interest in a permanent global Security is otherwise entitled to exchange such interest for Securities of such series and of like tenor and principal amount of another authorized form and denomination, as specified as contemplated by Section 301 and provided that any applicable notice provided in the permanent Global Security shall have been given, then without unnecessary delay but in any event not later than the earliest date on which such interest may be so exchanged, the Partnership shall execute, and the Trustee shall authenticate and deliver definitive Securities in aggregate principal amount equal to the principal amount of such beneficial owner's interest in such permanent Global Security. On or after the earliest date on which such interests may be so exchanged, such permanent Global Security shall be surrendered for exchange by DTC or such other depositary as shall be specified in the Partnership Order with respect thereto to the Trustee, as the Partnership's agent for such purpose; provided, however, that no such exchanges may occur during a period beginning at the opening of business 15 days before any selection of Securities to be redeemed and ending on the relevant Redemption Date if the Security for which exchange is requested may be among those selected for redemption; and provided further that no Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States. If a Registered Security is issued in exchange for any portion of a permanent Global Security after the close of business at the office or agency where such exchange occurs on (i) any Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date, or (ii) any Special Record Date and the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, interest or

Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Person to whom interest in respect of such portion of such permanent Global Security is payable in accordance with the provisions of this Indenture.

     All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Partnership, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

     Every Registered Security presented or surrendered for registration of transfer or for exchange or redemption shall (if so required by the Partnership or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

     No service charge shall be made for any registration of transfer or exchange of Securities, but the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 906, 1107 or 1305 not involving any transfer.

     The Partnership or the Trustee, as applicable, shall not be required (i) to issue, register the transfer of or exchange any Security if such Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Securities to be redeemed under
Section 1103 and ending at the close of business on (A) if such Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Security not to be so repaid.

     SECTION 306. Mutilated, Destroyed, Lost and Stolen Securities. If any mutilated Security or a Security with a mutilated coupon appertaining to it is surrendered to the Trustee or the Partnership, together with, in proper cases, such security or indemnity as may be required by the Partnership or the Trustee to save each of them or any agent of either of them harmless, the Partnership shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Security of the same series and principal amount, containing identical terms and provisions and bearing a number not contemporaneously outstanding, with coupons corresponding to the coupons, if any, appertaining to the surrendered Security.

     If there shall be delivered to the Partnership and to the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Security or coupon, and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Partnership or the Trustee that such Security or coupon has been acquired by a bona fide purchaser, the Partnership shall execute and upon its request the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Security or in exchange for the Security to which a destroyed, lost or stolen coupon appertains (with all appurtenant coupons not destroyed, lost or stolen), a new Security of the same series and principal amount, containing identical terms and provisions and bearing a number not contemporaneously outstanding, with coupons corresponding to the coupons, if any, appertaining to such destroyed, lost or stolen Security or to the Security to which such destroyed, lost or stolen coupon appertains.

     Notwithstanding the provisions of the previous two paragraphs, in case any such mutilated, destroyed, lost or stolen Security or coupon has become or is about to become due and payable, the Partnership in its discretion may, instead of issuing a new Security, with coupons corresponding to the coupons, if any, appertaining to such destroyed, lost or stolen Security or to the Security to which such destroyed, lost or stolen coupon appertains, pay such Security or coupon; provided, however, that payment of principal of (and premium, if any), any interest on and any Additional Amounts with respect to, Bearer Securities shall, except as otherwise provided in Section 1002, be payable only at an office or agency located outside the United States and, unless otherwise specified as contemplated by Section 301, any interest on Bearer Securities shall be payable only upon presentation and surrender of the coupons appertaining thereto.

     Upon the issuance of any new Security under this Section, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

     Every new Security of any series with its coupons, if any, issued pursuant to this Section in lieu of any destroyed, lost or stolen Security, or in exchange for a Security to which a destroyed, lost or stolen coupon appertains, shall constitute an original additional contractual obligation of the Partnership, whether or not the destroyed, lost or stolen Security and its coupons, if any, or the destroyed, lost or stolen coupon shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities of that series and their coupons, if any, duly issued hereunder.

     The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities or coupons.

     SECTION 307. Payment of Interest; Interest Rights Preserved. Except as otherwise specified with respect to a series of Securities in accordance with the provisions of
Section 301, interest on any Registered Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Partnership maintained for such purpose pursuant to Section 1002; provided, however, that each installment of interest on any Registered Security may at the Partnership's option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 308, to the address of such Person as it appears on the Security Register or (ii) transfer to an account maintained by the payee located inside the United States.

     Unless otherwise provided as contemplated by Section 301 with respect to the Securities of any series, payment of interest may be made, in the case of a Bearer Security, by transfer to an account maintained by the payee with a bank located outside the United States.

     Unless otherwise provided as contemplated by Section 301, every permanent global Security will provide that interest, if any, payable on any Interest Payment Date will be paid to DTC, Euroclear and/or CEDEL, as the case may be, with respect to that portion of such permanent global Security held for its account by Cede & Co. or the Common Depositary, as the case may be, for the purpose of permitting such party to credit the interest received by it in respect of such permanent global Security to the accounts of the beneficial owners thereof.

     In case a Bearer Security of any series is surrendered in exchange for a Registered Security of such series after the close of business (at an office or agency in a Place of Payment for such series) on any Regular Record Date and before the opening of business (at such office or agency) on the next succeeding Interest Payment Date, such Bearer Security shall be surrendered without the coupon relating to such Interest Payment Date and interest will not be payable on such Interest Payment Date in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the provisions of this Indenture.

     Except as otherwise specified with respect to a series of Securities in accordance with the provisions of Section 301, any interest on any Registered Security of any series that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "Defaulted Interest") shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Partnership, at its election in each case, as provided in clause
(1) or (2) below:

               (1) The Partnership may elect to make payment of any Defaulted Interest to the Persons in whose names the Registered Securities of such series (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Partnership shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Registered Security of such series and the date of the proposed payment (which shall not be less than 20 days after such notice is received by the Trustee), and at the same time the Partnership shall deposit with the Trustee an amount of money in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Partnership of such Special Record Date and, in the name and at the expense of the Partnership, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of Registered Securities of such series at his address as it appears in the Security Register not less than 10 days prior to such Special Record Date.
     The Trustee may, in its discretion, in the name and at the expense of the Partnership, cause a similar notice to be published at least once in an Authorized Newspaper in each Place of Payment, but such publications shall not be a condition precedent to the establishment of such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names the Registered Securities of such series (or their respective Predecessor Securities) are registered at the close of business on such

     Special Record Date and shall no longer be payable pursuant to the following clause (2). In case a Bearer Security of any series is surrendered at the office or agency in a Place of Payment for such series in exchange for a Registered Security of such series after the close of business at such office or agency on any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, such Bearer Security shall be surrendered without the coupon relating to such proposed date of payment and Defaulted Interest will not be payable on such proposed date of payment in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the provisions of this Indenture.

               (2)  The Partnership may make payment of any
     Defaulted Interest on the Registered Securities of any series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Partnership to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

     Subject to the foregoing provisions of this Section and
Section 305, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

     SECTION 308. Persons Deemed Owners. Prior to due presentment of a Registered Security for registration of transfer, the Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name such Registered Security is registered as the owner of such Security for the purpose of receiving payment of principal of (and premium, if any), and (subject to Sections 305 and 307) interest on, such Registered Security and for all other purposes whatsoever, whether or not such Registered Security be overdue, and neither the Partnership, the Trustee nor any agent of the Partnership or the Trustee shall be affected by notice to the contrary. All such payments so made to any such Person, or upon such Person's order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for money payable upon any such Security.

     Title to any Bearer Security and any coupons appertaining thereto shall pass by delivery. The Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Holder of any Bearer Security and the Holder of any coupon as the absolute owner of such Security or coupon for the purpose of receiving payment thereof or on account thereof and for all other purposes whatsoever, whether or not such Security or coupon be overdue, and neither the Partnership, the Trustee nor any agent of the Partnership or the Trustee shall be affected by notice to the contrary.

     No Holder of any beneficial interest in any Global Security held on its behalf by a depositary shall have any rights under this Indenture with respect to such Global Security and such depositary shall be treated by the Partnership, the Trustee, and any agent of the Partnership or the Trustee as the owner of such Global Security for all purposes whatsoever. None of the Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Notwithstanding the foregoing, with respect to any Global Security, nothing herein shall prevent the Partnership, the Trustee, or any agent of the Partnership or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any depositary, as a Holder, with respect to such Global Security or impair, as between such depositary and owners of beneficial interests in such Global Security, the operation of customary practices governing the exercise of the rights of such depositary (or its nominee) as Holder of such Global Security.

     SECTION 309. Cancellation. All Securities and coupons surrendered for payment, redemption, repayment at the option of the Holder, registration of transfer or exchange or for credit against any sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee, and any such Securities and coupons and Securities and coupons surrendered directly to the Trustee for any such purpose shall be promptly canceled by it. The Partnership may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Partnership may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Securities previously authenticated hereunder which the Partnership has not issued and sold, and all Securities so delivered shall be promptly canceled by the Trustee. If the Partnership shall so acquire any of the Securities, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this Indenture. Canceled Securities and coupons held by the Trustee shall be destroyed by the Trustee and the Trustee shall deliver a certificate of such destruction to the Partnership, unless the Trustee is otherwise directed by a Partnership Order.

     SECTION 310. Computation of Interest. Except as otherwise specified as contemplated by Section 301 with respect to Securities of any series, interest on the Securities of each series shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

            ARTICLE FOUR - SATISFACTION AND DISCHARGE

     SECTION 401. Satisfaction and Discharge of Indenture. This Indenture shall upon Partnership Request cease to be of further effect with respect to any series of Securities specified in such Partnership Request (except as to any surviving rights of registration of transfer or exchange of Securities of such series herein expressly provided for and any right to receive Additional Amounts, as provided in Section 1009), and the Trustee, upon receipt of a Partnership Order, and at the expense of the Partnership, shall execute instruments in form and substance satisfactory to the Trustee and the Partnership acknowledging satisfaction and discharge of this Indenture as to such series when

               (1)  either

               (A) all Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Bearer Securities surrendered for exchange for Registered Securities and maturing after such exchange, whose surrender is not required or has been waived as provided in Section 305, (ii) Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306, (iii) coupons appertaining to Securities called for redemption and maturing after the relevant Redemption Date, whose surrender has been waived as provided in Section 1106, and (iv) Securities and coupons of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Partnership and thereafter repaid to the Partnership or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

               (B) all Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation

                    (i)  have become due and payable, or

                    (ii) will become due and payable at their
               Stated Maturity within one year, or

                    (iii)     if redeemable at the option of the
               Partnership, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Partnership, and the Partnership, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Securities and such coupons not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, and any Additional Amounts with respect thereto, to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

               (2) the Partnership has paid or caused to be paid all other sums payable hereunder by the Partnership; and

               (3) the Partnership has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture as to such series have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Partnership to the Trustee and any predecessor Trustee under Section 606, the obligations of the Partnership to any Authenticating Agent under Section 611 and, if money shall have been deposited with and held by the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive.

     SECTION 402. Application of Trust Funds. Subject to the provisions of the last paragraph of Section 1003, all money deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Securities, the coupons and this Indenture, to the payment, either directly or through any Paying Agent (including the Partnership acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any), and any interest and Additional Amounts for whose payment such money has been deposited with or received by the Trustee, but such money need not be segregated from other funds except to the extent required by law.


                     ARTICLE FIVE - REMEDIES

     SECTION 501. Events of Default. "Event of Default," wherever used herein with respect to any particular series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (1) default in the payment of any interest upon or any Additional Amounts payable in respect of any Security of that series or of any coupon appertaining thereto, when such interest, Additional Amounts or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

               (2) default in the payment of the principal of (or premium, if any, on) any Security of that series when it becomes due and payable at its Maturity and continuance of such default for a period of 5 days; or

               (3) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series and continuance of such default for a period of 5 days; or

               (4) default in the performance, or breach, of any covenant or warranty of the Partnership in this Indenture with respect to any Security of that series (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Partnership by the Trustee or to the Partnership and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

               (5) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership (or by any Subsidiary, the repayment of which the Partnership has guaranteed or for which the Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Partn-ership by the Trustee, or to the Partnership and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, a written notice specifying such default and requiring the Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or

               (6) the Partnership or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                    (A)  commences a voluntary case,

                    (B)  consents to the entry of an order for
          relief against it in an involuntary case,

                    (C)  consents to the appointment of a
          Custodian of it or for all or substantially all of its property, or

                    (D)  makes a general assignment for the
          benefit of its creditors; or

               (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (A) is for relief against the Partnership or any Significant Subsidiary in an involuntary case,

                    (B)  appoints a Custodian of the Partnership
          or any Significant Subsidiary or for all or substantially all of either of its property, or

                    (C)  orders the liquidation of the
          Partnership or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 90 days; or

               (8) any other Event of Default provided with respect to Securities of that series.

As used in this Section 501, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or state law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

     SECTION 502. Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if Securities of that Series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of all the Securities of that series to be due and payable immediately, by a notice in writing to the Partnership (and to the Trustee if given by the Holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable.

     At any time after such a declaration of acceleration with respect to Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the

Holders of a majority in principal amount of the Outstanding
Securities of that series, by written notice to the Partnership and the Trustee, may rescind and annul such declaration of acceleration and its consequences if:

               (1) the Partnership has paid or deposited with the Trustee a sum sufficient to pay in the currency, currency unit or composite currency in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series):

                    (A)  all overdue installments of interest on
          and any Additional Amounts payable in respect of all Outstanding Securities of that series and any related coupons,

                    (B)  the principal of (and premium, if any,
          on) any Outstanding Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Securities,

                    (C)  to the extent that payment of such
          interest is lawful, interest upon overdue installments of interest and any Additional Amounts at the rate or rates borne by or provided for in such Securities, and

                    (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

               (2)  all Events of Default with respect to
     Securities of that series, other than the nonpayment of the principal of (or premium, if any) or interest on Securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

     SECTION 503.  Collection of Indebtedness and Suits for
Enforcement by Trustee.  The Partnership covenants that if:

               (1)  default is made in the payment of any
     installment of interest or Additional Amounts, if any, on any Security of any series and any related coupon when such interest or Additional Amount becomes due and payable and such default continues for a period of 30 days, or

               (2)  default is made in the payment of the
     principal of (or premium, if any, on) any Security of any series at its Maturity and such default continues for a period of 5 days,

then the Partnership will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Securities of such series and coupons, the whole amount then due and payable on such Securities and coupons for principal (and premium, if any) and interest and Additional Amounts, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest or Additional Amounts, if any, at the rate or rates borne by or provided for in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

     If the Partnership fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Partnership or any other obligor upon such Securities of such series and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Partnership or any other obligor upon such Securities of such series, wherever situated.

     If an Event of Default with respect to Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series and any related coupons by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     SECTION 504. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Partnership or any other obligor upon the Securities or the property of the Partnership or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Securities of any series shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Partnership for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                    (i)  to file and prove a claim for the whole
     amount, or such lesser amount as may be provided for in the Securities of such series, of principal (and premium, if any) and interest and Additional Amounts, if any, owing and unpaid in respect of the Securities and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

                    (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator (or other similar official) in any such judicial proceeding is hereby authorized by each Holder of Securities of such series and coupons to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and any predecessor Trustee, their agents and counsel, and any other amounts due the Trustee or any predecessor Trustee under Section 606.

     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of a Security or coupon any plan of reorganization, arrangement, adjustment or composition affecting the Securities or coupons or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of a Security or coupon in any such proceeding.

     In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Securities, and it shall not be necessary to make any Holders of the Securities parties to any such proceedings.

     SECTION 505. Trustee May Enforce Claims Without Possession of Securities or Coupons. All rights of action and claims under this Indenture or any of the Securities or coupons may be prosecuted and enforced by the Trustee without the possession of any of the Securities or coupons or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Securities and coupons in respect of which such judgment has been recovered.

     SECTION 506. Application of Money Collected. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest and any Additional Amounts, upon presentation of the Securities or coupons, or both, as the case may be, and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

          FIRST: To the payment of all amounts due the Trustee and any predecessor Trustee under Section 606;

          SECOND: To the payment of the amounts then due and unpaid upon the Securities and coupons for principal (and premium, if any) and interest and any Additional Amounts payable, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such Securities and coupons for principal (and premium, if any), interest and Additional Amounts, respectively; and

          THIRD: To the payment of the remainder, if any, to the Partnership.

     SECTION 507.  Limitation on Suits.  No Holder of any
Security of any series or any related coupon shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

               (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series;

               (2) the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

               (3) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

               (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

               (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of that series;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

     SECTION 508. Unconditional Right of Holders to Receive Principal, Premium, if any, Interest and Additional Amounts. Notwithstanding any other provision in this Indenture, the Holder of any Security or coupon shall have the right which is absolute and unconditional to receive payment of the principal of (and premium, if any) and (subject to Sections 305 and 307) interest on, and any Additional Amounts in respect of, such Security or payment of such coupon on the respective due dates expressed in such Security or coupon (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

     SECTION 509. Restoration of Rights and Remedies. If the Trustee or any Holder of a Security or coupon has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, the Partnership, the Trustee and the Holders of Securities and coupons shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

     SECTION 510. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities or coupons in the last paragraph of Section 306, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders of Securities or coupons is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

     SECTION 511. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Security or coupon to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of Securities or coupons, as the case may be.

     SECTION 512. Control by Holders of Securities. The Holders of not less than a majority in principal amount of the Outstanding Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series, provided that

               (1) such direction shall not be in conflict with any rule of law or with this Indenture,

               (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

               (3) the Trustee need not take any action which might involve it in personal liability or be unduly prejudicial to the Holders of Securities of such series not joining therein.

     Nothing in this Indenture shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction by Holders.

     SECTION 513. Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all the Securities of such series and any related coupons waive any past default hereunder with respect to such series and its consequences, except a default

               (1)  in the payment of the principal of (or
     premium, if any) or interest on or Additional Amounts payable in respect of any Security of such series or any related coupons, or

               (2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding
     Security of such series affected.

     Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     SECTION 514. Waiver of Usury, Stay or Extension Laws. The Partnership covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Partnership (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

     SECTION 515. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Securities of any series, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Security on or after the respective Stated Maturities expressed in such Security (or, in the case of redemption, on or after the Redemption Date).


                    ARTICLE SIX - THE TRUSTEE

     SECTION 601. Notice of Defaults. Within 90 days after the occurrence of any default hereunder with respect to the Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such default hereunder known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on or any Additional Amounts with respect to any Security of such series, or in the payment of any sinking fund installment with respect to the Securities of such series, the Trustee shall be protected in withholding such notice if and so long as Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Holders of the Securities and coupons of such series; and provided further that in the case of any default or breach of the character specified in Section 501(4) with respect to the Securities and coupons of such series, no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For the purpose of this Section, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Securities of such series.

     SECTION 602. Certain Rights of Trustee. Subject to the provisions of TIA Section 315(a) through 315(d):

               (1) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

               (2) any request or direction of the Partnership mentioned herein shall be sufficiently evidenced by a Partnership Request or Partnership Order (other than delivery of any Security, together with any coupons appertaining thereto, to the Trustee for authentication and delivery pursuant to Section 303 which shall be sufficiently evidenced as provided therein) and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

               (3)  whenever in the administration of this
     Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;

               (4) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

               (5) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Securities of any series or any related coupons pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

               (6) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon or other paper or document, unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Holders or, if paid by the Trustee, shall be repaid by the Holders upon demand. The Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Partnership and the Company, as applicable, relevant to the facts or matters that are the subject of its inquiry, personally or by agent or attorney;

               (7) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

               (8)  the Trustee shall not be liable for any
     action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

     The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     Except during the continuance of an Event of Default, the Trustee undertakes to perform only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

     SECTION 603. Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee's certificate of authentication, and in any coupons shall be taken as the statements of the Partnership, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities or coupons, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Securities and perform its obligations hereunder. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Partnership of Securities or the proceeds thereof.

     SECTION 604. May Hold Securities. The Trustee, any Paying Agent, Security Registrar, Authenticating Agent or any other agent of the Partnership, in its individual or any other capacity, may become the owner or pledgee of Securities and coupons and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Partnership with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar, Authenticating Agent or such other agent.

     SECTION 605.  Money Held in Trust.  Money held by the
Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Partnership.

     SECTION 606.  Compensation and Reimbursement.  The
Partnership agrees:

               (1)  to pay to the Trustee from time to time
     reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

               (2)  except as otherwise expressly provided
     herein, to reimburse each of the Trustee and any predecessor Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

               (3) to indemnify each of the Trustee and any predecessor Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

     When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(6) or Section 501(7), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

     As security for the performance of the obligations of the Partnership under this Section, the Trustee shall have a lien prior to the Securities upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (or premium, if any) or interest on particular Securities or any coupons.

     The provisions of this Section shall survive the termination of this Indenture.

     SECTION 607. Corporate Trustee Required; Eligibility; Conflicting Interests. There shall at all times be a Trustee hereunder which shall be eligible to act as Trustee under TIA
Section 310(a)(1) and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or the requirements of Federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article. Neither the Partnership nor any Person directly or indirectly controlling, controlled by, or under common control with the Partnership shall serve as Trustee.

     SECTION 608.  Resignation and Removal; Appointment of
Successor.

          (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 609.

          (b) The Trustee may resign at any time with respect to the Securities of one or more series by giving written notice thereof to the Partnership. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

          (c) The Trustee may be removed at any time with respect to the Securities of any series by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series delivered to the Trustee and to the Partnership.

          (d)  If at any time:

               (1) the Trustee shall fail to comply with the provisions of TIA Section 310(b) after written request therefor by the Partnership or by any Holder of a Security who has been a bona fide Holder of a Security for at least six months, or

               (2)  the Trustee shall cease to be eligible under
     Section 607 and shall fail to resign after written request therefor by the Partnership or by any Holder of a Security who has been a bona fide Holder of a Security for at least six months, or

               (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Partnership by or pursuant to a Board Resolution may remove the Trustee and appoint a successor Trustee with respect to all Securities, or (ii) subject to TIA
Section 315(e), any Holder of a Security who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Securities and the appointment of a successor Trustee or Trustees.

          (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause with respect to the Securities of one or more series, the Partnership, by or pursuant to a Board Resolution, shall promptly appoint a successor Trustee or Trustees with respect to the Securities of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Securities of one or more or all of such series and that at any time there shall be only one Trustee with respect to the Securities of any particular series). If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Securities of any series shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series delivered to the Partnership and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee with respect to the Securities of such series and to that extent supersede the successor Trustee appointed by the Partnership. If no successor Trustee with respect to the Securities of any series shall have been so appointed by the Partnership or the Holders of Securities and accepted appointment in the manner hereinafter provided, any Holder of a Security who has been a bona fide Holder of a Security of such series for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to Securities of such series.

          (f) The Partnership shall give notice of each resignation and each removal of the Trustee with respect to the Securities of any series and each appointment of a successor Trustee with respect to the Securities of any series in the manner provided for notices to the Holders of Securities in
Section 106. Each notice shall include the name of the successor Trustee with respect to the Securities of such series and the address of its Corporate Trust Office.

     SECTION 609.  Acceptance of Appointment by Successor.
(a) In case of the appointment hereunder of a successor Trustee with respect to all Securities, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Partnership and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Partnership or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its claim, if any, provided for in Section 606.

          (b) In case of the appointment hereunder of a successor Trustee with respect to the Securities of one or more (but not all) series, the Partnership, the retiring Trustee and each successor Trustee with respect to the Securities of one or more series shall execute and deliver an indenture supplemental hereto, pursuant to Article Nine hereof, wherein each successor Trustee shall accept such appointment and which (1) shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Trustee all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates, (2) if the retiring Trustee is not retiring with respect to all Securities, shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series as to which the retiring Trustee is not retiring shall continue to be vested in the retiring Trustee, and
(3) shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee; and upon the execution and delivery of such supplemental indenture the resignation or removal of the retiring Trustee shall become effective to the extent provided therein and each such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates; but, on request of the Partnership or any successor Trustee, such retiring Trustee shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder with respect to the Securities of that or those series to which the appointment of such successor Trustee relates.

          (c) Upon request of any such successor Trustee, the Partnership shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) or (b) of this Section 609, as the case may be.

          (d) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

     SECTION 610. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities or coupons shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities or coupons so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities or coupons. In case any Securities or coupons shall not have been authenticated by such predecessor Trustee, any such successor Trustee may authenticate and deliver such Securities or coupons, in either its own name or that of its predecessor Trustee, with the full force and effect which this Indenture provides for the certificate of authentication of the Trustee.

     SECTION 611. Appointment of Authenticating Agent. At any time when any of the Securities remain Outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to one or more series of Securities which shall be authorized to act on behalf of the Trustee to authenticate Securities of such series issued upon exchange, registration of transfer or partial redemption or repayment thereof, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by a Responsible Officer of the Trustee, a copy of which instrument shall be promptly furnished to the Partnership. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Partnership and shall at all times be a bank or trust company or corporation organized and doing business and in good standing under the laws of the United States of America or of any state or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by Federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
In case at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

     Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or further act on the part of the Trustee or the Authenticating Agent.

     An Authenticating Agent for any series of Securities may at any time resign by giving written notice of resignation to the Trustee for such series and to the Partnership. The Trustee for any series of Securities may at any time terminate the agency of an Authenticating Agent by giving written notice of termination to such Authenticating Agent and to the Partnership. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee for such series may appoint a successor Authenticating Agent which shall be acceptable to the Partnership and shall give notice of such appointment to all Holders of Securities of the series with respect to which such Authenticating Agent will serve in the manner set forth in
Section 106. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

     The Partnership agrees to pay to each Authenticating Agent from time to time reasonable compensation including reimbursement of its reasonable expenses for its services under this Section.

     If an appointment with respect to one or more series is made pursuant to this Section, the Securities of such series may have endorsed thereon, in addition to or in lieu of the Trustee's certificate of authentication, an alternate certificate of authentication substantially in the following form:

     This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

                              MARINE MIDLAND BANK
                                as Trustee

                              By:______________________________
                                   as Authenticating Agent


                              By:______________________________
                                   Authorized Signatory


     SECTION 612.  Certain Duties and Responsibilities of the
Trustee.

          (a) With respect to the Securities of any series, except during the continuance of an Event of Default with respect to the Securities of such series:

               (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

               (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but shall not be under any duty to verify the contents or accuracy thereof.

          (b) In case an Event of Default with respect to the Securities of any series has occurred and is continuing, the Trustee shall, with respect to Securities of such series, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

          (c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

               (1) this Subsection shall not be construed to limit the effect of Subsection (a) of this Section;

               (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

               (3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Securities of any series relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Securities of such series; and

               (4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          (d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 612.

         ARTICLE SEVEN - HOLDERS' LISTS AND REPORTS BY TRUSTEE AND
                                PARTNERSHIP

     SECTION 701. Disclosure of Names and Addresses of Holders. Every Holder of Securities or coupons, by receiving and holding the same, agrees with the Partnership and the Trustee that neither the Partnership nor the Trustee nor any Authenticating Agent nor any Paying Agent nor any Security Registrar shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders of Securities in accordance with TIA Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under TIA Section 312(b).

     SECTION 702. Reports by Trustee. The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required by TIA Section 313 at the times and in the manner provided by the TIA, which shall initially be not less than every twelve months commencing on May 15, 1999. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange, if any, upon which any Securities are listed, with the Commission and with the Partnership. The Partnership will notify the Trustee when any Securities are listed on any stock exchange.

     SECTION 703.  Reports by Partnership.  The Partnership will:

               (1) file with the Trustee, within 15 days after the Partnership is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Partnership may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Partnership is not required to file information, documents or reports pursuant to either of such Sections, then it will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

               (2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Partnership with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

               (3)  transmit by mail to the Holders of
     Securities, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA
     Section 313(c), such summaries of any information, documents and reports required to be filed by the Partnership pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

     SECTION 704.  Partnership to Furnish Trustee Names and
Addresses of Holders. The Partnership will furnish or cause to be furnished to the Trustee:

          (a) semiannually, not later than 15 days after the Regular Record Date for interest for each series of Securities, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of Registered Securities of such series as of such Regular Record Date, or if there is no Regular Record Date for interest for such series of Securities, semiannually, upon such dates as are set forth in the Board Resolution or indenture supplemental hereto authorizing such series, and

          (b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Partnership of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished, provided, however, that, so long as the Trustee is the Security Registrar, no such list shall be required to be furnished.

     ARTICLE EIGHT - CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

     SECTION 801. Consolidations and Mergers of Partnership and Sales, Leases and Conveyances Permitted Subject to Certain Conditions. The Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that in any such case,
(1) either the Partnership shall be the continuing entity, or the successor entity (if other than the Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1009) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Partnership by supplemental indenture, complying with Article Nine hereof, satisfactory to the Trustee, executed and delivered to the Trustee by such entity and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Partnership or any Subsidiary as a result thereof as having been incurred by the Partnership or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

     SECTION 802. Rights and Duties of Successor Entity. In case of any such consolidation, merger, sale, lease or conveyance and upon any such assumption by the successor entity, such successor entity shall succeed to and be substituted for the Partnership, with the same effect as if it had been named herein as the party of the first part, and the predecessor entity, except in the event of a lease, shall be relieved of any further obligation under this Indenture and the Securities. Such successor entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Partnership, any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Partnership and delivered to the Trustee; and, upon the order of such successor entity, instead of the Partnership, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered by the Partnership to the Trustee for authentication, and any Securities which such successor entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

     In case of any such consolidation, merger, sale, lease or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

     SECTION 803. Officers' Certificate and Opinion of Counsel. Any consolidation, merger, sale, lease or conveyance permitted under Section 801 is also subject to the condition that the Trustee receive an Officers' Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease or conveyance, and the assumption by any successor entity, complies with the provisions of this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.


             ARTICLE NINE - SUPPLEMENTAL INDENTURES

     SECTION 901. Supplemental Indentures Without Consent of Holders. Without the consent of any Holders of Securities or coupons, the Partnership, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

               (1) to evidence the succession of another Person to the Partnership and the assumption by any such successor of the covenants of the Partnership herein and in the Securities contained; or

               (2) to add to the covenants of the Partnership for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Partnership; or

               (3) to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such Events of Default are to be for the benefit of less than all series of Securities, stating that such Events of Default are expressly being included solely for the benefit of such series); provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of that or those series of Securities to which such additional Events of Default apply to waive such default; or

               (4) to add to or change any of the provisions of this Indenture to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; or

               (5) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

               (6)  to secure the Securities; or

               (7) to establish the form or terms of Securities of any series and any related coupons as permitted by Sections 201 and 301; or

               (8) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; or

               (9)  to cure any ambiguity, to correct or
     supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such provisions shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; or

               (10) to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Sections 401, 1402 and 1403; provided that any such action shall not adversely affect the interests of the Holders of Securities of such series and any related coupons or any other series of Securities in any material respect.

     SECTION 902. Supplemental Indentures with Consent of Holders. With the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture, by Act of said Holders delivered to the Partnership and the Trustee, the Partnership, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities and any related coupons under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

               (1) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on, any Security; or reduce the principal amount thereof or the rate or amount of interest thereon or any Additional Amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change any obligation of the Partnership to pay Additional Amounts pursuant to Section 1009 (except as contemplated by Section 801(l) and permitted by Section 901(1)), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 or the amount thereof provable in bankruptcy pursuant to
     Section 504, or adversely affect any right of repayment at the option of the Holder of any Security, or change any Place of Payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or the Repayment Date, as the case may be), or

               (2) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver with respect to such series (or compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture, or reduce the requirements of Section 1504 for quorum or voting, or

               (3)  modify any of the provisions of this Section,
     Section 513 or Section 1010, except to increase the required percentage to effect such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby.

     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

     A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

     SECTION 903. Execution of Supplemental Indentures. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

     SECTION 904. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder and of any coupon appertaining thereto shall be bound thereby.

     SECTION 905. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

     SECTION 906. Reference in Securities to Supplemental Indentures. Securities of any series authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall, if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Partnership shall so determine, new Securities of any series so modified as to conform, in the opinion of the Trustee and the Partnership, to any such supplemental indenture may be prepared and executed by the Partnership and authenticated and delivered by the Trustee in exchange for Outstanding Securities of such series.


                     ARTICLE TEN - COVENANTS

     SECTION 1001. Payment of Principal, Premium, if any; Interest and Additional Amounts. The Partnership covenants and agrees for the benefit of the Holders of each series of Securities that it will duly and punctually pay the principal of (and premium, if any) and interest on and any Additional Amounts payable in respect of the Securities of that series in accordance with the terms of such series of Securities, any coupons appertaining thereto and this Indenture. Unless otherwise specified as contemplated by Section 301 with respect to any series of Securities, any interest due on and any Additional Amounts payable in respect of Bearer Securities on or before Maturity, other than Additional Amounts, if any, payable as provided in Section 1009 in respect of principal of (or premium, if any, on) such a Security, shall be payable only upon presentation and surrender of the several coupons for such interest installments as are evidenced thereby as they severally mature. Unless otherwise specified with respect to Securities of any series pursuant to Section 301, at the option of the Partnership, all payments of principal may be paid by check to the registered Holder of the Registered Security or other person entitled thereto against surrender of such Security.

     SECTION 1002. Maintenance of Office or Agency. If Securities of a series are issuable only as Registered Securities, the Partnership shall maintain in each Place of Payment for any series of Securities an office or agency where Securities of that series may be presented or surrendered for payment, where Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Partnership in respect of the Securities of that series and this Indenture may be served. If Securities of a series are issuable as Bearer Securities, the Partnership will maintain: (A) in the Borough of Manhattan, The City of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Securities of that series may be surrendered for exchange, where notices and demands to or upon the Partnership in respect of the Securities of that series and this Indenture may be served and where Bearer Securities of that series and related coupons may be presented or surrendered for payment in the circumstances described in the following paragraph

(and not otherwise); (B) subject to any laws or regulations applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Securities of that series and related coupons may be presented and surrendered for payment (including payment of any Additional Amounts payable on Securities of that series pursuant to Section
1009); provided, however, that if the Securities of that series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Partnership will maintain a Paying Agent for the Securities of that series in any required city located outside the United States, as the case may be, so long as the Securities of that series are listed on such exchange; and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Securities of that series may be surrendered for exchange and where notices and demands to or upon the Partnership in respect of the Securities of that series and this Indenture may be served. The Partnership will give prompt written notice to the Trustee of the location, and any change in the location, of each such office or agency. If at any time the Partnership shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, except that Bearer Securities of that series and the related coupons may be presented and surrendered for payment (including payment of any Additional Amounts payable on Bearer Securities of that series pursuant to Section 1009) at the offices specified in the Security, in London, England, and the Partnership hereby appoints the same as its agent to receive such respective presentations, surrenders, notices and demands, and the Partnership hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

     Unless otherwise specified with respect to any Securities pursuant to Section 301, no payment of principal, premium or interest on or Additional Amounts in respect of Bearer Securities shall be made at any office or agency of the Partnership in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Securities of a series are payable in Dollars, payment of principal of and any premium and interest on any Bearer Security (including any Additional Amounts payable on Securities of such series pursuant to Section 1009) shall be made at the office of the Partnership's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment in Dollars of the full amount of such principal, premium, interest or Additional Amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Partnership in accordance with this Indenture, is illegal or effectively precluded by exchange controls or other similar restrictions.

     The Partnership may from time to time designate one or more other offices or agencies where the Securities of one or more series may be presented or surrendered for any or all of such purposes, and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Partnership of its obligation to maintain an office or agency in accordance with the requirements set forth above for Securities of any series for such purposes. The Partnership will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. Unless otherwise specified with respect to any Securities pursuant to Section 301 with respect to a series of Securities, the Partnership hereby designates as a Place of Payment for each series of Securities the office or agency of the Partnership in the Borough of Manhattan, The City of New York, and initially appoints the Trustee at its Corporate Trust Office as Paying Agent in such city and as its agent to receive all such presentations, surrenders, notices and demands.

     Unless otherwise specified with respect to any Securities pursuant to Section 301, if and so long as the Securities of any series (i) are denominated in a Foreign Currency or (ii) may be payable in a Foreign Currency, or so long as it is required under any other provision of the Indenture, then the Partnership will maintain with respect to each such series of Securities, or as so required, at least one exchange rate agent.

     SECTION 1003. Money for Securities Payments to Be Held in Trust. If the Partnership shall at any time act as its own Paying Agent with respect to any series of any Securities and any related coupons, it will, on or before each due date of the principal of (and premium, if any), or interest on or Additional Amounts in respect of, any of the Securities of that series, segregate and hold in trust for the benefit of the Persons entitled thereto a sum in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) sufficient to pay the principal (and premium, if any) or interest or Additional Amounts so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

     Whenever the Partnership shall have one or more Paying Agents for any series of Securities and any related coupons, it will, on or before each due date of the principal of (and premium, if any), or interest on or Additional Amounts in respect of, any Securities of that series, deposit with a Paying Agent a sum (in the currency or currencies, currency unit or units or composite currency or currencies described in the preceding paragraph) sufficient to pay the principal (and premium, if any) or interest or Additional Amounts, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest or Additional Amounts and (unless such Paying Agent is the Trustee) the Partnership will promptly notify the Trustee of its action or failure so to act.

     The Partnership will cause each Paying Agent for any series of Securities other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will

               (1) hold all sums held by it for the payment of principal of (and premium, if any) or interest on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

               (2) give the Trustee notice of any default by the Partnership (or any other obligor upon the Securities) in the making of any such payment of principal (and premium, if any) or interest on the Securities of that series; and

               (3) at any time during the continuance of any such default upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

     The Partnership may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Partnership Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Partnership or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Partnership or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

     Except as otherwise provided in the Securities of any series, any money deposited with the Trustee or any Paying Agent, or then held by the Partnership, in trust for the payment of the principal of (and premium, if any) or interest on, or any Additional Amounts in respect of, any Security of any series and remaining unclaimed for two years after such principal (and premium, if any), interest or Additional Amounts has become due and payable shall be paid to the Partnership upon Partnership Request or (if then held by the Partnership) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Partnership for payment of such principal of (and premium, if any) or interest on, or any Additional Amounts in respect of, any Security, without interest thereon, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Partnership as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Partnership cause to be published once, in an Authorized Newspaper, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Partnership.

     SECTION 1004. Existence. Subject to Article Eight, the Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its limited partnership existence, all material rights (by agreement of limited partnership and statute) and material franchises; provided, however, that the Partnership shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Partnership.

     SECTION 1005. Maintenance of Properties. The Partnership will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     SECTION 1006. Insurance. The Partnership will cause each of its and its Subsidiaries' insurable properties to be insured against loss or damage in an amount at least equal to their then full insurable value with insurers of recognized responsibility.

     SECTION 1007. Payment of Taxes and Other Claims. The Partnership will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Partnership or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Partnership or any Subsidiary; provided, however, that the Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     SECTION 1008. Statement as to Compliance. The Partnership will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer of the Company, as general partner of the Partnership, as to his or her knowledge of the Partnership's compliance with all conditions and covenants under this Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof. For purposes of this Section 1008, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

     SECTION 1009. Additional Amounts. If any Securities of a series provide for the payment of Additional Amounts, the Partnership will pay to the Holder of any Security of such series or any coupon appertaining thereto Additional Amounts as may be specified as contemplated by Section 301. Whenever in this Indenture there is mentioned, in any context except in the case of Section 502(l), the payment of the principal of or any premium or interest on, or in respect of, any Security of any series or payment of any related coupon or the net proceeds received on the sale or exchange of any Security of any series, such mention shall be deemed to include mention of the payment of Additional Amounts provided by the terms of such series established pursuant to Section 301 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

     Except as otherwise specified as contemplated by Section 301, if the Securities of a series provide for the payment of Additional Amounts, at least 10 days prior to the first Interest Payment Date with respect to that series of Securities (or if the Securities of that series will not bear interest prior to Maturity, the first day on which a payment of principal and any premium is made), and at least 10 days prior to each date of payment of principal and any premium or interest if there has been any change with respect to the matters set forth in the below-mentioned Officers' Certificate, the Partnership will furnish the Trustee and the Partnership's principal Paying Agent or Paying Agents, if other than the Trustee, with an Officers' Certificate instructing the Trustee and such Paying Agent or Paying Agents whether such payment of principal of and any premium or interest on the Securities of that series shall be made to Holders of Securities of that series or any related coupons who are not United States persons without withholding for or on account of any tax, assessment or other governmental charge described in the Securities of the series. If any such withholding shall be required, then such Officers' Certificate shall specify by country the amount, if any, required to be withheld on such payments to such Holders of Securities of that series or related coupons and the Partnership will pay to the Trustee or such Paying Agent the Additional Amounts required by the terms of such Securities. In the event that the Trustee or any Paying Agent, as the case may be, shall not so receive the above-mentioned certificate, then the Trustee or such Paying Agent shall be entitled (i) to assume that no such withholding or deduction is required with respect to any payment of principal or interest with respect to any Securities of a series or related coupons until it shall have received a certificate advising otherwise and (ii) to make all payments of principal and interest with respect to the Securities of a series or related coupons without withholding or deductions until otherwise advised. The Partnership covenants to indemnify the Trustee and any Paying Agent for, and to hold them harmless against, any loss, liability or expense reasonably incurred without negligence or bad faith on their part arising out of or in connection with actions taken or omitted by any of them or in reliance on any Officers' Certificate furnished pursuant to this Section or in reliance on the Partnership's not furnishing such an Officers' Certificate.

     SECTION 1010. Waiver of Certain Covenants. The Partnership may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1004 to 1007, inclusive, if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Securities of such series, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.


            ARTICLE ELEVEN - REDEMPTION OF SECURITIES

     SECTION 1101. Applicability of Article. Securities of any series which are redeemable before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified as contemplated by Section 301 for Securities of any series) in accordance with this Article.

     SECTION 1102. Election to Redeem; Notice to Trustee. The election of the Partnership to redeem any Securities shall be evidenced by or pursuant to a Board Resolution. In case of any redemption at the election of the Partnership of less than all of the Securities of any series, the Partnership shall, at least 45 days prior to the giving of the notice of redemption in Section 1104 (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities of such series to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Partnership shall furnish the Trustee with an Officers' Certificate evidencing compliance with such restriction.

     SECTION 1103. Selection by Trustee of Securities to Be Redeemed. If less than all the Securities of any series issued on the same day with the same terms are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities of such series issued on such date with the same terms not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Securities of that series or any integral multiple thereof) of the principal amount of Securities of such series of a denomination larger than the minimum authorized denomination for Securities of that series.

     The Trustee shall promptly notify the Partnership and the Security Registrar (if other than itself) in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Security redeemed or to be redeemed only in part, to the portion of the principal amount of such Security which has been or is to be redeemed.

     SECTION 1104. Notice of Redemption. Notice of redemption shall be given in the manner provided in Section 106, not less than 30 days nor more than 60 days prior to the Redemption Date, unless a shorter period is specified by the terms of such series established pursuant to Section 301, to each Holder of Securities to be redeemed, but failure to give such notice in the manner herein provided to the Holder of any Security designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other such Security or portion thereof.

     Any notice that is mailed to the Holders of Registered
Securities in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice.

     All notices of redemption shall state:

               (1)  the Redemption Date,

               (2) the Redemption Price, accrued interest to the Redemption Date payable as provided in Section 1106, if any, and Additional Amounts, if any,

               (3) if less than all Outstanding Securities of any series are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Security or Securities to be redeemed,

               (4) in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the holder will receive, without a charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed,

               (5) that on the Redemption Date the Redemption Price and accrued interest to the Redemption Date payable as provided in Section 1106, if any, will become due and payable upon each such Security, or the portion thereof, to be redeemed and, if applicable, that interest thereon shall cease to accrue on and after said date,

               (6) the Place or Places of Payment where such Securities, together in the case of Bearer Securities with all coupons appertaining thereto, if any, maturing after the Redemption Date, are to be surrendered for payment of the Redemption Price and accrued interest, if any,

               (7) that the redemption is for a sinking fund, if such is the case,

               (8) that, unless otherwise specified in such notice, Bearer Securities of any series, if any, surrendered for redemption must be accompanied by all coupons maturing subsequent to the date fixed for redemption or the amount of any such missing coupon or coupons will be deducted from the Redemption Price, unless security or indemnity satisfactory to the Partnership, the Trustee for such series and any Paying Agent is furnished,

               (9) if Bearer Securities of any series are to be redeemed and any Registered Securities of such series are not to be redeemed, and if such Bearer Securities may be exchanged for Registered Securities not subject to redemption on this Redemption Date pursuant to Section 305 or otherwise, the last date, as determined by the Partnership, on which such exchanges may be made, and

               (10) the CUSIP number of such Security, if any.

     Notice of redemption of Securities to be redeemed at the election of the Partnership shall be given by the Partnership or, at the Partnership's request, by the Trustee in the name and at the expense of the Partnership.

     SECTION 1105. Deposit of Redemption Price. On or prior to any Redemption Date, the Partnership shall deposit with the Trustee or with a Paying Agent (or, if the Partnership is acting as its own Paying Agent, which it may not do in the case of a sinking fund payment under Article Twelve, segregate and hold in trust as provided in Section 1003) an amount of money in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) sufficient to pay on the Redemption Date the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Securities or portions thereof which are to be redeemed on that date.

     SECTION 1106.  Securities Payable on Redemption Date.
Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Partnership shall default in the payment of the Redemption Price and accrued interest) such Securities shall, if the same were interest-bearing, cease to bear interest and the coupons for such interest appertaining to any Bearer Securities so to be redeemed, except to the extent provided below, shall be void. Upon surrender of any such Security for redemption in accordance with said notice, together with all coupons, if any, appertaining thereto maturing after the Redemption Date, such Security shall be paid by the Partnership at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest on Bearer Securities whose Stated Maturity is on or prior to the Redemption Date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002) and, unless otherwise specified as contemplated by Section 301, only upon presentation and surrender of coupons for such interest; and provided further that installments of interest on Registered Securities whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 307.

     If any Bearer Security surrendered for redemption shall not be accompanied by all appurtenant coupons maturing after the Redemption Date, such Security may be paid after deducting from the Redemption Price an amount equal to the face amount of all such missing coupons, or the surrender of such missing coupon or coupons may be waived by the Partnership and the Trustee if there be furnished to them such security or indemnity as they may require to save each of them and any Paying Agent harmless. If thereafter the Holder of such Security shall surrender to the Trustee or any Paying Agent any such missing coupon in respect of which a deduction shall have been made from the Redemption Price, such Holder shall be entitled to receive the amount so deducted; provided, however, that interest represented by coupons shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002) and, unless otherwise specified as contemplated by Section 301, only upon presentation and surrender of those coupons.

     If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Security.

     SECTION 1107. Securities Redeemed in Part. Any Registered Security which is to be redeemed only in part (pursuant to the provisions of this Article or of Article Twelve) shall be surrendered at a Place of Payment therefor (with, if the Partnership or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Partnership and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing) and the Partnership shall execute and the Trustee shall authenticate and deliver to the Holder of such Security without service charge a new Security or Securities of the same series, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered. If a Global Security is so surrendered, the Partnership shall execute and the Trustee shall authenticate and deliver to the depositary, without service charge, a new Global Security in a denomination equal to and in exchange for the unredeemed portion of the principal of the Global Security so surrendered.


                 ARTICLE TWELVE - SINKING FUNDS

     SECTION 1201. Applicability of Article. The provisions of this Article shall be applicable to any sinking fund for the retirement of Securities of a series except as otherwise specified as contemplated by Section 301 for Securities of such series.

     The minimum amount of any sinking fund payment provided for by the terms of Securities of any series is herein referred to as a "mandatory sinking fund payment," and any payment in excess of such minimum amount provided for by the terms of such Securities of any series is herein referred to as an "optional sinking fund payment." If provided for by the terms of any Securities of any series, the cash amount of any mandatory sinking fund payment may be subject to reduction as provided in Section 1202. Each sinking fund payment shall be applied to the redemption of Securities of any series as provided for by the terms of Securities of such series.

     SECTION 1202. Satisfaction of Sinking Fund Payments with Securities. The Partnership may, in satisfaction of all or any part of any mandatory sinking fund payment with respect to the Securities of a series, (1) deliver Outstanding Securities of such series (other than any previously called for redemption) together in the case of any Bearer Securities of such series with all unmatured coupons appertaining thereto and (2) apply as a credit Securities of such series which have been redeemed either at the election of the Partnership pursuant to the terms of such Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Securities, as provided for by the terms of such Securities, or which have otherwise been acquired by the Partnership; provided that such Securities so delivered or applied as a credit have not been previously so credited. Such Securities shall be received and credited for such purpose by the Trustee at the applicable Redemption Price specified in such Securities for redemption through operation of the sinking fund and the amount of such mandatory sinking fund payment shall be reduced accordingly.

     SECTION 1203. Redemption of Securities for Sinking Fund. Not less than 60 days prior to each sinking fund payment date for Securities of any series, the Partnership will deliver to the Trustee an Officers' Certificate specifying the amount of the next ensuing mandatory sinking fund payment for that series pursuant to the terms of that series, the portion thereof, if any, which is to be satisfied by payment of cash in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) and the portion thereof, if any, which is to be satisfied by delivering and crediting Securities of that series pursuant to Section 1202, and the optional amount, if any, to be added in cash to the next ensuing mandatory sinking fund payment, and will also deliver to the Trustee any Securities to be so delivered and credited. If such Officers' Certificate shall specify an optional amount to be added in cash to the next ensuing mandatory sinking fund payment, the Partnership shall thereupon be obligated to pay the amount therein specified. Not less than 30 days before each such sinking fund payment date the Trustee shall select the Securities to be redeemed upon such sinking fund payment date in the manner specified in Section 1103 and cause notice of the redemption thereof to be given in the name of and at the expense of the Partnership in the manner provided in Section 1104. Such notice having been duly given, the redemption of such Securities shall be made upon the terms and in the manner stated in Sections 1106 and 1107.


      ARTICLE THIRTEEN - REPAYMENT AT THE OPTION OF HOLDERS

     SECTION 1301. Applicability of Article. Repayment of Securities of any series before their Stated Maturity at the option of Holders thereof shall be made in accordance with the terms of such Securities, if any, and (except as otherwise specified by the terms of such series established pursuant to
Section 301) in accordance with this Article.

     SECTION 1302. Repayment of Securities. Securities of any series subject to repayment in whole or in part at the option of the Holders thereof will, unless otherwise provided in the terms of such Securities, be repaid at a price equal to the principal amount thereof, together with interest, if any, thereon accrued to the Repayment Date specified in or pursuant to the terms of such Securities. The Partnership covenants that on or prior to the Repayment Date it will deposit with the Trustee or with a Paying Agent (or, if the Partnership is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series) sufficient to pay the principal (or, if so provided by the terms of the Securities of any series, a percentage of the principal) of, and (except if the Repayment Date shall be an Interest Payment Date) accrued interest on, all the Securities or portions thereof, as the case may be, to be repaid on such date.

     SECTION 1303. Exercise of Option. Securities of any series subject to repayment at the option of the Holders thereof will contain an "Option to Elect Repayment" form on the reverse of such Securities. In order for any Security to be repaid at the option of the Holder, the Trustee must receive at the Place of

Payment therefor specified in the terms of such Security (or at such other place or places of which the Partnership shall from time to time notify the Holders of such Securities) not earlier than 60 days nor later than 30 days prior to the Repayment Date
(1) the Security so providing for such repayment together with the "Option to Elect Repayment" form on the reverse thereof duly completed by the Holder (or by the Holder's attorney duly authorized in writing) or (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. ("NASD"), or a commercial bank or trust company in the United States setting forth the name of the Holder of the Security, the principal amount of the Security, the principal amount of the Security to be repaid, the CUSIP number, if any, or a description of the tenor and terms of the Security, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Security to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Security, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Security and form duly completed are received by the Trustee by such fifth Business Day. If less than the entire principal amount of such Security is to be repaid in accordance with the terms of such Security, the principal amount of such Security to be repaid, in increments of the minimum denomination for Securities of such series, and the denomination or denominations of the Security or Securities to be issued to the Holder for the portion of the principal amount of such Security surrendered that is not to be repaid, must be specified. The principal amount of any Security providing for repayment at the option of the Holder thereof may not be repaid in part if, following such repayment, the unpaid principal amount of such Security would be less than the minimum authorized denomination of Securities of the series of which such Security to be repaid is a part. Except as otherwise may be provided by the terms of any Security providing for repayment at the option of the Holder thereof, exercise of the repayment option by the Holder shall be irrevocable unless waived by the Partnership.

     SECTION 1304. When Securities Presented for Repayment Become Due and Payable. If Securities of any series providing for repayment at the option of the Holders thereof shall have been surrendered as provided in this Article and as provided by or pursuant to the terms of such Securities, such Securities or the portions thereof, as the case may be, to be repaid shall become due and payable and shall be paid by the Partnership on the Repayment Date therein specified, and on and after such Repayment Date (unless the Partnership shall default in the payment of such Securities on such Repayment Date) such Securities shall, if the same were interest-bearing, cease to bear interest and the coupons for such interest appertaining to any Bearer Securities so to be repaid, except to the extent provided below, shall be void. Upon surrender of any such Security for repayment in accordance with such provisions, together with all coupons, if any, appertaining thereto maturing after the Repayment Date, the principal amount of such Security so to be repaid shall be paid by the Partnership, together with accrued interest, if any, to the Repayment Date; provided, however, that coupons whose Stated Maturity is on or prior to the Repayment Date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002) and, unless otherwise specified pursuant to
Section 301, only upon presentation and surrender of such coupons; and provided further that, in the case of Registered Securities, installments of interest, if any, whose Stated Maturity is on or prior to the Repayment Date shall be payable (but without interest thereon, unless the Partnership shall default in the payment thereof) to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 307.

     If any Bearer Security surrendered for repayment shall not be accompanied by all appurtenant coupons maturing after the Repayment Date, such Security may be paid after deducting from the amount payable therefor as provided in Section 1302 an amount equal to the face amount of all such missing coupons, or the surrender of such missing coupon or coupons may be waived by the Partnership and the Trustee if there be furnished to them such security or indemnity as they may require to save each of them and any Paying Agent harmless. If thereafter the Holder of such Security shall surrender to the Trustee or any Paying Agent any such missing coupon in respect of which a deduction shall have been made as provided in the preceding sentence, such Holder shall be entitled to receive the amount so deducted; provided, however, that interest represented by coupons shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002) and, unless otherwise specified as contemplated by Section 301, only upon presentation and surrender of those coupons.

     If the principal amount of any Security surrendered for repayment shall not be so repaid upon surrender thereof, such principal amount (together with interest, if any, thereon accrued to such Repayment Date) shall, until paid, bear interest from the Repayment Date at the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) set forth in such Security.

     SECTION 1305. Securities Repaid in Part. Upon surrender of any Registered Security which is to be repaid in part only, the Partnership shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge and at the expense of the Partnership, a new Registered Security or Securities of the same series, of any authorized denomination specified by the Holder, in an aggregate principal amount equal to and in exchange for the portion of the principal of such Security so surrendered which is not to be repaid.

      ARTICLE FOURTEEN - DEFEASANCE AND COVENANT DEFEASANCE

     SECTION 1401. Applicability of Article: Partnership's Option to Effect Defeasance or Covenant Defeasance. If, pursuant to Section 301, provision is made for either or both of (a) defeasance of the Securities of or within a series under Section 1402 or (b) covenant defeasance of the Securities of or within a series under Section 1403, then the provisions of such Section or Sections, as the case may be, together with the other provisions of this Article (with such modifications thereto as may be specified pursuant to Section 301 with respect to any Securities), shall be applicable to such Securities and any coupons appertaining thereto, and the Partnership may at its option by Board Resolution, at any time, with respect to such Securities and any coupons appertaining thereto, elect to have
Section 1402 (if applicable) or Section 1403 (if applicable) be applied to such Outstanding Securities and any coupons appertaining thereto upon compliance with the conditions set forth below in this Article.

     SECTION 1402. Defeasance and Discharge. Upon the Partnership's exercise of the above option applicable to this Section with respect to any Securities of or within a series, the Partnership shall be deemed to have been discharged from its obligations with respect to such Outstanding Securities and any coupons appertaining thereto on the date the conditions set forth in Section 1404 are satisfied (hereinafter, "defeasance"). For this purpose, such defeasance means that the Partnership shall be deemed to have paid and discharged the entire indebtedness represented by such Outstanding Securities and any coupons appertaining thereto, which shall thereafter be deemed to be "Outstanding" only for the purposes of Section 1405 and the other Sections of this Indenture referred to in clauses (A) and (B) below, and to have satisfied all of its other obligations under such Securities and any coupons appertaining thereto and this Indenture insofar as such Securities and any coupons appertaining thereto are concerned (and the Trustee, at the expense of the Partnership, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of such Outstanding Securities and any coupons appertaining thereto to receive, solely from the trust fund described in Section 1404 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any) and interest, if any, on such Securities and any coupons appertaining thereto when such payments are due, (B) the Partnership's obligations with respect to such Securities under Sections 305, 306, 1002 and 1003 and with respect to the payment of Additional Amounts, if any, on such Securities as contemplated by Section 1009, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article.
Subject to compliance with this Article Fourteen, the Partnership may exercise its option under this Section notwithstanding the prior exercise of its option under Section 1403 with respect to such Securities and any coupons appertaining thereto.

     SECTION 1403. Covenant Defeasance. Upon the Partnership's exercise of the above option applicable to this Section with respect to any Securities of or within a series, the Partnership shall be released from its obligations under Sections 1004 to 1007, inclusive, and, if specified pursuant to Section 301, its obligations under any other covenant, with respect to such Outstanding Securities and any coupons appertaining thereto on and after the date the conditions set forth in Section 1404 are satisfied (hereinafter, "covenant defeasance"), and such Securities and any coupons appertaining thereto shall thereafter be deemed to be not "Outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with Sections 1004 to 1007, inclusive, or such other covenant, but shall continue to be deemed "Outstanding" for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities and any coupons appertaining thereto, the Partnership may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 501(4) or 501(8) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Securities and any coupons appertaining thereto shall be unaffected thereby.

     SECTION 1404.  Conditions to Defeasance or Covenant
Defeasance. The following shall be the conditions to application of Section 1402 or Section 1403 to any Outstanding Securities of or within a series and any coupons appertaining thereto:

          (a) The Partnership shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 607 who shall agree to comply with the provisions of this Article Fourteen applicable to
it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities and any coupons appertaining thereto, (1) an amount in such currency, currencies or currency unit in which such Securities and any coupons appertaining thereto are then specified as payable at Stated Maturity, or (2) Government Obligations applicable to such Securities and coupons appertaining thereto (determined on the basis of the currency, currencies or currency unit in which such Securities and coupons appertaining thereto are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment of principal of (and premium, if any) and interest, if any, on such Securities and any coupons appertaining thereto, money in an amount, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any) and interest, if any, on such Outstanding Securities and any coupons appertaining thereto on the Stated Maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to such Outstanding Securities and any coupons appertaining thereto on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such Securities and any coupons appertaining thereto.

          (b) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Partnership is a party or by which it is bound.

          (c) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Securities and any coupons appertaining thereto shall have occurred and be continuing on the date of such deposit or, insofar as Sections 501(6) and 501(7) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

          (d) In the case of an election under Section 1402, the Partnership shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Partnership has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of such Outstanding Securities and any coupons appertaining thereto will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

          (e) In the case of an election under Section 1403, the Partnership shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Outstanding Securities and any coupons appertaining thereto will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

          (f) The Partnership shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance under

Section 1402 or the covenant defeasance under Section 1403 (as the case may be) have been complied with and an Opinion of Counsel to the effect that either (i) as a result of a deposit pursuant to subsection (a) above and the related exercise of the Partnership's option under Section 1402 or Section 1403 (as the case may be), registration is not required under the Investment Company Act of 1940, as amended, by the Partnership, with respect to the trust funds representing such deposit or by the Trustee for such trust funds or (ii) all necessary registrations under said Act have been effected.

          (g) Notwithstanding any other provisions of this Section, such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on the Partnership in connection therewith pursuant to Section 301.

     SECTION 1405. Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003, all money and Government Obligations (or other property as may be provided pursuant to Section 301) (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1405, the "Trustee") pursuant to Section 1404 in respect of any Outstanding Securities of any series and any coupons appertaining thereto shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and any coupons appertaining thereto and this Indenture, to the payment, either directly or through any Paying Agent (including the Partnership acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities and any coupons appertaining thereto of all sums due and to become due thereon in respect of principal (and premium, if any) and interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

     Unless otherwise specified with respect to any Security pursuant to Section 301, if, after a deposit referred to in
Section 1404(a) has been made, (a) the Holder of a Security in respect of which such deposit was made is entitled to, and does, elect pursuant to Section 301 or the terms of such Security to receive payment in a currency or currency unit other than that in which the deposit pursuant to Section 1404(a) has been made in respect of such Security, or (b) a Conversion Event occurs in respect of the currency or currency unit in which the deposit pursuant to Section 1404(a) has been made, the indebtedness represented by such Security and any coupons appertaining thereto shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any), and interest, if any, on such Security as the same becomes due out of the proceeds yielded by converting (from time to time as specified below in the case of any such election) the amount or other property deposited in respect of such Security into the currency or currency unit in which such Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate for such currency or currency unit in effect on the second Business Day prior to each payment date, except, with respect to a Conversion Event, for such currency or currency unit in effect (as nearly as feasible) at the time of the Conversion Event.

     The Partnership shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Obligations deposited pursuant to Section 1404 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of such Outstanding Securities and any coupons appertaining thereto.

     Anything in this Article to the contrary notwithstanding, subject to Section 606, the Trustee shall deliver or pay to the Partnership from time to time upon Partnership Request any money or Government Obligations (or other property and any proceeds therefrom) held by it as provided in Section 1404 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect a defeasance or covenant defeasance, as applicable, in accordance with this Article.


       ARTICLE FIFTEEN - MEETINGS OF HOLDERS OF SECURITIES

     SECTION 1501. Purposes for Which Meetings May Be Called. A meeting of Holders of Securities of any series may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by Holders of Securities of such series.

     SECTION 1502. Call, Notice and Place of Meetings. (a) The Trustee may at any time call a meeting of Holders of Securities of any series for any purpose specified in Section 1501, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of Holders of Securities of any series, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 106, not less than 20 nor more than 180 days prior to the date fixed for the meeting.

          (b) In case at any time the Partnership, pursuant to a Board Resolution, or the Holders of at least 10% in principal amount of the Outstanding Securities of any series shall have requested the Trustee to call a meeting of the Holders of Securities of such series for any purpose specified in Section 1501, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first publication of the notice of such meeting within 20 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Partnership or the Holders of Securities of such series in the amount above specified, as the case may be, may determine the time and the place for such meeting and may call such meeting for such purposes by giving notice thereof as provided in subsection (a) of this Section.

     SECTION 1503. Persons Entitled to Vote at Meetings. To be entitled to vote at any meeting of Holders of Securities of any series, a Person shall be (1) a Holder of one or more Outstanding Securities of such series, or (2) a Person appointed by an instrument in writing as proxy for a Holder or Holders of one or more Outstanding Securities of such series by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders of Securities of any series shall be the Persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel and any representatives of the Partnership and its counsel.

     SECTION 1504. Quorum; Action. The Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum for a meeting of Holders of Securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which this Indenture expressly provides may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, the Persons entitled to vote such specified percentage in principal amount of the Outstanding Securities of such series shall constitute a quorum. In the absence of a quorum within 30 minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders of Securities of such series, be dissolved. In any other case the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at the reconvening of any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days; at the reconvening of any meeting adjourned or further adjourned for lack of a quorum, the persons entitled to vote 25% in aggregate principal amount of the then Outstanding Securities shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 1502(a), except that such notice need be given only once not less than five days prior to the date on which the meeting is scheduled to be reconvened.

     Except as limited by the proviso to Section 902, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted by the affirmative vote of the persons entitled to vote a majority in aggregate principal amount of the Outstanding Securities represented at such meeting; provided, however, that, except as limited by the proviso to Section 902, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series.

     Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with this Section shall be binding on all the Holders of Securities of such series and the related coupons, whether or not present or represented at the meeting.

     Notwithstanding the foregoing provisions of this Section 1504, if any action is to be taken at a meeting of Holders of Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Securities affected thereby, or of the Holders of such series and one or more additional series:

               (i) there shall be no minimum quorum requirement for such meeting; and

               (ii) the principal amount of the Outstanding
     Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under this Indenture.

     SECTION 1505. Determination of Voting Rights; Conduct and Adjournment of Meetings. (a) Notwithstanding any provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders of Securities of a series in regard to proof of the holding of Securities of such series and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Securities shall be proved in the manner specified in Section 104 and the appointment of any proxy shall be proved in the manner specified in Section 104 or by having the signature of the Person executing the proxy witnessed or guaranteed by any trust company, bank or banker authorized by Section 104 to certify to the holding of Bearer Securities. Such regulations may provide that written instruments appointing proxies, regular on their face, may be presumed valid and genuine without the proof specified in
Section 104 or other proof.

          (b) The Trustee shall, by an instrument in writing appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Partnership or by Holders of Securities as provided in Section 1502(b), in which case the

Partnership or the Holders of Securities of the series calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Persons entitled to vote a majority in principal amount of the Outstanding Securities of such series represented at the meeting.

          (c) At any meeting each Holder of a Security of such series or proxy shall be entitled to one vote for each $1,000 principal amount of the Outstanding Securities of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Security of such series or proxy.

          (d) Any meeting of Holders of Securities of any series duly called pursuant to Section 1502 at which a quorum is present may be adjourned from time to time by Persons entitled to vote a majority in principal amount of the Outstanding Securities of such series represented at the meeting, and the meeting may be held as so adjourned without further notice.

     SECTION 1506. Counting Votes and Recording Action of Meetings. The vote upon any resolution submitted to any meeting of Holders of Securities of any series shall be by written ballots on which shall be subscribed the signatures of the Holders of Securities of such series or of their representatives by proxy and the principal amounts and serial numbers of the Outstanding Securities of such series held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record, at least in duplicate, of the proceedings of each meeting of Holders of Securities of any Series shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the fact, setting forth a copy of the notice of the meeting and showing that said notice was given as provided in
Section 1502 and, if applicable, Section 1504. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Partnership and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

SIGNATURES AND SEALS

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the day and year first above written.

                    SOVRAN ACQUISITION
                      LIMITED PARTNERSHIP


                    By: Sovran Holdings, Inc., as General Partner


                    By:  ______________________________________

                         Name:
                         Title:

                         Attest: ______________________________

                         Name:
                         Title:




                    MARINE MIDLAND BANK
                    as Trustee


                    By:  ______________________________________
                         Name:
                         Title:


                         Attest:_______________________________
                         Name:
                         Title:

                         ACKNOWLEDGMENT

STATE OF NEW YORK   )
                    ) ss:
COUNTY OF ERIE      )


On the ____ day of June 1998, before me personally came _____________ to me known, who, being by me duly sworn, did depose and say that he/she resides at _________________, that he/she is the ____________ of Sovran Holdings, Inc., the general partner of SOVRAN ACQUISITION LIMITED PARTNERSHIP, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors of Sovran Holdings, Inc., the general partner of Sovran Acquisition Limited Partnership.

[Notarial Seal]

________________________________
Notary Public
Commission Expires:



STATE OF NEW YORK   )
                    ) ss:
COUNTY OF ERIE      )


     On the ____ day of June 1998, before me personally came _________________ to me known, who, being by me duly sworn, did depose and say that he/she resides at __________________________, that he/she is a ______________ of MARINE MIDLAND BANK, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors of Marine Midland Bank.

[Notarial Seal]

________________________________
Notary Public
Commission Expires

                            EXHIBIT A

      FORM OF REDEEMABLE OR NON-REDEEMABLE SENIOR SECURITY

                       [Face of Security]

[If the Holder of this Security (as indicated below) is The
Depository Trust Company ("DTC") or a nominee of DTC, this Security is a Global Security and the following two legends apply:

Unless this Security is presented by an authorized representative of The Depository Trust Company ("DTC"), 55 Water Street, New York, New York to the issuer or its agent for registration of transfer, exchange or payment, and such Security issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

Unless and until this Security is exchanged in whole or in part for Securities in certificated form, this Security may not be transferred except as a whole by DTC to a nominee thereof or by a nominee thereof to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.]

[If this Security is an Original Issue Discount Security,
insert -- FOR PURPOSES OF SECTION 1273 and 1275 OF THE UNITED STATES INTERNAL REVENUE CODE, THE AMOUNT OF ORIGINAL ISSUE
DISCOUNT ON THIS SECURITY IS    % OF ITS PRINCIPAL AMOUNT, THE
ISSUE DATE IS              , 19   [AND] THE YIELD TO MATURITY IS
     %. [THE METHOD USED TO DETERMINE THE AMOUNT OF ORIGINAL ISSUE DISCOUNT APPLICABLE TO THE SHORT ACCRUAL PERIOD OF
 , 19   TO          , 19  , IS    % OF THE PRINCIPAL AMOUNT OF
THIS SECURITY.]


             SOVRAN ACQUISITION LIMITED PARTNERSHIP
                     [Designation of Series]

No. _______                                              $_______


SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to as the "Partnership," which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to ______________________________ or registered assigns the principal sum of _______ Dollars on _____________________ (the
"Stated Maturity Date") [or insert date fixed for earlier redemption (the "Redemption Date," and together with the Stated Maturity Date with respect to principal repayable on such date, the "Maturity Date.")]

[If the Security is to bear interest prior to Maturity, insert -- and to pay interest thereon from ______________ or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on __________ and _________ in each year (each, an "Interest Payment Date"), commencing __________, at the rate of __% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the ________ or ______ (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date [at the office or agency of the Partnership maintained for such purpose; provided, however, that such interest may be paid, at the Partnership's option, by mailing a check to such Holder at its registered address or by transfer of funds to an account maintained by such Holder within the United States]. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.]

[If the Security is not to bear interest prior to Maturity, insert -- The principal of this Security shall not bear interest except in the case of a default in payment of principal upon acceleration, upon redemption or at the [Stated] Maturity Date and in such case the overdue principal of this Security shall
bear interest at the rate of    % per annum (to the extent that
the payment of such interest shall be legally enforceable), which shall accrue from the date of such default in payment to the date payment of such principal has been made or duly provided for. Interest on any overdue principal shall be payable on demand.
Any such interest on any overdue principal that is not so paid on
demand shall bear interest at the rate of    % per annum (to the
extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such demand for payment to the date payment of such interest has been made or duly provided for, and such interest shall also be payable on demand.]

The principal of this Security payable on the Stated Maturity Date [or the principal of, premium, if any, and, if the Redemption Date is not an Interest Payment Date, interest on this Security payable on the Redemption Date] will be paid against presentation of this Security at the office or agency of the Partnership maintained for that purpose in ___________________, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest payable on this Security on any Interest Payment Date and on the [Stated] Maturity Date [or Redemption Date, as the case may be,] will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including ____________, if no interest has been paid on this Security) to but excluding such Interest Payment Date or the [Stated] Maturity Date [or Redemption Date, as the case may be.] If any Interest Payment Date or the [Stated] Maturity Date or [Redemption Date] falls on a day that is not a Business Day, as defined below, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or [Stated] Maturity Date [or Redemption Date, as the case may be,] will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or [Stated] Maturity Date [or Redemption Date, as the case may be.] "Business Day" means any day, other than a Saturday or Sunday, on which banks in __________________ are not required or authorized by law or executive order to close.

[If this Security is a Global Security, insert -- All payments of principal, premium, if any, and interest in respect of this Security will be made by the Partnership in immediately available funds.]

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed under the facsimile corporate seal of its general partner.

Dated:                        SOVRAN ACQUISITION
                                LIMITED PARTNERSHIP

                              By: Sovran Holdings, Inc., as
General Partner



                              By:

                                 Name:
                                 Title:
Attest:



Name:
Secretary

                      [Reverse of Security]

             SOVRAN ACQUISITION LIMITED PARTNERSHIP


This Security is one of a duly authorized issue of securities of the Partnership (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of _____________, 199_ (herein called the "Indenture") between the Partnership and _________________, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Partnership, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the duly authorized series of Securities designated on the face hereof (collectively, the "Securities"), [if applicable, insert -- and the aggregate principal amount of the Securities to be issued under such series is limited to $______ (except for Securities authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Securities).] All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default, as defined in the Indenture, shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

[If applicable, insert -- The Securities may not be redeemed prior to the Stated Maturity Date.]

[If applicable, insert -- The Securities are subject to redemption [ (l) (If applicable, insert -- on _________ in any year commencing with the year ____ and ending with the year ____ through operation of the sinking fund for this series at a Redemption Price equal to 100% of the principal amount, and (2) ] [If applicable, insert -- at any time [on or after ___________], as a whole or in part, at the election of the Partnership, at the following Redemption Prices (expressed as percentages of the principal amount):

 If redeemed on or before _______, __% and if redeemed during the 12-month period beginning _______ of the years indicated at the Redemption Prices indicated below.

     Year      Redemption Price    Year      Redemption Price




and thereafter at a Redemption Price equal to __% of the principal amount, together in the case of any such redemption [If applicable, insert -- (whether through operation of the sinking fund or otherwise)] with accrued interest to the Redemption Date; provided, however, that installments of interest on this Security whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

     [If applicable, insert -- The Securities are subject to redemption (1) on _______ in any year commencing with the year ____ and ending with the year ____ through operation of the sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [on or after _______], as a whole or in part, at the election of the Partnership, at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12-month period beginning ________ of the years indicated,

            Redemption Price for      Redemption Price for
             Redemption Through       Redemption Otherwise
              Operation of the       Than Through Operation
     Year       Sinking Fund           of the Sinking Fund



and thereafter at a Redemption Price equal to ____% of the principal amount, together in the case of any such redemption (whether through operation of the sinking fund or otherwise) with accrued interest to the Redemption Date; provided, however, that installments of interest on this Security whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

     [If applicable, insert -- Notwithstanding the foregoing, the Partnership may not, prior to _______, redeem any Securities as contemplated by [Clause (2) of] the preceding paragraph as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an interest cost to the Partnership (calculated in accordance with generally accepted financial practice) of less than __% per annum.]

     [If applicable, insert -- The sinking fund for the Securities provides for the redemption on _______ in each year, beginning with the year ____ and ending with the year ____, of [not less than] $_______] [("mandatory sinking fund") and not more than $_______] aggregate principal amount of the Securities. [The Securities acquired or redeemed by the Partnership otherwise than through [mandatory] sinking fund payments may be credited against subsequent [mandatory] sinking fund payments otherwise required to be made in the [describe order] order in which they become due.]]

     Notice of redemption will be given by mail to Holders of Securities, not less than 30 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.

     In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Partnership and the rights of the Holders of the Securities under the Indenture at any time by the Partnership and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all such Securities, to waive compliance by the Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount, in certain instances, of the Outstanding Securities of any series to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and other Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein [and herein] set forth, the transfer of this Security is registrable in the Security Register of the Partnership upon surrender of this Security for registration of transfer at the office or agency of the Partnership in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     As provided in the Indenture and subject to certain limitations therein [and herein] set forth, this Security is exchangeable for a like aggregate principal amount of Securities of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.

     The Securities of this series are issuable only in registered form [without coupons] in denominations of $_______ and any integral multiple thereof.

     No service charge shall be made for any such registration of transfer or exchange, but the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

     Notwithstanding anything contained herein to the contrary, no recourse under or upon any obligation, covenant or agreement contained in this Security or coupon appertaining hereto, or because of any indebtedness evidenced hereby (including, without limitation, any obligation or indebtedness relating to the principal of, or premium or Additional Amounts, if any, interest or any other amounts due, or claimed to be due, on any Security issued hereunder), or for any claim based hereon or otherwise in respect hereof, shall be had for the payment of the principal of or premium, if any, or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, (i) against the Company or any other past, present or future partner in the Partnership, (ii) against any other Person which owns an interest, directly or indirectly, in any partner of the Partnership or (iii) against any past, present or future stockholder, employee, officer or director, as such, of the Company, or of any successor, either directly or through the Partnership or the Company or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     The Indenture and the Securities shall be governed by and construed in accordance with the laws of [the State of New York] applicable to agreements made and to be performed entirely in such State.

                                 EXHIBIT B

                          FORMS OF CERTIFICATION



                                EXHIBIT B-1

            FORM OF CERTIFICATE TO BE GIVEN BY PERSON ENTITLED
             TO RECEIVE BEARER SECURITY OR TO OBTAIN INTEREST
                    PAYABLE PRIOR TO THE EXCHANGE DATE

                                CERTIFICATE


     [Insert title or sufficient description of Securities to be delivered]

     This is to certify that, as of the date hereof, and except as set forth below, the above-captioned Securities held by you for our account (i) are owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source ("United States person(s)"), (ii) are owned by United States person(s) that are (a) foreign branches of United States financial institutions (financial institutions, as defined in United States Treasury Regulations Section 2.165-12(c)(1)(v) are herein referred to as "financial institutions") purchasing for their own account or for resale, or (b) United States person(s) who acquired the Securities through foreign branches of United States financial institutions and who hold the Securities through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise Sovran Acquisition Limited Partnership or its agent that such financial institution will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and, in addition, if the owner is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)), this is to further certify that such financial institution has not acquired the Securities for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     As used herein, "United States" means the United States of America (including the States and the District of Columbia); and its "possessions" include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

     We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the above-captioned Securities held by you for our account in accordance with your Operating Procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

     This certificate excepts and does not relate to [U.S.$] of such interest in the above-captioned Securities in respect of which we are not able to certify and as to which we understand an exchange for an interest in a permanent Global Security or an exchange for and delivery of definitive Securities (or, if relevant, collection of any interest) cannot be made until we do so certify.

     We understand that this certificate may be required in connection with certain tax legislation in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate or a copy thereof to any interested party in such proceedings.


Dated: ________, ____
[To be dated no earlier than the 15th day prior to (i) the Exchange Date or (ii) the relevant Interest Payment Date occurring prior to the Exchange Date, as applicable]

                              [Name of Person Making
                               Certification]



                         ____________________________________
                              (Authorized Signature)
                              Name:
                              Title:

                                EXHIBIT B-2

               FORM OF CERTIFICATE TO BE GIVEN BY EUROCLEAR
             AND CEDEL S.A. IN CONNECTION WITH THE EXCHANGE OF
              A PORTION OF A TEMPORARY GLOBAL SECURITY OR TO
            OBTAIN INTEREST PAYABLE PRIOR TO THE EXCHANGE DATE

                                CERTIFICATE


     [Insert title or sufficient description of Securities to be delivered]

     This is to certify that, based solely on written certifications that we have received in writing, by tested telex or by electronic transmission from each of the persons appearing in our records as persons entitled to a portion of the principal amount set forth below (our "Member Organizations") substantially in the form attached hereto, as of the date hereof, [U.S.$] principal amount of the above-captioned Securities (i) is owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source ("United States person(s)"), (ii) is owned by United States person(s) that are
(a) foreign branches of United States financial institutions (financial institutions, as defined in U.S. Treasury Regulations
Section 1.165-12(c)(1)(v) are herein referred to as "financial institutions") purchasing for their own account or for resale, or
(b) United States person(s) who acquired the Securities through foreign branches of United States financial institutions and who hold the Securities through such United States financial institutions on the date hereof (and in either case (a) or (b), each such financial institution has agreed, on its own behalf or through its agent, that we may advise Sovran Acquisition Limited Partnership or its agent that such financial institution will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and, to the further effect, that financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Securities for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     As used herein, "United States" means the United States of America (including the States and the District of Columbia); and its "Possessions" include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

     We further certify that (i) we are not making available herewith for exchange (or, if relevant, collection of any interest) any portion of the temporary Global Security representing the above-captioned Securities excepted in the above-referenced certificates of Member Organizations and (ii) as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange (or, if relevant, collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

     We understand that this certification is required in connection with certain tax legislation in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate or a copy thereof to any interested party in such proceedings.


Dated: _______ ____
[To be dated no earlier than the Exchange Date or the relevant
Interest Payment Date occurring prior to the Exchange Date, as applicable]


                              [Morgan Guaranty Trust Company of
                              New York, Brussels Office,] as
                              Operator of the Euroclear System
                              [CEDEL S.A.]


                              By:

                                                            EXHIBIT 5.1

              PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP
                        3400 MARINE MIDLAND CENTER
                          BUFFALO, NEW YORK 14203
                              (716) 847-8400


                                   June 15, 1998


Sovran Self Storage, Inc.
Sovran Acquisition Limited Partnership
5166 Main Street
Williamsville, New York 14221

          Re:  Legality of Securities to be Registered Under
               Registration Statement on Form S-3

Ladies and Gentlemen:

          This opinion is delivered in our capacity as counsel to Sovran Self Storage, Inc., a Maryland corporation (the "Company") and Sovran Acquisition Limited Partnership, a Delaware limited partnership (the "Operating Partnership") in connection with the Company and the Operating Partnership's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an indeterminate amount of (i) Preferred Stock and Common Stock (as such terms are defined in the Registration Statement) authorized for issuance by the Company under the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), with an aggregate public offering price of up to $100,000,000 and (ii) Debt Securities (as such term is defined in the Registration Statement) for issuance by the Operating Partnership, with an aggregate public offering price of up to $150,000,000 (such securities being referred to collectively as the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to the Prospectus contained in the Registration Statement.

          In connection with rendering this opinion, we have examined the Company's Articles of Incorporation, as amended to the date hereof and on file with the Maryland State Department of Assessments and Taxation; the By-laws of the Company; the Agreement of Limited Partnership of the Operating Partnership, as amended; the Certificate of Incorporation and By-laws of the general partner of the Operating Partnership (the "General Partner"); such records of corporate proceedings of the Company and the General Partner as we deem appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto.

          Based upon the foregoing, we are of the opinion that,

               (1) With respect to the Preferred Stock and Common Stock, when issued as described in the Registration Statement and an applicable Prospectus Supplement, and upon receipt by the Company of the consideration provided for in the applicable Prospectus Supplement (which consideration is not less than the $.01 par value per share in the case of Common Stock or Preferred Stock), the Securities will be legally issued, fully paid and nonassessable.

               (2) With respect to the Debt Securities, when issued as described in the Registration Statement with an applicable Prospectus Supplement and upon receipt by the Operating Partnership of the consideration provided for in the applicable Prospectus Supplement, the Debt Securities will be legally issued, fully paid and nonassessable and binding obligations of the Operating Partnership.

          The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

          We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                           PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP

                                                                EXHIBIT 8.1

              PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP
                        3400 MARINE MIDLAND CENTER
                          BUFFALO, NEW YORK 14203
                              (716) 847-8400

                                   June 15, 1998


Sovran Self Storage, Inc.
5166 Main Street
Williamsville, New York 14221

          Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

          This opinion is delivered to you in our capacity as counsel to Sovran Self Storage, Inc. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an indeterminate amount of Preferred Stock and Common Stock (as such terms are defined in the Registration Statement) authorized for issuance under the Company's Amended and Restated Articles of Incorporation and with an aggregate public offering price of up to $100,000,000. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

          In rendering the following opinion, we have examined the Amended and Restated Articles of Incorporation and Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.
We have reviewed the Registration Statement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the factual representations of the Company and its affiliates and certain officers thereof (including, without limitation, representations contained in a representation letter dated as of this date) regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such factual representations, and we assume that such factual representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement continue to be true. In addition, we have relied on certain additional facts and assumptions described below.

          In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity of final documents to all documents submitted to us as drafts,

(v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, an (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

          The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

          Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

     1. Commencing with the Company's first taxable year ended December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

     2. The Statements in the Registration Statement set forth under the caption "Certain Federal Income Tax Considerations" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us, are accurate in all material respects and are incorporated herein by reference.

          We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the IRS and that IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance
that this will be the case.   Except as specifically discussed above, the
opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

          We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                   Very truly yours,

                          PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP

                                                               EXHIBIT 12.1


Ratio of Earnings to Fixed Charges
(Dollars in thousands)


                   Three months
                     ended                                June 26, 1995
                   March 31,     Year ended December 31,        to
                    1998          1997          1996     December 31, 1995
                    ----          ----          ----      ----------------

Earnings:
  Net income         5,648         23,119       15,659            6,744
  Fixed charges      1,324          2,743        2,386              323
                   -------------------------------------------------------
Earnings (1)         6,972         25,862       18,045            7,067


Fixed charges:
  Interest expense   1,215          2,166        1,924              131
  Amortization
    financing fees     109            577          462              192
                   -------------------------------------------------------
Fixed charges (2)    1,324          2,743        2,386              323

Ratio of earnings
  to fixed charges
  (1)(2)              5.27           9.43         7.56            21.88

                                                               EXHIBIT 23.1


                      Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Registration Statement (Pre-effective Amendment No. 1 Form S-3, No. 333-51169) and related Prospectus of Sovran Self Storage, Inc. ("SSS") and Sovran Acquisition Limited Partnership ("SALP") for the registration of $100,000,000 of SSS Preferred or Common Stock and $150,000,000 of SALP Debt Securities and to the incorporation by reference therein of our report dated January 29, 1998 (except for Notes 5 and 14 for which the date is March 24, 1998), with respect to the consolidated financial statements of Sovran Self Storage, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 1997, and our report on the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our reports dated:
October 10, 1997; April 9, 1998; June 9, 1998; with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included, respectively, in its Current Reports on: Form 8-K dated October 10, 1997; Form 8-K/A dated April 16, 1998; Form 8-K dated June 10, 1998, all filed with the Securities and Exchange Commission.

Lastly, we consent to the incorporation by reference of our report dated April 16, 1998, with respect to the financial statements of SALP included in its General Form for Registration of Securities (Form 10) dated
April 22, 1998.


                                              ERNST & YOUNG LLP



Buffalo, New York
June 12, 1998